Exhibit 10.1
Execution Version

CREDIT AGREEMENT AND GUARANTY
dated as of
February 8, 2024
by and among
NANOSTRING TECHNOLOGIES, INC.,
as the Borrower,
THE GUARANTORS FROM TIME TO TIME PARTY HERETO,
as the Guarantors,
THE LENDERS FROM TIME TO TIME PARTIES HERETO,
as the Lenders,
and
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as the Agent
U.S. $142,500,000

Page

ARTICLE 1 DEFINITIONS	2
1.01 Certain Defined Terms	2
1.02 Accounting Terms and Principles	39
1.03 Interpretation	39
1.04 Divisions	41
1.05 Times of Day; Times of Performance	41
1.06 Interest Rates	41
1.07 Uniform Commercial Code	42
ARTICLE 2 THE COMMITMENTS AND THE LOANS	42
2.01 Commitments and Loans	42
2.02 Borrowing Procedures	43
2.03 Notes	43
2.04 Use of Proceeds	43
2.05 Closing Fee	43
2.06 Agent Fee	44
2.07 Repayments Generally; Application	44
2.08 Interest	44
2.09 Prepayments; Prepayment Fees	44
2.10 Reorganization Matters	46
2.11 Super Priority Nature of Obligations and Agent’s Liens; Payment of Obligations	47
2.12 Payments	47
2.13 Computations	48
2.14 Set-Off	48
ARTICLE 3 YIELD PROTECTION, ETC.	49
3.01 Satisfaction and Discharge	49
3.02 Making or Maintaining SOFR Loans	51
3.03 Taxes	54
3.04 Mitigation Obligations	58
ARTICLE 4 CONDITIONS PRECEDENT	58
4.01 Conditions to Closing Date	58
4.02 Conditions to Borrowing	59
ARTICLE 5 REPRESENTATIONS AND WARRANTIES	61
5.01 Power and Authority	61
5.02 Enforceability	61
5.03 Governmental and Other Approvals	62
5.04 Financial Statements; Material Adverse Effect	62
5.05 Properties	62
5.06 No Actions or Proceedings	64
5.07 Compliance with Laws	65
5.08 Taxes	65

(continued)
Page

5.09 Full Disclosure	65
5.10 Investment Company Act and Margin Stock Regulation	65
5.11 [Reserved]	66
5.12 Equity Holders, Subsidiaries, and Other Investments	66
5.13 Perfection of Security Interest	66
5.14 Material Agreements	66
5.15 Insurance	67
5.16 Real Property	67
5.17 Pension Matters	67
5.18 Priority of Obligations	68
5.19 Health Care Matters; Regulatory Studies	68
5.20 No Unlawful Payment	69
5.21 Sanctions	69
5.22 Anti-Corruption	70
5.23 Compliance with Anti-Money Laundering Laws	70
5.24 Cybersecurity; Data Protection	70
ARTICLE 6 AFFIRMATIVE COVENANTS	71
6.01 Financial Statements and Other Information	71
6.02 Notices of Material Events	75
6.03 Preservation of Existence, Etc	76
6.04 Payment of Obligations	76
6.05 [Reserved]	76
6.06 Insurance	76
6.07 Books and Records; Inspection Rights	77
6.08 Compliance with Laws	77
6.09 Maintenance of Properties, Etc.	77
6.10 Authorizations	77
6.11 Action Under Environmental Laws	78
6.12 Use of Proceeds	78
6.13 Further Assurances	78
6.14 Environmental Matters	79
6.15 Mortgages	79
6.16 Management/Incentive Plan	80
6.17 Intellectual Property	80
6.18 Maintenance of Intellectual Property, Etc.	80
6.19 ERISA and Foreign Pension Plan Compliance	81
6.20 Control Agreements	81
6.21 Conference Calls	81
6.22 Post-Closing Costs	81
6.23 Approved Budget	82

(continued)
Page

6.24 Required Milestones	83
ARTICLE 7 NEGATIVE COVENANTS	84
7.01 Merger, Consolidation, Etc.	84
7.02 Restricted Payments	85
7.03 Liens	85
7.04 Dispositions	88
7.05 Limitations of Indebtedness	90
7.06 Investments	92
7.07 Affiliate Transactions	94
7.08 Conduct of Business	94
7.09 Accounting and Fiscal Year	94
7.10 Payments of Certain Indebtedness	95
7.11 Burdensome Agreements and Negative Pledges	95
7.12 OFAC; Patriot Act; Anti-Corruption Laws	95
7.13 Hazardous Material	96
7.14 Investment Borrower Act	96
7.15 Loans to Rank Senior	96
7.16 Modifications of Material Documents	96
7.17 Sales and Leasebacks	97
7.18 Regulatory Studies	97
7.19 Sanctions; Anti-Corruption Use of Proceeds	97
7.20 Inbound and Outbound Licenses	97
7.21 Liquidity	98
7.22 Reserved	98
7.23 Orders	98
7.24 Bankruptcy Actions	98
7.25 Insolvency Proceedings Claims	98
7.26 Transfers of Material Assets or Material IP	98
ARTICLE 8 EVENTS OF DEFAULT	98
8.01 Events of Default	98
8.02 Remedies	105
ARTICLE 9 THE AGENT	106
9.01 Appointment and Duties	106
9.02 Binding Effect	107
9.03 Use of Discretion	107
9.04 Delegation of Rights and Duties	108
9.05 Reliance and Liability	108
9.06 Lender Credit Decision	109
9.07 Expenses; Indemnities	110
9.08 Resignation and Succession of the Agent	110

(continued)
Page

9.09 Release of Collateral or Guarantors	111
9.10 Additional Secured Parties	111
9.11 Erroneous Payments	112
9.12 Defaulted Lenders	114
ARTICLE 10 GUARANTEE	114
10.01 The Guarantee	114
10.02 Obligations Unconditional	114
10.03 Reinstatement	115
10.04 Subrogation	115
10.05 Remedies	116
10.06 Instrument for the Payment of Money	116
10.07 Continuing Guarantee	116
10.08 General Limitation on Guarantee Obligations	116
ARTICLE 11 MISCELLANEOUS	120
11.01 No Waiver	120
11.02 Notices	121
11.03 Costs and Expenses	121
11.04 Exculpation, Indemnification, Etc	123
11.05 Amendments, Etc.	125
11.06 Reserved	125
11.07 Successors and Assigns	125
11.08 Survival	128
11.09 Captions	128
11.10 Counterparts, Electronic Signatures	128
11.11 Governing Law	129
11.12 Jurisdiction, Service of Process and Venue	129
11.13 Waiver of Jury Trial	129
11.14 Waiver of Immunity	129
11.15 Entire Agreement	130
11.16 Severability	130
11.17 Confidentiality	130
11.18 No Fiduciary Relationship	131
11.19 Interest Rate Limitation	131
11.20 No Additional Perfection Steps Required	131
11.21 Orders Control	132
11.22 Parties including the Trustees; Bankruptcy Court Proceedings	132
11.23 USA PATRIOT Act	132
11.24 Acknowledgment and Consent to Bail-In of EEA Financial Institutions	132
v

(continued)
SCHEDULES

Schedule 1	-	Commitments
Schedule 1.01(a)	-	Permitted Licenses
Schedule 2.01(b) Schedule 2.01(c) Schedule 4.01(a)	- - -	Closing Date Roll-Up Lenders Final Order Date Roll-Up Lenders List of Collateral/Security Documents
Schedule 4.36	-	Restrictive Agreements
Schedule 5.05(c)	-	Material IP
Schedule 5.06 Schedule 5.11	- -	Litigation Jurisdiction of Organization; Chief Executive Office; TIN
Schedule 5.12(a) Schedule 5.12(b) Schedule 5.14 Schedule 5.17 Schedule 6.22 Schedule 6.23	- - - - - -	Subsidiaries of the Borrower Other Stock Owned by the Loan Parties (other than in Subsidiaries) Material Agreements Pension Matters Post-Closing Covenants Approved Budget
Schedule 7.03(a) Schedule 7.04 Schedule 7.05(a)	- - -	Existing Liens Dispositions Existing Indebtedness
Schedule 7.06(e)	-	Existing Investments
Schedule 7.07	-	Transactions with Affiliates

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Borrowing Notice
Exhibit C	-	Form of Guaranty Assumption Agreement
Exhibit D-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Assignment and Assumption
Exhibit G	-	Form of Intercompany Subordination Agreement
Exhibit H	-	Form of Security Agreement

CREDIT AGREEMENT AND GUARANTY
Credit Agreement and Guaranty, dated as of February 8, 2024 (this “Agreement”), by and among NanoString Technologies, Inc., a Delaware corporation (the “Borrower”), the Guarantors party hereto from time to time, each lender from time to time party hereto (each, a “Lender” and collectively, the “Lenders”) and Wilmington Trust, National Association, as administrative and collateral agent for the Lenders (in such capacity, the “Agent”).
WITNESSETH:
WHEREAS, on February 4, 2024 (the “Petition Date”), the Borrower and certain Subsidiaries of the Borrower (collectively, the “Debtors” and, each individually, a “Debtor”) commenced cases (the “Chapter 11 Cases”) under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and the Debtors have retained possession of their assets and are authorized under the U.S. Bankruptcy Code to continue the operations of their businesses as debtors-in-possession;
WHEREAS, prior to the Petition Date, the Lenders (or Affiliates of the Lenders) (the “Prepetition Creditors”) provided financing to the Borrower pursuant to that certain Indenture, dated as of November 7, 2023 (the “Prepetition Indenture”), among the Borrower, as issuer, the guarantors from time to time party thereto (the “Prepetition Guarantors”) and U.S. Bank Trust Borrower, National Association, as trustee and collateral agent (the “Prepetition Trustee”);
WHEREAS, the Prepetition Obligations are secured by a security interest in substantially all of the existing and after-acquired assets of the Borrower and the Prepetition Guarantors more fully set forth in the Prepetition Notes Documents, and such security interest is perfected, and, as described in the Prepetition Notes Documents subject to certain limited exceptions set forth therein, has priority over other security interests;
WHEREAS, the Borrower has requested, and, upon the terms set forth in this Agreement, the Lenders have agreed to make available to the Borrower, a senior secured superpriority debtor-in-possession term loan credit facility of $142,500,000 (the “DIP Facility”) consisting of the following: (i) a $47,500,000 new money term loan facility to be funded in two or more draws, with the first draw to be funded on or after the Closing Date in an aggregate principal amount of $12,500,000 and subsequent draws to be funded on or after the Final Order Date in an aggregate principal amount of $35,000,000; and (ii) a $95,000,000 term loan facility (the “Roll-Up Facility”) resulting from the roll-up and exchange of certain of the Prepetition Notes in the aggregate principal amount of $25,000,000 on the Closing Date and an additional aggregate principal amount of $70,000,000 on the Final Order Date, in each case, subject to the conditions set forth herein and in the DIP Order;
WHEREAS, the proceeds of the DIP Facility shall be used solely in accordance with the DIP Order and the Approved Budget (i) for working capital and general corporate purposes, (ii) to fund an Approved Sale, (iii) to pay critical trade unsecured claims as set forth in the Approved Budget, (iv) to make payments to employees, executives and directors of the Borrower and its Subsidiaries under the Approved Retention/Incentive Plan, (iv) to fund (collectively with the proceeds of any Approved Sale or other cash on hand) up to $10,000,000 (or such greater amount that is consented to in writing by the Required Lenders) of IP and Non-Bankruptcy Litigation and (v) without duplication, for payment of fees and expenses associated with an Approved Sale, this Agreement and the other Loan Documents and the transactions contemplated hereby during the pendency of the Chapter 11 Cases pursuant to and, other than any professional and advisory (including legal) fees of the Agent and the Lenders, which shall be payable pursuant to and in accordance with the DIP Order and other applicable orders of the Bankruptcy Court, in accordance with the Approved Budget;
WHEREAS, subject to the terms hereof and the DIP Order, the Borrower and the Guarantors have agreed to secure all of their Obligations under the Loan Documents by granting to the Agent, for the benefit of the Agent and the other Secured Parties, a security interest in and lien upon the Collateral;
WHEREAS, the Borrower and the Guarantors’ business is a mutual and collective enterprise and the Borrower and the Guarantors believe that the loans and other financial accommodations to the Borrower under this Agreement will enhance the aggregate borrowing powers of the Borrower and facilitate the administration of the Chapter 11 Cases and their loan relationship with the Agent and the Lenders, all to the mutual advantage of the Borrower and the Guarantors;
WHEREAS, each Guarantor acknowledges that it will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to the Borrower as provided in this Agreement; and
WHEREAS, all capitalized terms used in this Agreement, including in these recitals, shall have the meanings ascribed to them in Section 1.01 below, and, for the purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Section 1.03 shall govern. All Schedules, Exhibits, Annexes, and other attachments hereto, or expressly identified in this Agreement, are incorporated by reference, and taken together with this Agreement, shall constitute a single agreement. These recitals shall be construed as part of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.01    Certain Defined Terms. As used herein (including the preamble and recitals), the following terms have the following respective meanings:
“2025 Notes” means the 2.625% Convertible Senior Notes due 2025 issued by the Borrower.
“Acceptable Plan” means a chapter 11 plan of reorganization in the Chapter 11 Cases of the Debtors that provides for a Discharge of Obligations and otherwise contains terms and conditions, including as to the treatment of the Prepetition Obligations, that are reasonably satisfactory to the Debtors and the Required Lenders.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person or (b) the acquisition (by merger or otherwise) in excess of fifty percent (50%) of the Stock of any Person or otherwise causing any Person to become a Subsidiary of the Borrower.
“Actual Cash Receipts” means with respect to any period, as the context requires, (x) the amount of actual cash receipts during such period of the Loan Parties (excluding any borrowings under this Agreement) that correspond to each line item (on a line item by line item basis) under the heading “Total Operating Receipts” in the Approved Budget and/or (y) the sum,

for such period, of all such receipts for all such line items which comprise “Total Operating Receipts” (as set forth in the Approved Budget), on a cumulative basis, in each case, as determined by reference to the Approved Budget as then in effect.
“Actual Disbursement Amounts” means with respect to any period, as the context requires, (x) the amount of actual disbursements made by the Loan Parties and their Subsidiaries during such period that correspond to each line item (on a line item by line item basis) under the heading “Total Operating Disbursements” in the Approved Budget and/or (y) the sum, for such period, of all such disbursements for all such line items which comprise “Total Operating Disbursements” (as set forth in the Approved Budget), on a cumulative basis, in each case, as determined by reference to the Approved Budget as then in effect.
“Administrative Shortfall” has the meaning set forth in the definition of “Discharge of Obligations”.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person. Unless expressly stated otherwise herein, no Secured Party shall, for the purposes of this Agreement or any of the other Loan Documents, be deemed an Affiliate of the Borrower, any other Loan Party or any of their respective Subsidiaries. With respect to a Lender, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Lender shall, for purposes hereof, be deemed to be an Affiliate of such Lender. The term “Affiliated” has a correlative meaning.
“Agency Fee Letter” means that certain Agency Fee Letter, dated the date hereof, by and between the Borrower and the Agent.
“Agent” has the meaning set forth in the preamble hereto.
“Agreed Wind-Down Budget” means, with respect to any Approved Sale that does constitute a sale of all Stock issued by the Debtors or all or substantially all of the Debtors’ assets, a wind-down budget for such Approved Sale, which shall be negotiated in good faith by the Debtors and the DIP Lenders within five (5) Business Days after the Interim Order Date.
“Agreement” has the meaning set forth in the preamble hereto.
“Anti-Corruption Laws” means any international, foreign, federal, or local statute, treaty, law or regulation concerning or relating to bribery or corruption applicable to the Borrower and its Subsidiaries or their business, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010, each as amended, and any other applicable anti-bribery and anti-corruption laws and regulations of those jurisdictions in which the Loan Parties conduct business.
“Anti-Money Laundering Laws” means all laws related to terrorism or money laundering including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), and any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations.

“Applicable Laws” means, with respect to any Person, the common law and any federal, provincial, state, territorial, local, foreign, multinational or international laws, statutes, codes, treaties, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees or settlement agreements (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case having the force of law and, in each case, that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Applicable Margin” means, with respect to Loans (other than Roll-Up Loans) that are (i) SOFR Loans, 4.00% per annum, and (ii) Base Rate Loans, 3.00% per annum.
“Applicable Sweep Amount” means, with respect to any Approved Sale that does not constitute a sale of all Stock issued by the Debtors or all or substantially all of the Debtors’ assets, (a) if the aggregate Net Cash Proceeds of all such Approved Sales is equal to or less than $40,000,000, an amount equal to 0% of the Net Cash Proceeds of all such Approved Sales, and (b) if the aggregate Net Cash Proceeds of all such Approved Sales is greater than $40,000,000, an amount equal to (i) 100% of such aggregate Net Cash Proceeds in excess of $40,000,000 but equal to or less than $150,000,000 (for the avoidance of doubt, the maximum “Applicable Sweep Amount” arising by virtue of this clause (b)(i) is $110,000,000), plus (ii) 80% of such aggregate Net Cash Proceeds in excess of $150,000,000.
“Approved Budget” means the then most current budget prepared by the Borrower and approved by the Required Lenders in accordance with Section 6.23. As of the Closing Date, the Approved Budget is attached hereto as Schedule 6.23.
“Approved Budget Variance Report” means a report (in a form, and with supporting information, reasonably satisfactory to the Debtors and the Required Lenders) provided by the Borrower to the Lenders showing, in each case, on a line item by line item and cumulative basis, the Actual Cash Receipts and the Actual Disbursement Amounts, as of the last day of the Prior Week, and the Variance Testing Period then most recently ended, noting therein (i) all variances, on a line item by line item basis and a cumulative basis, from the Budgeted Disbursement Amounts for such period as set forth in the Approved Budget as in effect for such period and (ii) containing an indication as to whether each variance is temporary or permanent and analysis and explanations for all material variances, (iii) certifying compliance or non-compliance with such maximum variances set forth therein, and (iv) including explanations for all material variances and all violations, if any, of such covenant and if any such violation exists, setting forth the actions which the Borrower has taken or intends to take with respect thereto.
“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.
“Approved Retention/Incentive Plan” means any retention, bonus, incentive or similar plan that (a) is in effect prior to the Petition Date and has been disclosed to the Lenders or (b) is implemented on or after the Petition Date on terms determined by the Borrower in consultation with the Lenders; provided that any payment made with respect to any such plan described in clauses (a) or (b) on or after the Petition Date shall be subject to the Approved Budget.
“Approved Sale” means any sale of: (i) all Stock issued by the Debtors; (ii) substantially all of the Debtors’ assets; or (iii) assets that relate to (a) the nCounter business and/or (b) the Debtors’ spatial businesses, including the Subject Products; provided that each such sale shall be subject to the consent of the Required Lenders (unless such sale shall result in a Discharge of Obligations); provided, further, that the proceeds of any such sale shall be applied as set forth in Section 2.09(b).
“ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender in substantially the form of Exhibit F.
“Authorizations” means, with respect to any Person, any permits, approvals, authorizations, licenses, registrations, certificates, clearances, concessions, grants, franchises, variances or permissions from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law, and, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and any supplements or amendments with respect to the foregoing.
“Authorized Officer” means, with respect to the Borrower or any other Loan Party, the chief executive officer, the president, the chief financial officer, the chief accounting officer, the treasurer, the chief legal officer or general counsel, the secretary or any president or vice president (whether or not designated by a number or numbers or word or words added before or after “president” or “vice president”) of such Person or any other officer having substantially the same authority and responsibility.
“Automatic Stay” means the automatic stay imposed with respect to creditors of the Debtors pursuant to Section 362 of the Bankruptcy Code and any equivalent stay on enforcements proceedings under Debtor Relief laws in any other jurisdiction.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.02(h)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Bankruptcy Court” has the meaning set forth in the recitals.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as the same may be amended from time to time, in effect and applicable to the Chapter 11 Cases.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such date, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) Term SOFR determined on such date (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) for a deposit in Dollars with a maturity of one month plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, respectively, automatically and without notice to any Person. Notwithstanding anything contained herein to the contrary, the Base Rate shall not be less than the Floor.
“Base Rate Loan” means any Loan which bears interest at a rate based on the Base Rate.
“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.02(h).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been reasonably selected by the Agent (at the Direction of the Required Lenders in consultation with the Borrower) giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined (including any related Benchmark Replacement Adjustment) would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero), that has been selected by the Agent (at the Direction of the Required Lenders in consultation with the Borrower) giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such

Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark

Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.02(h) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.02(h).
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Loan Party or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.
“Bidding Procedures Order” means an order of the Bankruptcy Court approving the procedures governing the submission and evaluation of bids with respect to an Approved Sale, which order shall be in form and substance reasonably satisfactory to the Debtors and the Required Lenders, as such order may be amended, supplemented or modified from time to time.
“Bloomberg” means Bloomberg Financial Markets or an equivalent, reliable reporting service designated by the Borrower and subject to the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed).
“Board” means the board of directors of the Borrower or a committee of such board duly authorized to act for it hereunder.
“Braidwell Disposition Date” means the first date occurring after the date of this Agreement on which the Braidwell Lenders cease to beneficially own at least 10% of the aggregate principal amount of the (a) Loans outstanding and (b) unused Commitments. Promptly following the date it has actual knowledge thereof, the Company shall notify the Agent in writing of the occurrence of the Braidwell Disposition Date, upon which notice the Agent may conclusively presume that the Braidwell Disposition Date has occurred.
“Braidwell Lenders” means the Initial Braidwell Lender and any Braidwell Related Lenders.
“Braidwell Related Lender” means any investment fund or managed account that is managed on a discretionary basis by the same investment manager as the Initial Braidwell Lender to which any of the Loans (or beneficial interests therein) or unused Commitments (or beneficial interests therein) are transferred or assigned or which otherwise becomes a beneficial owner of any of the Loans or unused Commitments.
“Borrower” has the meaning set forth in the preamble hereto.
“Borrowing” means each borrowing of Loans.
“Borrowing Notice” means a written notice substantially in the form of Exhibit B.
“Budgeted Cash Receipts” means with respect to any period, as the context requires, (x) the amount that corresponds to the line item under the heading “Total Operating Receipts” in the

Approved Budget and/or (y) the sum, for such period, of all such line items which comprise “Total Operating Receipts” (as set forth in the Approved Budget), on a cumulative basis, in each case, as determined by reference to the Approved Budget as then in effect.
“Budgeted Disbursement Amounts” means with respect to any period, as the context requires, (x) the amount that corresponds to the line item under the heading “Total Operating Disbursements” in the Approved Budget and/or (y) the sum, for such period, of all such line items which comprise “Total Operating Disbursements” (as set forth in the Approved Budget), on a cumulative basis, in each case, as determined by reference to the Approved Budget as then in effect.
“Business Day” means any day other than (a) a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, New York, New York, or the place of payment and (b) if such day relates to a SOFR Loan, any such day described in clause (a) which is also a U.S. Government Securities Business Day.
“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property by such Person as lessee that has been or should be accounted for as a capital lease or a finance lease on a balance sheet of such Person prepared in accordance with GAAP.
“Capital Lease Obligations” means, at any time, with respect to any Capital Lease or any lease entered into as part of any sale leaseback transaction of any Person, the amount of all obligations of such Person that is (or that would be, if such lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Carve-Out” has the meaning assigned to such term in the DIP Order.
“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government, the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any United States dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any commercial bank that (A) is organized under the laws of the United States, any state thereof or the District of Columbia, (B) is “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000, (e) shares of any United States money market fund that (x) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) and/or (d) above with maturities as set forth in the proviso below, (y) has net assets in excess of $500,000,000 and (z) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clause (a), (b), (c) and (d) above shall not exceed one year and (f) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank.
“Cash Management Order” means the order of the Bankruptcy Court entered in the Chapter 11 Cases after the “first day” hearing, together with all extensions, modifications and amendments thereto, in form and substance reasonably satisfactory to the Agent (at the Direction of the Required Lenders) or such other arrangements as shall be reasonably acceptable to the Agent (at the Direction of the Required Lenders) in all material respects.
“Casualty Event” means any event that gives rise to the receipt by the Borrower or any of its Subsidiaries of any insurance proceeds, condemnation awards or similar payments in respect of any assets or property thereof.
“Change of Control” means any of the following events:
(a)    a consolidation, merger, exchange of shares, tender or exchange offer, recapitalization, reorganization, business combination, purchase or sale of shares or other similar event, (1) following which the holders of Common Stock, or of the voting power of voting stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, business combination, sale of shares or other event either (a) no longer hold 50% or more of the outstanding shares of Common Stock or of the shares or voting power of voting stock of the Borrower, or (b) no longer have the ability to elect a majority of the Board of Directors, or (2) as a result of which the Common Stock shall be changed into (or the holders of the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Borrower or of another entity (other than (i) to the extent the shares of Common Stock are changed or exchanged solely to reflect a change in the Borrower’s jurisdiction of incorporation or (ii) solely a change in par value of the Common Stock);
(b)    the sale, lease, transfer or other conveyance (including, for the avoidance of doubt, by way of an exclusive license), in one transaction or a series of related transactions of (i) all or substantially all of the consolidated assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than one or more of the Borrower’s wholly-owned Subsidiaries, (ii) assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than one or more of the Borrower’s wholly-owned Subsidiaries for a purchase price equal to more than 50% of the Enterprise Value of the Borrower as of the date of announcement of such sale, lease, transfer or other conveyance or (iii) the Debtors’ nCounter business and/or the Debtors’ spatial businesses, including CosMx and GeoMx;
(c)    [reserved];
(d)    a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Lenders as of the Closing Date (or any of their respective Affiliates), files any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of the Borrower’s Stock representing beneficial ownership of more than 50% of the outstanding shares of Common Stock or of the shares or voting power of the Borrower’s voting stock; provided, that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender offer or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer;
(e)    at any time, the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were neither (x) nominated, designated or approved by the Board of Directors of the Borrower nor (y) appointed by directors so nominated, designated or approved; or
(f)    the occurrence of any “Change of Control”, “Change in Control”, “Fundamental Change” or terms of similar import under any Material Indebtedness;
provided that, notwithstanding anything to the contrary in clauses (a) through (f) above, an Approved Sale shall not constitute a Change of Control so long as the proceeds thereof are applied in accordance with Section 2.09(b).
“Chapter 11 Cases” shall have the meaning set forth in the recitals.
“Chapter 11 Plan” means a Chapter 11 Plan of liquidation or reorganization in the Chapter 11 Cases.
“Claim” means any claim, demand, complaint, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, judgment or other similar process, assessment or reassessment, in each case, before a Governmental Authority, whether made, converted or assessed in connection with a debt, liability, dispute, breach, failure or otherwise.
“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 are satisfied (or waived by the Required Lenders in accordance with this Agreement).
“Closing Date Roll-Up Lenders” has the meaning set forth in Section 2.01(b).
“Closing Date Roll-Up Loans” has the meaning set forth in Section 2.01(b).
“Closing Fee” has the meaning set forth in Section 2.05.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collateral” means (a) all “Collateral” or “DIP Collateral” (or equivalent term) as defined in the DIP Order or any other Collateral Document, and (b) any other asset or property in which a Lien is purported to be granted under any Collateral Document, including future acquired or created assets or properties (or all such assets or properties, as the context may require), in each case, to secure payment of the Obligations, it being understood that notwithstanding anything in this Agreement to the contrary, Excluded Assets shall not constitute Collateral.
“Collateral Documents” means, collectively, the DIP Order, the Security Agreement, the Intellectual Property Security Agreements, any control agreements, any Mortgages and each other security agreement or pledge agreement executed and delivered pursuant to Section 6.13 or Section 6.22 to secure any of the Obligations.
“Commission” means the U.S. Securities and Exchange Commission.
“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower, subject to satisfaction of the conditions set forth in, and in accordance with the terms and provisions of, Section 2.01(a) of this Agreement, which commitments are in the amounts set forth opposite such Lender’s name on Schedule 1 hereto under the heading “Commitment”, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise; provided that the aggregate Commitments of all Lenders on the Closing Date equal $47,500,000.
“Committee” means an official committee of unsecured creditors appointed in any of the Chapter 11 Cases by the U.S. Trustee.
“Commodity Account” means any commodity account, as such term is defined in Section 9-102 of the NY UCC.
“Common Stock” means the common stock of the Borrower, $0.0001 par value per share.
“Compliance Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit E hereto.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters that the Agent (at the Direction of the Required Lenders) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent (at the Direction of the Required Lenders) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contingent Acquisition Liabilities” as defined in the definition of Indebtedness.
“Contract” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement, indenture, instrument, or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise), in each case, other than the Loan Documents.
“Control” means, in respect of a particular Person, the possession, by one or more other Persons, directly or indirectly, of the power to direct or cause the direction of the management or policies of such particular Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” (and similar derivatives) have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 6.20.
“Copyrights” means, collectively, all of the following: all copyrights, rights and interests in copyrights, works of authorship, including any rights in software and the contents of Internet websites, unregistered copyright rights, copyright registrations and copyright applications, including those registrations and applications listed in the schedules to any Copyright security agreement entered into pursuant to this Agreement, and including (i) all renewals, reversions, amendments and extensions thereof, (ii) any income, fees, royalties, damages or payments now, previously or hereafter due and payable with respect thereto, and (iii) all rights to sue for or collect any damages for past, present or future infringements thereof.
“Debtor” shall have the meaning assigned to such term in the recitals of this Agreement
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Deerfield Disposition Date” means the first date occurring after the date of this Agreement on which the Deerfield Lenders cease to beneficially own at least 10% of the aggregate principal amount of the (a) Loans outstanding and (b) unused Commitments. Promptly following the date it has actual knowledge thereof, the Company shall notify the Agent in writing of the occurrence of the Deerfield Disposition Date, upon which notice the Agent may conclusively presume that the Deerfield Disposition Date has occurred.
“Deerfield Lenders” means the Initial Deerfield Lender and any Deerfield Related Lenders.
“Deerfield Related Lender” means any investment fund or managed account that is managed on a discretionary basis by the same investment manager as the Initial Deerfield Lender to which any of the Loans (or beneficial interests therein) or unused Commitments (or beneficial interests therein) are transferred or assigned or which otherwise becomes a beneficial owner of any of the Loans or unused Commitments.
“Default” means any event that is, with the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.
“Default Rate” has the meaning set forth in Section 2.08(b).
“Defaulted Lender” means any Lender (a) that has failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms hereunder or under any other Loan Document or has failed to confirm its commitment to make such Loans, accommodations, disbursements or reimbursements hereunder or under any other Loan Document within two (2) Business Days after any such amounts are required to be funded or paid by it under this Agreement or such Loan Document (provided that such Lender shall cease to be a Defaulted Lender with respect to this clause (a) upon satisfaction in full of all outstanding funding and payment obligations of such Lender under this Agreement and the other Loan Documents) unless, prior to the expiration of such two (2) Business Day period, such Lender notifies Agent and Borrower in writing that such failure to fund is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (b) that has given oral or written notice to Borrower or Agent or has otherwise publicly announced that such Lender believes it will, or intends to, fail to fund any portion of its Loans, accommodations, disbursements or reimbursements hereunder or under any other Loan Document or under any other committed loan facility (provided that such Lender shall cease to be a Defaulted Lender with respect to this clause (b) upon delivery to Agent of a written rescission of such notice or announcement), or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or other liquidation, bankruptcy, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief Laws of the United States, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulted Lender solely by virtue of the ownership or acquisition of any Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent (at the Direction of the Required Lenders) that a Lender is a Defaulted Lender under any one or more of clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulted Lender upon delivery of written notice of such determination to Borrower and each Lender.
“Deposit Account” means any deposit account, as such term is defined in Section 9-102 of the NY UCC.
“DIP Facility” shall have the meaning assigned to such term in the recitals to this Agreement.
“DIP Loans” means the Loans made pursuant to Section 2.01(a).
“DIP Order” means the Interim Order, and upon its entry, the Final Order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order is in effect and not vacated or stayed, together with all extensions, modifications and amendments thereto which are reasonably satisfactory to the Debtors and the Required Lenders, which, among other matters but not by way of limitation, authorizes the Loan Parties to obtain credit, incur (or guarantee) the Obligations, and grant Liens under this Agreement and the other Loan Documents, as the case may be, provides for the superpriority of the Agent’s and the Lenders’ claims and authorizes the use of cash collateral.
“Direction of the Required Lenders” means a written direction or instruction from Lenders constituting the Required Lenders which may be in the form of an email or other form of written communication and which may come from any Specified Lender Advisor. Any such email or other communication from a Specified Lender Advisor shall be conclusively presumed to have been authorized by a written direction or instruction from the Required Lenders and such Specified Lender Advisor shall be conclusively presumed to have acted on behalf of and at the written direction or instruction from the Required Lenders (and the Agent shall be entitled to rely on such presumption). For the avoidance of doubt, with respect to each reference herein to (i) documents, agreements or other matters being “satisfactory,” “acceptable,” “reasonably satisfactory” or “reasonably acceptable” (or any expression of similar import) to the Required Lenders, such determination may be communicated by a Direction of the Required Lenders as contemplated above and/or (ii) any matter requiring the consent or approval of, or a determination by, the Required Lenders, such consent, approval or determination may be communicated by a Direction of the Required Lenders as contemplated above. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any purported Direction of the Required Lenders, and the Agent shall not have any responsibility to independently determine whether such direction has in fact been authorized by the Required Lenders.
“Discharge of Obligations” means the receipt by Agent and Prepetition Trustee of an amount of Net Cash Proceeds in connection with a Sale Transaction sufficient to repay in full in cash the Obligations and the Prepetition Obligations and result in the discharge of the Obligations and the Prepetition Obligations; provided that, if the proceeds of all Approved Sales in the aggregate are not sufficient to satisfy unpaid budgeted administrative expense claims and the Carve-Out in full through confirmation of a chapter 11 plan of reorganization or otherwise (the deficiency with respect to such amounts, an “Administrative Shortfall”), the Secured Parties will waive administrative expense priority with respect to the Roll-Up Loans in an amount equal to the amount of such Administrative Shortfall.
“Disclosure Statement” means the related disclosure statement (and all exhibits thereto) with respect to the Acceptable Plan, which shall be reasonably satisfactory to the Debtors and the Required Lenders in all material respects.
“Disclosure Statement Order” means the order of the Bankruptcy Court approving the adequacy of the Disclosure Statement and authorizing solicitation of votes on the Acceptable Plan, which shall be reasonably satisfactory to the Debtors and the Required Lenders.
“Disposition” has the meaning set forth in Section 7.04. “Dispose” shall have a correlative meaning.
“Disqualified Stock” means any Stock that, by its terms (or by the terms of any security or other Stock that it is convertible into or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Stock that does not have any of the attributes described in this definition), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Stock that does not have any of the attributes described in this definition), in whole or in part, on or prior to the date that is ninety-one (91) days following the Maturity Date (excluding any provisions requiring redemption upon a “change of control” or similar event), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in clause (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the Maturity Date at the time such Stock is issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is ninety-one (91) days following the Maturity Date; provided that, if such Stock is issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Division/Series Transaction” means, with respect to the Loan Parties and their Subsidiaries, that any such Person (a) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any jurisdiction.
“Dollars” and the “$” sign mean the lawful currency of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Transferee” means (i) any commercial bank, (ii) any insurance company, (iii) any finance company, (iv) any financial institution, (v) any investment fund that invests in loans or other obligations for borrowed money, (vi) any Lender, Affiliate of a Lender or Approved Fund, and (vii) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes.
“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA under which (A) any current or former employee, director or independent contractor of the Borrower or any of its Subsidiaries has any present or future right to benefits and that is contributed to, sponsored by or maintained by the Borrower or any of its respective Subsidiaries or (B) the Borrower or any of its Subsidiaries has had or has or would reasonably be expected to have any present or future obligation or liability.
“Enterprise Value” means the “Enterprise Value” as defined in the Prepetition Indenture.
“Environmental Laws” means all Applicable Laws and Authorizations relating to (a) pollution or protection of the environment, (b) any Hazardous Materials activity, or (c) occupational safety and health, industrial hygiene (as they relate to exposure to Hazardous Materials), or the protection of human health or welfare from exposure to Hazardous Materials.
“Equivalent Amount” means, with respect to an amount denominated in a single currency, the amount in another currency that could be purchased by the amount in the former currency determined by reference to the Exchange Rate at the time of determination.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means, collectively, any Loan Party and any Person under common control or treated as a single employer with any Loan Party, within the meaning of Section 414(b) or (c) of the Code, and solely with respect to Section 412 of the Code (and other provisions of the Code significantly related thereto), under Section 414 (m) or (o) of the Code.
“ERISA Event” means any of the following: (a) a “reportable event” described in Section 4043(c) of ERISA (or, unless the thirty (30)-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (which has the meaning set forth in Section 4001(a)(2) of

ERISA); (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of insolvency or termination or treatment of a plan amendment as a termination under Section 4041A of ERISA; (e) with respect to a Title IV Plan, the filing of a notice of intent to terminate, or treatment of a plan amendment as a termination under Section 4041 of ERISA; (f) the institution of Proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure by any Loan Party or ERISA Affiliate to make any required contribution to any Title IV Plan or Multiemployer Plan when due that would result in the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA with respect to any Title IV Plan; (h) a Title IV Plan is in “at risk” status within the meaning of Code Section 430(i); (i) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; (j) any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; or (k) any foreign equivalent of the foregoing.
“Erroneous Payment” has the meaning set forth in Section 9.11(a).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person).
“Event of Default” has the meaning set forth in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agreement” means the Exchange Agreement dated as of November 6, 2023, among the Borrower, the Guarantors party thereto and the holders of 2025 Notes signatory thereto.
“Exchange Rate” means, as of any date of determination, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Bloomberg screen at or about 11:00 a.m. (New York City time) on such date. In the event that such rate does not appear on the Bloomberg screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably designated by the Agent (at the Direction of the Required Lenders).
“Excluded Assets” means (i) any property or assets (including any lease, license, permit or other agreement) to the extent that the Agent may not validly possess a security interest therein under, or such security interest is restricted by, applicable Laws (including, without limitation, rules and regulations of any Governmental Authority or agency) or the pledge or creation of a security interest in which would require the consent, approval, license or authorization of a Governmental Authority or, in the case of any lease, license, permit or other agreement, would violate or invalidate such lease, license, permit or other agreement or would create a right of termination in favor of any other party thereto, in each case, other than to the extent such prohibition or limitation is rendered ineffective under the UCC, the Bankruptcy Code, other applicable insolvency laws or other applicable Law notwithstanding such prohibition, (ii) any “intent to use” Trademark applications unless and until a statement of use or amendment to allege use is filed and accepted by the U.S. Patent and Trademark Office or any other filing is made or circumstances otherwise change so that the interests of a Grantor in such trademarks is no longer on an “intent-to-use” basis, at which time such trademarks shall automatically be subject to the security interest granted by such Grantor to the Collateral Agent hereunder, or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act, and (iii) any asset where the cost of obtaining a security interest therein exceeds the practical benefit to the Lenders, as determined in the sole discretion of the Required Lenders (which shall be communicated by means of a Direction of the Required Lenders); provided, however, that Excluded Assets referred to in clauses (i) through (iii) shall not include any proceeds of any Excluded Assets.
“Excluded Subsidiary” means (i) any Subsidiary that is prohibited by applicable Law from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization (unless and until (x) such restriction or prohibition no longer exists or (y) any such governmental consent, approval, license or authorization is obtained) and (ii) any Foreign Subsidiary (other than a Foreign Debtor); provided, however, that notwithstanding the foregoing or anything else to the contrary in this Agreement or the other Loan Documents, no Person that owns, holds or exclusively licenses any Material Assets, including any Material IP, shall be an “Excluded Subsidiary.”
“Excluded Taxes” means any of the following Taxes imposed on a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (y) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (1) such Lender acquires such interest in the Loan or Commitment or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 3.03(f), and (iv) any withholding Taxes imposed under FATCA.
“Exculpated Party” has the meaning set forth in Section 11.04(a).
“Fair Market Value” means, with respect to any asset or property, the price that would be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom are under undue pressure or compulsion to complete the transaction (as determined reasonably and in good faith by an Authorized Officer or the Board of Directors, whose reasonable good faith determination will be conclusive for all purposes under the Loan Documents).
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FDA” means the United States Food and Drug Administration or any successor entity.
“Federal Funds Effective Rate” means, for any day, the greater of (i) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate and (ii) zero percent (0%).

“Final Order” means the Final Order (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Providing Superpriority Administrative Expense Claims, (IV) Granting Adequate Protection, (V) Modifying Automatic Stay, and (VI) Related Relief, which shall be in form and substance satisfactory to the Debtors and the Required Lenders.
“Final Order Date” means the date the Final Order is entered.
“Final Order Date Roll-Up Lenders” has the meaning set forth in Section 2.01(c).
“Final Order Date Roll-Up Loans” has the meaning set forth in Section 2.01(c).
“Financial Officer” with respect to any Person means such Person’s chief financial officer, chief accounting officer, and any other financial officer of such Person with equivalent responsibilities.
“Floor” means a rate of interest per annum equal to 0%.
“Foreign Debtor” means NanoString Technologies Germany GmbH, NanoString Netherlands BV and any other Debtor that is a Foreign Subsidiary.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.
“Full Payment” means, with respect to any Obligations, the full and complete payment thereof, including any interest, fees and other charges accruing during the Chapter 11 Cases (whether or not allowed by the Chapter 11 Cases). No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.
“GAAP” means generally accepted accounting principles in the United States consistently applied, as are in effect from time to time.
“GeoMx Litigation” has the meaning set forth in the definition of “Pending Litigation”.
“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance, exemption, filing or notice that is issued or granted by or from (or pursuant to any act of) any Governmental Authority, including those required for (i) research, development, manufacturing, quality compliance, use, sale, licensing, importation, exportation, shipping, storage, handling, designing, labeling, marketing, promotion, supply, dispensing, distribution, testing, supporting, packaging, purchasing or other commercialization activity, in each case with respect to any Products, (ii) receipt of payment or other remuneration in respect of any of the foregoing or (iii) any similar or other activities the purpose of which is to commercially exploit any Products.
“Governmental Authority” means any federal, state, foreign or international government, regulatory or administrative agency, any state or other political subdivision thereof having jurisdiction over any Loan Party or any Subsidiary of any Loan Party, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranteed Obligations” has the meaning set forth in Section 10.01.
“Guarantor” means each Subsidiary of the Borrower that is a party to this Agreement or becomes a party to this Agreement pursuant to Section 6.12.
“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary Loan Party”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary Loan Party so as to enable the primary Loan Party to pay such Indebtedness or other monetary obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranty Assumption Agreement” means a Guaranty Assumption Agreement, substantially in the form of Exhibit C, executed by any entity that, pursuant to Section 8.12 is required to become a “Guarantor”.
“Hazardous Material” means (a) any radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, petroleum and petroleum by-products and derivatives and (b) any other chemical, material or substance, waste, pollutant or contaminant that is prohibited, limited or subject to regulation, investigation, control or remediation by or pursuant to any Environmental Law, in each case because of its dangerous or deleterious properties or characteristics.
“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Indebtedness” means, with respect to any Person, (a) all indebtedness for borrowed money of such Person; (b) the deferred purchase price of assets or services (other than (i) trade payables entered into in the ordinary course of business and consistent with past practice and that are not more than 120 days past due or subject to a bona fide dispute and for which adequate reserves in conformity with GAAP have been established on the books of such Person and (ii) prepaid or deferred revenue arising in the ordinary course of business and consistent with past practice) of such Person, including earn-outs, purchase price adjustments, indemnification obligations and similar contingent payment obligations that, in accordance with GAAP, should be shown to be a liability on the balance sheet (such obligations, “Contingent Acquisition Liabilities”); provided that the amount of any Contingent Acquisition Liability is the stated amount determined in accordance with GAAP; (c) all guarantees of Indebtedness by such Person; (d) the face amount of all letters of credit issued or acceptance facilities established for the account of such Person (or for which such Person is liable), including without duplication, all drafts drawn thereunder; (e) all Capital Lease Obligations of such Person; (f) all indebtedness (including Indebtedness of other types covered by the other clauses of this definition) of another Person secured by any Lien on any assets or property of such Person, whether or not such indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by such Person, being measured as the lower of (y) the Fair Market Value of such property and (z) the amount of the indebtedness secured); (g)

indebtedness created or arising under any conditional sale or title retention agreement, or incurred as financing, in either case with respect to assets or property acquired by such Person to the extent the same would be required to be shown on the balance sheet of such Person prepared in accordance with GAAP (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such assets or property); (h) all obligations of such Persons evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (i) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; and (j) the net obligations of such Person under Swap Contracts; provided that, notwithstanding the foregoing, Indebtedness shall not include accrued expenses, deferred rent, deferred taxes, deferred compensation or customary obligations under employment agreements. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Party” has the meaning set forth in Section 11.04(b).
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (ii) to the extent not otherwise described in clause (i), Other Taxes.
“Initial Braidwell Lender” means Braidwell Partners Master Fund LP.
“Initial Deerfield Lender” means Deerfield Partners, L.P.
“Initial Draw” has the meaning set forth in Section 2.01(a).
“Intellectual Property” means, collectively, in the United States and all countries or jurisdictions foreign thereto, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (ii) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all Copyrights in any work and all moral rights associated therewith, (iv) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all websites, social media accounts (including login credentials), internet domain names, computer software and firmware (including source code, executable code, data, databases, user interfaces and related documentation) (collectively, “Software”), (vi) all other proprietary and intellectual property rights, (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (viii) the exclusive right to use, display, reproduce, and create derivative works based on any of the foregoing and (ix) all IP Ancillary Rights relating thereto.
“Intellectual Property Security Agreement” shall have the meaning specified in the Security Agreement.
“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by the Borrower and each of its Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by the Borrower or any of its Subsidiaries shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be substantially in the form attached hereto as Exhibit G.

“Interest Payment Date” means (i) with respect to DIP Loans, (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December, (b) as to any SOFR Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any SOFR Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (ii) with respect to Roll-Up Loans, the last Business Day of each March, June, September and December.
“Interest Period” means, as to any SOFR Loan, the period commencing on the borrowing, continuation or conversion date, as the case may be, with respect to such SOFR Loan and ending one, three or six months thereafter (as selected by the Borrower in the applicable notice of borrowing, continuation or conversion); provided, however:
(i)    each Interest Period shall commence on the date the SOFR Loan is made and shall expire on the numerically corresponding day in the following calendar month;
(ii)    if any Interest Period commences on a day for which there is no corresponding day in the following calendar month or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month and, if any Interest Period would expire on a day that is not a Business Day, the Interest Period shall expire on the next Business Day, unless the next Business Day falls in the next calendar month then it shall expire on the preceding Business Day;
(iii)    no Interest Period shall extend beyond the Maturity Date; and
(iv)    if the Borrower shall fail to specify the Interest Period in any notice of borrowing of, conversion to, or continuation of, SOFR Loans, the Borrower shall be deemed to have selected an Interest Period of one month.
“Interest Rate” means, with respect to (a) Loans (other than Roll-Up Loans) that are (i) SOFR Loans, the sum of the Applicable Margin for SOFR Loans plus Term SOFR and (ii) Base Rate Loans, the sum of the Applicable Margin for Base Rate Loans plus the Base Rate, and (b) Roll-Up Loans, 8.95% per annum.
“Interim Order” means the Interim Order (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Providing Superpriority Administrative Expense Claims, (IV) Granting Adequate Protection, (V) Modifying Automatic Stay, and (VI) Related Relief, which shall be in form and substance satisfactory to the Debtors and the Required Lenders.
“Interim Order Date” means the date the Interim Order is entered.
“Investment” means, with respect to any Person, (i) the purchase or acquisition of any Stock, or other securities of, or any interest in, another Person, including the establishment or creation of a Subsidiary, (ii) the consummation of any Acquisition or, including by way of merger, consolidation, other combination or otherwise or in-license of Material IP or Intellectual Property that is expected to be Material IP or (iii) the making, purchase or acquisition of any advance, loan, extension of credit (including for the avoidance of doubt amounts committed to be advanced, lent or extended) (other than trade payables in the ordinary course of business and consistent with past practice) or capital contribution to or any other investment in, another Person, including any Loan Party, any Affiliate of any Loan Party or any Subsidiary of any Loan Party.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all applications, registrations and renewals of such Intellectual Property and all income, royalties, damages, payments, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof.
“IP and Non-Bankruptcy Litigation” means intellectual property or other non-bankruptcy litigation, including for the avoidance of doubt, the Pending Litigation.
“IRS” means the U.S. Internal Revenue Service or any successor agency and to the extent relevant, the U.S. Department of the Treasury.
“IT Systems” has the meaning set forth in Section 5.24.
“Lenders” has the meaning set forth in the preamble hereto.
“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereof and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, and whether direct, indirect, contingent, consequential, actual, punitive, treble or otherwise.
“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest.
“Liquidity” means at any time the aggregate amount of (1) cash and Cash Equivalents on deposit in Controlled Accounts at such time, plus (2) commitments available to be drawn at such time under this Agreement or any revolving line of credit not prohibited by the terms of this Credit Agreement.
“Loan Documents” means, collectively, this Agreement, the DIP Order, the Notes, any Borrowing Notice, the Security Documents, any Guaranty Assumption Agreement, the Intercompany Subordination Agreement, the Agency Fee Letter and any other guaranty, security agreement, subordination agreement, intercreditor agreement or other present or future document, instrument, agreement or certificate identified as a “Loan Document” or otherwise expressly required to be delivered pursuant to a Loan Document or other amendment, waiver or modification of the foregoing, delivered to the Agent or any Lender by or on behalf of (and at the direction or request of) a Loan Party in connection with this Agreement (including, without limitation, in connection with Section 6.12) or any of the other Loan Documents, in each case, as amended or otherwise modified from time to time.
“Loan Parties” means, collectively, the Borrower and the Guarantors, together with their respective successors and permitted assigns.

“Loans” means the DIP Loans, the Roll-Up Loans, the capitalized Closing Fee (including, in each case, any paid in kind interest thereon) to be made by the Lenders to the Borrower on or after the Closing Date.
“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, reasonable and documented (in reasonable detail) out-of-pocket professional fees, including reasonable and documented (in reasonable detail) out-of-pocket fees and disbursements of legal counsel, and all reasonable and documented (in reasonable detail) out-of-pocket costs incurred in investigating or pursuing any claim or any proceeding relating to any claim.
“Margin Stock” means “margin stock” within the meaning of Regulation U and Regulation X.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, results of operations, condition (financial or otherwise) or assets of the Borrower and its Subsidiaries, taken as a whole (excluding (w) any matters publicly disclosed in writing or disclosed to the Agent and the Lenders in writing prior to the filing of the Chapter 11 Cases, (x) any matters disclosed in the schedules hereto, (y) any matters disclosed in any first day pleadings or declarations and (z) the filing of the Chapter 11 Cases, the events and conditions related and/or leading up thereto and the effects thereof and any action required to be taken under the Loan Documents or under the Chapter 11 Orders), (b) the legality, validity, binding effect or enforceability of any material provision of any Loan Document, (c) the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Document as and when due, (d) the creation, perfection or priority of the Liens granted under the Loan Documents or the value of the Collateral (taken as a whole) or a material portion of the Collateral, (e) the rights and remedies of the Secured Parties under any Loan Document or (f) the Collateral (taken as a whole) or the Agent’s liens on the Collateral.
“Material Agreements” means all written contracts, agreements, leases instruments and commitments to which the Borrower and each of its Subsidiaries are a party or by which they are bound, that involve any of the following: (a) the absence, non-renewal or termination or breach of which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on any product commercialization and development activities material to the conduct of the business of the Borrower and its subsidiaries; or (b) the transfer or license of any Material IP to or from the Borrower or any of its Subsidiaries to a third party (other than normal non-exclusive and use customer licenses entered into with customers or distributors of the Borrower or any of its Subsidiaries in the ordinary course, licenses to the Borrower or any of its Subsidiaries for off-the-shelf Software that is available on standard terms through commercial distributor), in each case, as amended, supplemented or otherwise modified from time to time.
“Material Assets” means any assets that are material to the business or operations of the Borrower and its Subsidiaries, taken as a whole.
“Material Indebtedness” has the meaning set forth in Section 8.01(h).
“Material IP” means all Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, whether currently owned or licensed, or acquired, developed or otherwise licensed or obtained.

“Maturity Date” means the date that is the earliest of (i) July 31, 2024, (ii) the date on which the Obligations become due and payable pursuant to this Agreement, whether by acceleration or otherwise and (iii) the effective date of a Chapter 11 Plan for the Debtors.
“Maximum Rate” has the meaning set forth in Section 11.19.
“Milestone” shall have the meaning assigned to such term in Section 6.24.
“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
“Mortgage” means an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a valid first priority Lien in favor of the Agent on Mortgaged Property in a form reasonably satisfactory to the Required Lenders, with such schedules and including such provisions as shall be necessary to conform such document to applicable local law or as shall be customary under applicable local law.
“Mortgage Policy” has the meaning set forth in Section 6.15.
“Mortgaged Property” means each fee owned Real Estate, if any, which shall be subject to a Mortgage delivered after the date of this Agreement pursuant to Section 6.15.
“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any Loan Party or ERISA Affiliate incurred within the preceding five years or otherwise has, or would reasonably be expected to have, any obligation or Liabilities (including under Section 4212 of ERISA).
“Net Cash Proceeds” means:
(a)    100% of the cash proceeds actually received by the Borrower or any of its Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith; (ii) the principal amount of any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or is subordinated to the Liens securing the Obligations) on the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event by the terms of the applicable Indebtedness (other than Indebtedness under or pursuant to the Prepetition Loan Documents or any other Indebtedness outstanding as of the Petition Date), together with any applicable premium, penalty, interest and breakage costs; (iii) in the case of any Disposition or Casualty Event by a non-wholly owned Subsidiary of the Borrower, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Subsidiary of the Borrower as a result thereof; (iv) Taxes paid or reasonably estimated to be payable as a result thereof; (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of its Subsidiaries including, without limitation, pension and other postemployment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve

(other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); and (vi) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that, to the extent that any amounts are released from such escrow to the Borrower or a Subsidiary thereof, such amounts net of any related expenses shall constitute Net Cash Proceeds); and
(b)    100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of the Subsidiaries thereof of any Indebtedness (other than Permitted Indebtedness), net of all Taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.
“Note” means a promissory note, in the form attached as Exhibit A hereto, executed and delivered by the Borrower to any Lender in accordance with Section 2.03.
“NY UCC” means the UCC as in effect from time to time in New York.
“Obligations” means the unpaid principal amount of the Loans and any interest, fees, expenses, costs, liabilities, indebtedness and other obligations (monetary (including post-petition interest, costs, fees, expenses, indemnities and other amounts, whether allowed or not) or otherwise) of (or owed by) the Borrower and the other Loan Parties under or in connection with the Loan Documents, in each case howsoever created, arising or evidenced, whether direct or indirect (including those acquired by assignment), absolute or contingent, now or hereafter existing, or due or to become due.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Organizational Documents” means (a) for any corporation, the certificate or articles of incorporation, memorandum and/or articles of association, the bylaws, the constitution, any certificate of designation or instrument relating to the rights of holders or preferred stock of such corporation, and any shareholder agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating or limited liability company agreement and articles or certificate of formation or (d) for any other entity, any other document setting forth the manner of election or duties of the officers, directors, managers or other similar or equivalent persons or Persons, or the designation, amount or relative rights, limitations and preference of the Stock of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest enterprise value as of the date of consummation of a Change of Control.
“Participant” has the meaning set forth in Section 11.07(e).
“Participant Register” has the meaning set forth in Section 11.07(g).
“Patents” means, collectively, all of the following: (a) all letters patent and pending applications for patents of the United States and all countries and jurisdictions foreign thereto, including those listed on any schedule to any Patent Security Agreement; and (b) all reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing.
“Payment Notice” has the meaning set forth in Section 9.11(b).
“Payment Recipient” has the meaning set forth in Section 9.11(a).
“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.
“Pending Litigation” means proceedings directly related to (i) the complaint filed against the Borrower on May 6, 2021 by 10x Genomics, Inc. and Prognosys Biosciences, Inc., together with the amended complaint dated May 19, 2021 and the second amended complaint dated May 4, 2022, as may be further amended, in all cases, in the U.S. District Court for the District of Delaware (the “GeoMx Litigation”); and (ii) the complaint filed against the Borrower on February 28, 2022 by 10x Genomics, Inc. and President and Fellows of Harvard College, together with the amended complaint dated May 12, 2022 and the second amended complaint dated March 1, 2023, as may be further amended, in all cases, in the U.S. District Court in the District of Delaware.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Indebtedness” means any Indebtedness permitted under Section 7.05.
“Permitted In-Licensing Agreement” means any inbound license agreement or any agreement that grants any covenant not to sue, option or other preferential right for a license, or other similar right or immunity, under any Intellectual Property (any such license or other agreement being referred to in this definition as a “license agreement”), in each case entered into prior to the Petition Date by a Loan Party with a Person that is not an Affiliate of any Loan Party that involves the granting by such Person to such Loan Party of any rights to Intellectual Property of such Person for use in connection with such Loan Party’s business, including the use, research, development, manufacture, marketing, distribution, offer for sale, sale, importation or other commercialization of any product or service (including any Product).
“Permitted Investments” means each of the Investments permitted under Section 7.06.
“Permitted Licenses” means licenses and sublicenses of rights to Intellectual Property existing on the Petition Date and disclosed on Schedule 1.01(a).
“Permitted Liens” means any Liens permitted under Section 7.03.
“Permitted Out-Licensing Agreement” means any out-bound license agreement or any agreement that grants any covenant not to sue, option or other preferential right for a license, or other similar right or immunity, under any Intellectual Property (any such license agreement or other agreement (and the granting of rights thereunder) being referred to in this definition as a “license”), in each case entered into prior to the Petition Date by a Loan Party with a Person that is not an Affiliate of any Loan Party that involves the granting of any rights by such Loan Party to such Person under any Intellectual Property of a Loan Party for use in connection with such Person’s business, including the use, research, development, manufacture, marketing, distribution, offer for sale, sale, importation or other commercialization of any product or service (including any Product) or conducting any of the foregoing for or on behalf of such Loan Party.
“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.
“Personal Data” has the meaning set forth in Section 5.24.
“Petition Date” shall have the meaning assigned to such term in the recitals to this Agreement.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 402 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or equivalent plan in a foreign jurisdiction.
“Prepayment Date” means any Business Day on which the Borrower (i) elects to optionally prepay or repay all or any portion of the outstanding principal amount of the Loans pursuant to Section 2.09(a) or (ii) is required to prepay or repay all or any portion of the outstanding principal amount of the Loans pursuant to Section 2.09(b).
“Prepetition” means the time period ending immediately prior to the filing of the Chapter 11 Cases.
“Prepetition Collateral” means the “Collateral” as defined in the Prepetition Indenture.
“Prepetition Creditors” has the meaning assigned to such term in the recitals to this Agreement.
“Prepetition Guarantors” has the meaning assigned to such term in the recitals to this Agreement.
“Prepetition Indenture” has the meaning assigned to such term in the recitals to this Agreement.
“Prepetition Notes” has the meaning assigned to such term in the recitals to this Agreement.
“Prepetition Notes Documents” means the “Notes Documents” as defined in the Prepetition Indenture.
“Prepetition Obligations” means the “Obligations” as defined in the Prepetition Indenture.
“Prepetition Trustee” has the meaning assigned to such term in the recitals to this Agreement.

“Prime Rate” means the Wall Street Journal Prime Rate, as published and defined in The Wall Street Journal.
“Prior Week” means for any week, the immediately preceding calendar week (Saturday through Friday) ending on the Friday of such week.
“Proceeding” means any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action ( in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Products” means any item or any service that is designed, created, manufactured, managed, performed or otherwise used, offered or handled by or on behalf of the Loan Parties or any of their Subsidiaries.
“Prohibited Payment” means any offer of anything of value, directly or indirectly, to any foreign, public or government official or commercial counterparty to assist Borrower in obtaining or retaining business or directing business to a third party, or any other improper business in violation of any Anti-Corruption Law.
“Proportionate Share” means, with respect to each Lender, the percentage obtained by dividing (i) the sum of the principal amount of all Loans and unfunded Commitments of such Lender then outstanding, by (ii) the sum of the principal amount of all Loans and unfunded Commitments of all Lenders then outstanding.
“Qualified Stock” means, with respect to any Person, any Stock of such Person that is not Disqualified Stock.
“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Loan Party or any Subsidiary of any Loan Party.
“Recipient” means any Lender, the Agent or any other recipient of any payment to be made by or on account of any Obligation, as applicable.
“Register” has the meaning set forth in Section 11.07(d).
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.
“Regulatory Authorities” means the FDA and comparable drug regulatory agencies outside of the United States to which the Borrower and its Subsidiaries are subject.
“Related Parties” has the meaning set forth in Section 11.17.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna, or within, from or into any building, structure, facility or fixture.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Remaining Prepetition Obligations” has the meaning set forth in Section 2.01(b).
“Remedies Notice Period” shall have the meaning assigned to such term in the DIP Order.
“Required Authorizations” has the meaning set forth in Section 5.03.
“Required Lenders” means, the Lenders having (a) Loans outstanding and (b) unused Commitments that, taken together, represent more than 50% of the sum of (x) all Loans outstanding and (y) all unused Commitments at such time; provided that (a) prior to the Braidwell Disposition Date, the “Required Lenders” must include the Braidwell Lenders, and (b) prior to the Deerfield Disposition Date, the “Required Lenders” must include the Deerfield Lenders.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Agreement is referred because of such person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Agreement.
“Restricted Payments” means, with respect to any Person, (a) the declaration or making of any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its Stock or (b) the purchasing, redemption or other acquisition for value of any of its Stock, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Stock, now or hereafter outstanding.
“Restrictive Agreement” has the meaning set forth in Section 7.11.

“Roll-Up Facility” has the meaning set forth in the recitals to this Agreement.
“Roll-Up Lender” means any Lender with an outstanding Roll-Up Loan.
“Roll-Up Loans” means the Loans converted from Prepetition Obligations in accordance with Section 2.01(b) and shall include as principal thereof any capitalized interest thereon in accordance with Section 2.13(e).
“Rolled-Up Prepetition Obligations” has the meaning assigned to such term in Section 2.01(b).

“S&P” means Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.
“Sale Order” means one or more orders approving a Sale Transaction in accordance with the Bidding Procedures, which orders shall be reasonably satisfactory to the Debtors and the Required Lenders.
“Sale Process” means the post-petition sale process conducted in accordance with the Bidding Procedures.
“Sale Transaction” means one or more transactions to effectuate an Approved Sale, free and clear of liabilities (subject to customary exceptions) under Section 363 of the Bankruptcy Code pursuant to the Chapter 11 Cases.
“Sanction” means any applicable international economic sanction administered or enforced by the United States government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union or its Member States, His Majesty’s Treasury or other relevant sanctions authority.
“Sanctioned Country” means, at any time, a country or territory subject to comprehensive Sanctions (as of the date of this Agreement being, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
“SDN List” means the Specially Designated Nationals and Blocked Persons List, maintained by OFAC.
“SEC Documents” means all annual, quarterly and current reports, proxy statements, registration statements, prospectuses and other material schedules, forms, statements and other material documents filed or to be filed by the Borrower or any of its Subsidiaries with the Commission pursuant to the Securities Act or the Exchange Act since January 1, 2021 (including all financial statements and schedules included therein, all exhibits thereto and all documents incorporated by reference therein).
“Secured Party” means each Lender, the Agent, each other Indemnified Party, any other holder of any Obligation, and any of their respective permitted transferees or assigns.
“Securities Account” means any securities account, as such term is defined in Section 8-501 of the NY UCC.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Agreement” means the Security Agreement, substantially in the form attached hereto as Exhibit H, dated as of the Closing Date, among the grantors party thereto (including the Borrower) and the Agent, as amended or otherwise modified from time to time.
“Stock” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests (or units thereof), joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable; provided that the 2025 Notes shall not constitute Stock.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than a Base Rate Loan for which Base Rate is determined pursuant to clause (c) of the definition thereof.
“Specified Asset Sale” means any Disposition permitted by Section 7.04(p).
“Specified Lender Advisors” means each of (x) Sullivan & Cromwell LLP, as legal counsel to the Deerfield Lenders, (y) Gibson, Dunn & Crutcher LLP, as legal counsel to the Braidwell Lenders, and (z) Houlihan Lokey Capital, Inc., as financial advisor to the Lenders.
“Subject Products” means the Borrower’s (a) GeoMx Digital Spatial Profiler products and (b) CosMx Spatial Molecular Imager products.
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity in which such Person directly or indirectly owns or controls the Stock having ordinary voting power to elect a majority of the board of directors of such corporation, partnership, joint venture, limited liability company, association or other entity, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Successor Case” means, with respect to the Chapter 11 Cases, any subsequent proceedings under Chapter 7 of the Bankruptcy Code.
“Swap Contract” means any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contract, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contract, (a) for any date on or after the date such Swap Contract have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contract.
“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, deductions, charges or withholdings imposed by a Governmental Authority, together with any interest, additions to tax, or penalties applicable thereto.
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent (acting upon the instructions of the Required Lenders, in their reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Title IV Plan” means an Employee Benefit Plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurred within the preceding five years or otherwise has or would reasonably be expected to have any obligation or Liabilities (including under Section 4069 of ERISA).
“Trademarks” means, in the United States and all countries and jurisdictions foreign thereto, (i) registered trademarks, registered service marks, trademark and service mark applications, unregistered or common law trademarks and service marks, registered trade names and unregistered or common law trade names, corporate names, fictitious names, trade dress, logos, slogans, and indicia of origin, together with all translations, adaptations, derivations, combinations and renewals thereof, (ii) any income, fees, royalties, damages or payments now, previously or hereafter due and payable with respect thereto, and (iii) all rights sue for or collect any damages for past, present and future infringements thereof, together, in each case, with the goodwill of the business connected with the use.

“Transactions” means the negotiation, preparation, execution, delivery and performance by each Loan Party of this Agreement, the Security Documents and the other Loan Documents to which such Loan Party is (or is intended to be) a party, the making of the Loans hereunder, and all other transactions contemplated pursuant to this Agreement and the other Loan Documents.
“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.03(f)(ii)(B)(3).
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“UCC” means, with respect to any applicable jurisdictions, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.
“United States” or “U.S.” means the United States of America, its fifty (50) states and the District of Columbia.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended from time to time.
“Variance Testing Period” means, initially, the period from the Petition Date through and including the second Friday to occur following the Petition Date (the “Initial Variance Testing Period End Date”), and thereafter, each consecutive four-week period ending on each Friday after the Initial Variance Testing Period End Date (it being understood and agreed that the first Variance Testing Period after the Initial Variance Testing Period End Date shall only measure the prior consecutive twenty-one day period and each such Variance Testing Period shall include the Friday on which such Variance Testing Period ends).
“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.
“Withholding Agent” means any of the Borrower, any other Loan Party or the Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02    Accounting Terms and Principles. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7 and any definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication. If the Borrower requests an amendment to any provision hereof to eliminate the effect of (a) any change in GAAP or the application thereof or (b) the issuance of any new accounting rule or guidance or in the application thereof, in either case, occurring after the Closing Date, then the Lenders and the Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change or issuance with the intent of having the respective positions of the Lenders and the Borrower after such change or issuance conform as nearly as possible to their respective positions as of the Closing Date and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such change or issuance has occurred and (ii) the Borrower shall provide to the Lenders a written reconciliation in form and substance reasonably satisfactory to the Lenders, between calculations of any baskets and other requirements hereunder before and after giving effect to such change or issuance. Notwithstanding anything herein to the contrary, for purposes of Section 7 hereof and any other negative covenant in the Loan Documents (but not, for the avoidance of doubt any financial reporting obligations under the Loan Documents), with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with ASC 842 on the definitions and covenants contained herein, GAAP as in effect on December 31, 2018, shall be applied.
Notwithstanding any other provision contained herein or in any other Loan Document, all terms of an accounting or financial nature used herein and in the other Loan Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Loan Documents shall be made, without giving effect to (a) any election under Statement of Financial Accounting Standards No. 159 (Codification of Accounting Standards 825-10) (or any other Codification of Accounting Standards or Statement of Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, or (b) any treatment of Indebtedness in respect of convertible debt instruments under Codification of Accounting Standards 470-20 (or any other Codification of Accounting Standards or Statement of Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
1.03    Interpretation.
For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a)    the terms defined in this Agreement include the plural as well as the singular and vice versa;
(b)    words importing gender include all genders;
(c)    any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;
(d)    any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;
(e)    references to days, months and years refer to calendar days, months and years, respectively;
(f)    all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;
(g)    the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;
(h)    the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, securities, rights under contractual obligations and permits and any right or interest in any such assets or properties;
(i)    accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP;
(j)    where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly;
(k)    the word “will” shall have the same meaning as the word “shall”;
(l)    references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall be deemed to be a Lien for the benefit of the Secured Parties;
(m)    references to any Applicable Law will include all statutory and regulatory provisions amending, consolidating, replacing, supplementing or interpreting such Applicable Law from time to time; and
(n)    references to “knowledge” shall mean, with respect to any Person, actual knowledge after reasonable inquiry of any Responsible Officer or facts and circumstances that a Responsible Officer would become aware of with reasonable inquiry.
Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents.

1.04    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Stock at such time.
1.05    Times of Day; Times of Performance.
(a)    Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).
(b)    If any delivery or other performance obligation hereunder (including payments) falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day; provided that, with respect to payment only, if such following Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.
1.06    Interest Rates. Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, internal administration of, submission of, or internal calculation of, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes consented to by the Borrower. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, that are unrelated to the Obligations, in each case, that is not in violation or contravention of this Agreement or any other Loan Document, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall, to the extent such actions are taken in accordance and compliance with this Agreement, have no liability to the Borrower, any Lender or any other person or entity for damages of any kind; provided that the foregoing absence of liability shall not apply to the extent it is determined by a court of competent jurisdiction by final and non-appealable judgement to have resulted from gross negligence or willful misconduct.
1.07    Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Commodity Account,” “Deposit Account,” and “Securities Account.”
ARTICLE 2
THE COMMITMENTS AND THE LOANS
2.01    Commitments and Loans.

(a)    Subject to the terms and conditions set forth herein and in the DIP Order, each Lender agrees, severally and not jointly, to make DIP Loans in Dollars to the Borrower in two Borrowings in an aggregate principal amount not to exceed its Commitment. The first Borrowing of DIP Loans (the “Initial Draw”) will be in an amount equal to $12,500,000 and shall be funded on or after the Closing Date. Subsequent Borrowings of DIP Loans (each, an “Additional Draw”) will be in an aggregate amount not to exceed $35,000,000 and shall be funded at any time on or after the Final Order Date. Upon a Lender's funding of a DIP Loan, such Lender's Commitment with respect to such DIP Loan shall be permanently reduced by the amount of such DIP Loan.
(b)    On the Closing Date, concurrently with the making of the DIP Loans pursuant to Section 2.01(a) above, $25,000,000 in aggregate principal amount of Prepetition Obligations shall be deemed converted into and exchanged for Roll-Up Loans (the Prepetition Obligations rolled-up pursuant to this Section 2.01(b) and Section 2.01(c) below, the “Rolled-Up Prepetition Obligations,” and the Prepetition Obligations that are not Rolled-Up Prepetition Obligations, the “Remaining Prepetition Obligations”), and $25,000,000 of Roll-Up Loans shall be deemed funded on the Closing Date (such Roll-Up Loans, the “Closing Date Roll-Up Loans”), without constituting a novation, and shall satisfy and discharge $25,000,000 in aggregate principal amount of Rolled-Up Prepetition Obligations. On the Closing Date, the Closing Date Roll-Up Loans shall be deemed to be made by each Prepetition Creditor set forth on Schedule 2.01(b) (such initial lender holding Closing Date Roll-Up Loans, the “Closing Date Roll-Up Lenders”) in an amount equal to $25,000,000 multiplied by the percentage opposite such Prepetition Creditor’s name on Schedule 2.01(b).
(c)    Subject to the entry, and the terms, of the Final Order, on the Final Order Date, $70,000,000 in aggregate principal amount of Prepetition Obligations shall be deemed converted into and exchanged for Roll-Up Loans, and $70,000,000 of Roll-Up Loans shall be deemed funded on the Final Order Date (such Roll-Up Loans, the “Final Order Date Roll-Up Loans”), without constituting a novation, and shall satisfy and discharge $70,000,000 in aggregate principal amount of Rolled-Up Prepetition Obligations. On the Final Order Date, the Final Order Date Roll-Up Loans shall be deemed to be made by each Prepetition Creditor set forth on Schedule 2.01(c) (such initial lender holding Closing Date Roll-Up Loans, the “Final Order Date Roll-Up Lenders”) in an amount equal to $70,000,000 multiplied by the percentage opposite such Prepetition Creditor’s name on Schedule 2.01(c).
(d)    Upon the receipt of funds from the Lenders, the Agent shall disburse such amounts as set forth in, and in accordance with, the Borrowing Notice.
(e)    No amounts repaid or prepaid with respect to any Loan may be reborrowed.
(f)    Any term or provision hereof (or of any other Loan Document) to the contrary notwithstanding, Loans made hereunder will be denominated solely in Dollars, and all Loans and other Obligations will be repayable solely in Dollars and no other currency.
2.02    Borrowing Procedures. To request any Borrowing, the Borrower shall notify the Agent of such request by delivering to the Agent a Borrowing Notice (a) in the case of the Initial Draw, not later than 2:00 p.m., New York City time, on the date of the proposed Borrowing (or such later time as the Agent may agree in its reasonable discretion), and (b) in the case of any Subsequent Draw, not later than 2:00 p.m., New York City time, two (2) Business Day prior to the date of the proposed Borrowing (or such later time as the Agent may agree in its reasonable discretion). Each Borrowing shall be in a minimum principal amount of $1,000,000.

2.03    Notes. If requested by any Lender, any Loan of such Lender shall be evidenced by one or more Notes. The Borrower shall prepare, execute and deliver to the Lender such Notes in the form attached hereto as Exhibit A.
2.04    Use of Proceeds. Subject to the terms and conditions herein, the Borrower shall use the proceeds of the Loans made hereunder solely in accordance with the DIP Order and the Approved Budget (i) for working capital and general corporate purposes, (ii) to fund an Approved Sale, (iii) to pay critical trade unsecured claims as set forth in the Approved Budget, (iv) to make payments to employees, executives and directors of the Borrower and its Subsidiaries under the Approved Retention/Incentive Plan, (iv) to fund (collectively with the proceeds of any Approved Sale or other cash on hand) up to $10,000,000 (or such greater amount that is consented to in writing by the Required Lenders) of IP and Non-Bankruptcy Litigation and (v) without duplication, for payment of fees and expenses associated with an Approved Sale, this Agreement and the other Loan Documents and the transactions contemplated hereby during the pendency of the Chapter 11 Cases pursuant to and, other than any professional and advisory (including legal) fees of the Agent and the Lenders, which shall be payable pursuant to and in accordance with the DIP Order and other applicable orders of the Bankruptcy Court, in accordance with the Approved Budget.
2.05    Closing Fee. On the Closing Date, the Borrower shall pay, or cause to be paid, to the Agent, for distribution to each Lender in accordance with its Proportionate Share of the Commitments, a fully-earned, non-refundable fee (the “Closing Fee”) in an aggregate amount equal to 3.00% of the aggregate amount of the Commitments as of the Closing Date ($1,425,000), which shall be paid in kind by being added to the principal amount of the Loans on the Closing Date. Payment of the Closing Fee shall be in addition to any fees, costs and expenses due and payable pursuant to Section 11.03.
2.06    Agent Fee. In addition to any fees, costs and expenses due and payable pursuant to Section 11.03, the Borrower agrees to pay to the Agent, for its own account, the fees set forth in the Agency Fee Letter in the amounts and at the times specified therein
2.07    Repayments Generally; Application.
(a)    The outstanding principal balance of the Loans shall be paid in full, to the Agent for the account of each Lender in accordance with its Proportionate Shares thereof, on the Maturity Date.
(b)    The Borrower agrees that all amounts payable hereunder or under any other Loan Document, in respect of any Loans, fees or interest accrued or accruing thereon, or any other Obligations, shall be repaid and prepaid solely in Dollars. Except as otherwise provided in this Agreement, proceeds of each payment (including each repayment and prepayment of Loans) by or on behalf of the Borrower shall be deemed to be made ratably to the Lenders in accordance with their respective Proportionate Shares of the Loans being repaid or prepaid.
2.08    Interest.
(a)    Interest Generally. The outstanding principal amount of the Loans shall accrue interest at the applicable Interest Rate on and from the Closing Date. The Agent’s determination of the applicable Interest Rate shall be binding on the Borrower, its Subsidiaries and the Lenders in the absence of manifest or demonstrable error.
(b)    Default Interest. Notwithstanding the foregoing, overdue principal of, interest on or fees with respect to any Loan shall bear interest, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Loan, two percent (2.0%) per annum plus the Interest Rate applicable to such Loan, or (y) in the case of overdue interest or fees, two percent (2.0%) per annum plus the Interest Rate applicable to the Loan(s) with respect to which such interest or fees has accrued (the Interest Rate, as increased pursuant to this Section 2.08(b), being the “Default Rate”); provided that no amount shall be payable pursuant to this Section 2.08(b) to a Defaulted Lender so long as such Lender shall be a Defaulted Lender; provided, further, that no amounts shall accrue pursuant to this Section 2.08(b) on any overdue amount payable to a Defaulted Lender so long as such Lender shall be a Defaulted Lender.
(c)    Interest Payment Dates. Accrued interest on the Loans shall be payable in kind, in arrears, on each Interest Payment Date, and in cash upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid). Any such accrued interest paid in kind shall be added to the principal balance of the Loans and thereafter shall be considered principal of the Loans for all purposes, including, without limitation, for purposes of redemption and calculation of interest on subsequent Interest Payment Dates. Interest payable at the Default Rate, or any accrued interest not paid on or before the Maturity Date, shall be payable from time to time in cash on demand by the Agent (at the Direction of the Required Lenders) until paid in full.
2.09    Prepayments; Prepayment Fees.
(a)    Optional Prepayments.
(i)    Subject to prior written notice pursuant to Section 2.09(a)(ii) below, the Borrower shall have the right to optionally prepay, in whole or in part, the outstanding principal amount of the Loans at any time without premium or penalty; provided that any such partial prepayment shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof.
(ii)    A notice of optional prepayment shall be effective only if received by the Agent not later than 1:00 p.m. (New York City time) on a date not less than three (3) Business Days (or such shorter period agreed to by the Required Lenders in their sole discretion) prior to the proposed Prepayment Date. Each notice of optional prepayment shall specify the proposed Prepayment Date, the principal amount of the Loans to be prepaid and the amount of accrued and unpaid interest that will be paid on the Prepayment Date. The Borrower’s notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or one or more other events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.
(b)    Mandatory Prepayments.
(i)    Within five (5) Business Days of the receipt by any Loan Party of Net Cash Proceeds from the occurrence of any (x) Approved Sale that does not constitute a sale of all Stock issued by the Debtors or all or substantially all of the Debtors’ assets, the Borrower shall notify the Agent in writing thereof and prepay Loans in an aggregate amount equal to the Applicable Sweep Amount received with respect to such Approved Sale, (y) Approved Sale that does constitute a sale of all Stock issued by the Debtors or all or substantially all of the Debtors’ assets, the Borrower shall prepay Loans in an aggregate amount equal to the applicable amount set forth in the Agreed Wind-Down Budget, or (z) a Casualty Event or Specified Asset Sale, the Borrower shall prepay Loans in an aggregate amount equal to 100% of the Net Cash Proceeds received with respect to such Casualty Event or Specified Asset Sale, as the case may be, in each case of clauses (x), (y) and (z), to be applied and allocated as set forth in Section 2.09(c).

(ii)    Within two (2) Business Days of the receipt by any Loan Party of Net Cash Proceeds of any Indebtedness (other than Permitted Indebtedness), the Borrower shall notify the Agent in writing thereof and prepay Loans in an aggregate amount equal to 100% of such Net Cash Proceeds.
(iii)    Each notice of mandatory prepayment required to be delivered pursuant to this Section 2.09(b) shall specify the proposed Prepayment Date, the principal amount of the Loans to be prepaid and the amount of accrued and unpaid interest that will be paid on the applicable Prepayment Date.
(c)    Application. Monies to be applied to the Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff or otherwise, shall be allocated as follows (subject, in all respects, to the terms of the DIP Order):
(i)    First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including attorney costs and fees and expenses of the counsel for the Agent payable under the Loan Documents) payable to the Agent pursuant to any Loan Document, until Full Payment;
(ii)    Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders pursuant to any Loan Document (including attorney costs and fees and expenses payable hereunder), ratably among them in proportion to the amounts described in this clause (ii) payable to them, until Full Payment;
(iii)    Third, to the Prepetition Trustee for the payment of the Prepetition Obligations in accordance with the Prepetition Indenture until Full Payment;
(iv)    Fourth, to pay interest and principal due in respect of all Roll-Up Loans, until Full Payment;
(v)    Fifth, to pay interest and principal due in respect of all other Loans, until Full Payment;
(vi)    Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Agent and the other Secured Parties (other than any Defaulting Lenders) on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agent and the other Secured Parties (other than any Defaulting Lenders) on such date, until Full Payment;
(vii)    Seventh, ratably to pay any Obligations that are due and payable to Defaulting Lenders, until Full Payment;
(viii)    Last, the balance, if any, to the Borrower or as otherwise required by law.
Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category.
2.10    Reorganization Matters.

(a)    The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof was given for (x) the motion seeking approval of the Interim Order, (y) the hearing for the entry of the Interim Order and (z) the hearing for the entry of the Final Order. The Debtors shall give, on a timely basis as specified in the DIP Orders, all notices required to be given to all parties specified in the DIP Orders.
(b)    After entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against each Loan Party now existing or hereafter arising of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1113, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(1) of the Bankruptcy Code, subject only to the priorities set forth in the Interim Order or the Final Order, as applicable; provided that, if there is an Administrative Shortfall, the Secured Parties will waive administrative expense priority with respect to the Roll-Up Loans in an amount equal to the amount of such Administrative Shortfall.
(c)    After entry of the Interim Order (and the Final Order when applicable) and pursuant to and to the extent provided in the Interim Order and the Final Order, as applicable, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral, (i) encumbered by no Liens other than Liens permitted by Section 7.03 and (ii) prior and superior to any other Person or Lien, in each case, subject to the priorities set forth in the Interim Order or the Final Order, as applicable.
(d)    The Interim Order (with respect to the period prior to the entry of the Final Order) or the Final Order (with respect to the period on and after the entry of the Final Order), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), modified or amended in a manner that materially adversely affects the Lenders without the written consent of the Agent (at the Direction of the Required Lenders).
(e)    Notwithstanding the provisions of Section 362 of the Bankruptcy Code and subject to the applicable provisions of the Interim Order or the Final Order, as the case may be, upon the Maturity Date (whether by acceleration or otherwise), the Agent and Lenders shall be entitled to immediate payment of such Obligations in cash and to enforce the remedies provided for hereunder or under applicable law, without further notice, motion or application to, hearing before, or order by the Bankruptcy Court; provided that, if there is an Administrative Shortfall, the Secured Parties will waive administrative expense priority with respect to the Roll-Up Loans in an amount equal to the amount of such Administrative Shortfall.
2.11    Super Priority Nature of Obligations and Agent’s Liens; Payment of Obligations.
The priority of the Obligations and the Agent’s liens on the Collateral, claims and other interests shall be as set forth in the DIP Order. Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, the Agent and the Lenders shall be entitled to immediate payment of such Obligations without application to or order of the Bankruptcy Court; provided that, if there is an Administrative Shortfall, the Secured Parties will waive administrative expense priority with respect to the Roll-Up Loans in an amount equal to the amount of such Administrative Shortfall.
2.12    Payments.
(a)    Payments Generally. Subject to Section 2.08(c), each payment of principal, interest and other amounts to be made by the Loan Parties under this Agreement or any other

Loan Document shall be made (i) in Dollars, in immediately available funds, without deduction (except to the extent provided in Section 3.03), set off or counterclaim, to the Agent, for the account of the respective Lenders to which such payment is owed, to the deposit account of the Agent designated by the Agent by notice to the Borrower, and (ii) not later than 3:00 p.m. (New York City time) on the date on which such payment is due (each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).
(b)    Non-Business Days. If the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day; provided that if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.
(c)    Pro Rata Treatment.
(i)    Other than as permitted with respect to assignments, and subject to the provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulted Lenders as opposed to Defaulted Lenders, each payment by the Borrower of interest in respect of any Loans shall be applied to the amounts of such obligations owing to the Lenders in respect of such class of Loans pro rata according to the respective amounts then due and owing to the Lenders of such class that are entitled thereto and each permanent reduction of Commitments shall be pro rata according to the Commitments then held by the Lenders.
    (ii)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of the applicable class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such class and accrued interest thereon than the proportion received by any other Lender of such class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.13    Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed during the period for which payable, except in the case of interest computed by reference to the Base Rate, which shall be computed on the basis of a year of 365 days (or 366 days in a leap year). The date of funding of a Loan shall be included in the calculation of interest, and the date of payment of a Loan shall be excluded from the calculation of interest.
2.14    Set-Off.

(a)    Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Agent, each of the Lenders and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness or obligations at any time owing by the Agent, any Lender and any of their Affiliates to or for the credit or the account of any Loan Party against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Any Person exercising rights of set off hereunder agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent, the Lenders and each of their Affiliates under this Section 2.14 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.
(b)    Exercise of Rights Not Required. Nothing contained in Section 2.14 shall require the Agent or any Lender to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Loan Party.
(c)    Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Agent or any Lender, or the Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Debtor Relief Laws or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.
ARTICLE 3
YIELD PROTECTION, ETC.
3.01    Additional Costs.
(a)    Changes in Law Generally. If, on or after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Agent or any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or other Recipient or shall impose on a Lender (or its lending office) or other Recipient any other condition affecting the Loans or the Commitment, not as a result of any action or inaction on the part of such Lender, and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender or other Recipient under this Agreement or any other Loan Document, or subject any Lender or other Recipient to any Taxes on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (ii) through (iv) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes), then the Borrower shall pay to such Lender or other Recipient within five (5) Business Days after any demand for such additional amount or amounts as will compensate such Lender for such increased cost or reduction.
(b)    Change in Capital Requirements. If a Lender shall have determined that, on or after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of any applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to such Lender within five (5) Business Days after any demand for such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.
(c)    Notification by Lender. Each Lender shall promptly notify the Borrower of any event of which it has knowledge, occurring after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), which will entitle such Lender to compensation pursuant to this Section 3.01, together with a certificate setting forth the calculation (in reasonable detail) of such compensation. Before giving any such notice pursuant to this Section 3.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 3.01, setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest or demonstrable error.
(d)    Delays in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 3.01 for any increased costs or reductions incurred or suffered more than nine months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Other Changes. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 3.01, regardless of the date enacted or adopted.

(f)    General Policy. Notwithstanding the foregoing, the Borrower shall only be required to compensate a Lender pursuant to this Section 3.01 to the extent it is such Person’s general policy or practice to demand compensation from debtors similarly situated in similar circumstances under comparable provisions of other financing agreements (it being understood that this paragraph shall not be deemed to require any such Person to make available any information that it deems in its reasonable discretion confidential).
3.02    Making or Maintaining SOFR Loans.
(a)    Inability to Determine Applicable Interest Rate. Subject to Section 3.02(h), if, on or prior to the first day of any Interest Period for any SOFR Loan, (i) the Agent (acting upon the Direction of the Required Lenders) shall have determined (which determination shall be final and conclusive and binding upon all parties hereto, absent manifest error) that reasonable and adequate means do not exist for ascertaining Term SOFR or (ii) the Required Lenders determine (which determination shall be binding and conclusive absent manifest error) that for any reason in connection with any request for a SOFR Loan that Term SOFR with respect to any proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to Agent, Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Agent to the Borrower, any obligation of the Lenders to make SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Agent (at the Direction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted. Subject to Section 3.02(h), if the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Agent without reference to clause (c) of the definition of “Base Rate” until the Agent revokes such determination.
(b)    Illegality. Notwithstanding any other provision of this Agreement, if, on or after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of or any change in any applicable Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Agent) (an “Illegality Notice”), (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (ii) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, or Term SOFR. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid together with any additional amounts required pursuant to Section 3.02(c).
(c)    Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable out-of-pocket losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its SOFR Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender sustains: (i) if for any reason (other than a default by such Lender) a borrowing of any SOFR Loans does not occur on a date specified therefor in the Borrowing Notice for such SOFR Loans; (ii) if any prepayment or other principal payment of any SOFR Loans occurs on any day other than the last day of an Interest Period applicable to such Loans (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), including as a result of an assignment in connection with the replacement of a Lender pursuant to Section 3.04; (iii) for any failure to borrow or prepay any of its SOFR Loans on any date specified in a notice given by such Borrower; or (iv) the assignment of any SOFR Loans for acceptance and purchase other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower.
(d)    Booking of SOFR Loans. Any Lender may make, carry or transfer SOFR Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.
(e)    [Reserved].
(f)    Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, as specified in paragraph (c) of this Section 3.02 and the circumstances giving rise thereto shall be delivered to such Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, such Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(g)    Delay in Requests. The Borrower shall not be required to compensate a Lender pursuant to Section 3.02(c) for any such amounts incurred more than nine (9) months prior to the date that such Lender delivers to such Borrower the certificate referenced in Section 3.02(f).
(h)    Benchmark Replacement Setting.
(i)    Benchmark Replacement.
(A)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent (at the Direction of the Required Lenders) and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.02(h)(i) will occur prior to the applicable Benchmark Transition Start Date.

(B)    [reserved].
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Agent (at the Direction of the Required Lenders) will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent (at the Direction of the Required Lenders) will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.02(h) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.02(h), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.02(h).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent (at the Direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent (at the Direction of the Required Lenders) may, in its reasonable discretion, modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
3.03    Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent or each Lender, timely reimburse it for the payment of, any Other Taxes.
(c)    Evidence of Payments. As soon as reasonably practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.03, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(d)    Indemnification by the Borrower. The Borrower and each other Loan Party each hereby jointly and severally agree to indemnify, hold harmless and reimburse each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest or demonstrable error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.07(g) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest or demonstrable error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this clause (e).
(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or as reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(f)(ii)(A), 3.03(f)(ii)(B), and 3.03(f)(ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, if the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor forms), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor forms), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;
(2)    executed copies of IRS Form W-8ECI (or successor form);
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor forms); or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by such applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Recipient’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(E)    On or before the date the Agent becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), the Agent shall provide to the Borrower executed copies of IRS Form W-9 (or successor form) certifying that the Agent is exempt from U.S. federal backup withholding Tax.
Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Tax Benefits. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.03(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.03(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.03(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.03(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.
3.04    Mitigation Obligations. If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 3.01 or Section 3.03, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole, reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.
ARTICLE 4
CONDITIONS PRECEDENT
4.01    Conditions to Closing Date. The effectiveness of this Agreement and the obligation of each Lender to make its Commitments and its Loans hereunder on the Closing Date is subject to satisfaction (or waiver, by the Required Lenders in their sole discretion) of the following conditions precedent:
(a)    The Agent’s and Lenders’ receipt of the following, each of which shall be original, .pdf or facsimile copies or delivered by other electronic method unless otherwise specified, each properly executed (if applicable) by a Responsible Officer of each signing Loan Party, each in form and substance reasonably satisfactory to the Required Lenders:
(i)    executed counterparts of this Agreement;
(ii)    a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date;
(iii)    a copy of the Organization Documents in relation to each Loan Party;
(iv)    the Security Agreement and each other Collateral Document, if any, set forth on Schedule 4.01(a) required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party thereto;
(v)    Debtors shall deliver draft copies of all material pleadings, motions, applications and other substantive documents to be filed in the Chapter 11 Cases (including any “first day” filings) to the Lenders; and
(vi)    such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other corporate or limited liability company action, specimen signatures and/or incumbency certificates and/or other certificates of Responsible Officers of each Loan Party and resolutions of the board of directors, board of managers or members of each Loan Party (in each case, as appropriate or applicable) as the Lenders may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date.
(b)    The Debtors shall have completed a detailed internal and external communications plan relating to the Chapter 11 Cases and the restructuring contemplated thereunder, to be in form and substance reasonably satisfactory to the Debtors and the Required Lenders.
(c)    The Petition Date shall have occurred and each Debtor shall be a debtor and debtor-in-possession in the Chapter 11 Cases.
(d)    The Interim Order shall have been entered by the Bankruptcy Court.
(e)    All fees and expenses required to be paid on the Closing Date pursuant to the DIP Order, the terms and conditions of this Agreement or the Agency Fee Letter (including legal expenses payable in accordance with Section 11.03) shall have been paid on or prior to the Closing Date or will be paid from, or offset against, the proceeds of the Initial Draw (but, in the case of expenses, only to the extent invoiced at least one (1) Business Day (or such later time as may be reasonably agreed by the Borrower) prior to the Closing Date).
(f)    The Agent and the Lenders shall have received all documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested in writing by the Agent or any Lender at least three (3) calendar days prior to the Closing Date and as determined by the Agent or any Lender to be required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
(g)    The Lenders shall have received a fully executed engagement letter between Houlihan Lokey Capital, Inc. and the Borrower reasonably acceptable to the Debtors and the Required Lenders.

4.02    Conditions to Borrowing. In addition to the conditions set forth in Section 4.01, the obligation of each Lender to make its Loans hereunder on or after the Closing Date is subject to satisfaction (or waiver, by the Required Lenders in their sole discretion) of the following conditions precedent:
(a)    The Agent shall have received (i) a Borrowing Notice in accordance with the requirements hereof and (ii) in the case of any Borrowing after the Closing Date, concurrently with such Borrowing Notice, a certification (which may be set forth in such Borrowing Notice) from a Responsible Officer of the Borrower that (x) the proceeds of the Loans shall be used in accordance with the Approved Budget, (y) the Borrower was in compliance with Section 6.23 as of the most recently-ended Variance Testing Period and (z) in the case of any Borrowing after the Final Order Date, the Borrower shall be in compliance with Section 7.21 on a pro forma basis immediately after giving effect to the funding of such Loan.
(b)    The Interim Order (with respect to the period prior to the entry of the Final Order) or the Final Order (with respect to the period on and after the entry of the Final Order), as the case may be, is in full force and effect and shall not have been reversed, stayed (whether by statutory stay or otherwise), modified or amended in a manner that materially adversely affects the Lenders without the written consent of the Agent (at the Direction of the Required Lenders).
(c)    The Agent and each Lender shall have received the Approved Budget, in form and substance reasonably satisfactory to the Debtors and the Required Lenders.
(d)    The representations and warranties of each Loan Party set forth in Article 5 and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(e)    No Default or Event of Default shall exist or would result from such proposed Borrowing or from the application of the proceeds therefrom.
(f)    With respect to any Borrowing after the Closing Date, (i) the Final Order shall have been entered by the Bankruptcy Court and shall not have been vacated, stayed, reversed, modified, or amended, in whole or in any part, without the prior written consent of the Agent (at the Direction of the Required Lenders) and shall otherwise be in full force and effect, (ii) no motion for reconsideration of the Final Order shall have been timely filed by a Debtor or any of their Subsidiaries and (iii) no appeal of the Final Order shall have been timely filed.
(g)    Subject to the terms of the DIP Order, all reasonable and documented out-of-pocket fees and expenses required to be paid under the Loan Documents shall have been paid (or will be paid from the proceeds of such Borrowing).
The acceptance by the Borrower of the Loans on the applicable Funding Date shall conclusively be deemed to constitute a representation by the Borrower that each of the conditions precedent set forth in Sections 4.01 and 4.02 (as applicable) shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by the applicable relevant Person; provided, however, that the making of any such Loan (regardless of whether the lack of satisfaction was known or unknown at the time) shall not be deemed a modification or waiver by the Agent, any Lender or other Secured Party of the provisions of this Article 4 on any future occasion or operate as a waiver of (i) the right of Agent and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding or issuance, (ii) any Default or Event of Default due to such failure of conditions or otherwise or (iii) any rights of Agent or any Lender as a result of any such failure of the Loan Parties to comply.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
The Loan Parties hereby, jointly and severally, represent and warrant to the Agent and each Lender that:
5.01    Power and Authority. The Borrower and each of the Guarantors is validly existing as a corporation, limited liability company, limited partnership or other form, as applicable, and is in good standing (to the extent such concept is applicable in the relevant jurisdictions) under the laws of the jurisdiction of its incorporation, organization or formation, as applicable. The Borrower and each Guarantor (a) has full power and authority (and all Authorizations) to (i) own its properties, conduct its business, own its assets and operate its facilities and (ii) to (A) enter into, execute, deliver and perform its obligations under, the Loan Documents, and (B) consummate the Transactions, and (b) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except, in each case of this clause (b), where the failure to be so qualified, licensed or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect
5.02    Enforceability. This Agreement constitutes, and each other Loan Document will constitute, when executed and delivered by the Borrower, and duly authorized, executed and delivered by the applicable counterparties thereto, a legal, valid and binding obligation of the Borrower and each of the Guarantors party thereto, as applicable, enforceable against the Borrower and each such Guarantor in accordance with its terms, except as the enforcement hereof or thereof may be limited by insolvency, bankruptcy, reorganization, moratorium or other similar Applicable Laws affecting creditors rights generally or general principles of equity.
(a)    Corporate Authorization; Conflicts. This Agreement has been, and as of the Closing Date, each of the other Loan Documents shall be, duly authorized, executed and delivered by the Borrower and the Guarantors, as applicable. The execution, delivery and performance of the Loan Documents by the Borrower and the Guarantors, as applicable, and the consummation of the Transactions and the granting of any Liens or other security interests to be granted by the Borrower or the Guarantors pursuant to this Agreement and the Collateral Documents, as applicable, will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than any Lien created or imposed pursuant to the Collateral Documents) upon any assets of the Borrower or the Guarantors pursuant to any agreement, document or instrument to which the Borrower or any Guarantor is a party or by which the Borrower or any Guarantor is bound or to which any of the assets or property of the Borrower or any Guarantor is subject, except, with respect to this clause (a), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (b) result in any violation, or conflict with any, of the Organizational Documents of the Borrower or any Guarantor, (c) result in the violation of any Applicable Law except, with respect to this clause (c), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (d) result in the violation of any judgment, order, rule, corporate integrity agreement, regulation, determination or decree of any Governmental Authority binding upon the Borrower or any Guarantor.
5.03    Governmental and Other Approvals. Except in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) the Borrower and the Guarantors possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses (the “Required Authorizations”), none of the Borrower nor any of the Guarantors has received any notice of proceedings relating to the revocation or modification of any such Required Authorizations and all Required Authorizations are valid and in full force and effect, and (b) no Authorization of, or registration, notice or filing with, any Governmental Authority is required for (i) the execution, delivery and performance of any of the Loan Documents, and (ii) the consummation by the Borrower or any of the Guarantors of the Transactions or any other transactions contemplated by the Loan Documents, except (A) for such as have already been obtained or made prior to the Closing Date that are in full force and effect or (B) for those required in connection with the perfection of any security interest in or exercise of remedies in respect of the Collateral.
5.04    Financial Statements; Material Adverse Effect.

(a)    Financial Statements. The financial statements of the Borrower and its Subsidiaries delivered to the Lenders pursuant to Section 6.01(a) or (b) have been prepared in accordance with GAAP (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and absence of certain footnote disclosures), and fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders equity for the periods specified.
(b)    No Material Adverse Effect. Since December 31, 2022, there has been no Material Adverse Effect.
5.05    Properties.
(a)    Property Generally. With respect to all real and personal assets and properties of each Loan Party and each of its Subsidiaries (other than Intellectual Property which is covered in clause (c) below), such Loan Party and each of its Subsidiaries have good and valid title to, or valid leasehold interests in, all such real and personal property, whether tangible or intangible, material to its business, including all Products and all properties and assets of such Loan Party and its Subsidiaries relating to their Products or Product Commercialization and Development Activities, subject only to Permitted Liens.
(b)    [Reserved].
(c)    Intellectual Property.
(i)    Schedule 5.05(c) contains with respect to each Loan Party and each of its Subsidiaries (set forth on a Loan Party-by-Loan Party or Subsidiary-by-Subsidiary basis):
(A)    a complete and accurate list of all pending patent applications or unexpired, non-lapsed, non-abandoned, issued Patents, owned by such Loan Party or Subsidiary, including the jurisdiction and patent number;
(B)    a complete and accurate list of all Trademark applications and registrations, owned by such Loan Party or Subsidiary, including the jurisdiction, trademark application or registration number and the application or registration date; and
(C)    a complete and accurate list of all Copyright applications or registrations owned by such Loan Party or Subsidiary.
(ii)    The Borrower and its Subsidiaries own or possess adequate rights to use, all Material IP that is necessary for the operation of its businesses as currently conducted (provided that the parties agree that the foregoing should not be interpreted as a non-infringement representation). All of the registered Intellectual Property owned by the Borrower, or applications for such registration, are maintained in good standing (other than intentional abandonment of trademark and patent applications that are no longer deemed by Borrower to be material to its business as currently conducted) and, to the Borrower’s knowledge, all issued and registered patents within such Intellectual Property are valid and enforceable. Except as disclosed in Schedule 5.06, to the Borrower’s knowledge, (a) the use by the Borrower and its Subsidiaries of its Intellectual Property does not infringe any Intellectual Property owned by any other Person, (b) the Borrower and each of its Subsidiaries have not transferred ownership of, or granted any exclusive license with respect to, any Material IP, (c) the Borrower has not entered any agreement or license to Intellectual Property that materially limits the right of the Borrower or any of the Guarantors to develop, license, market or sell their services or products as currently conducted as of the Closing Date (other than any license agreement for Material IP entered into in connection with a court order, settlement, compromise or other resolution of a litigation, arbitration or other dispute) and (d) other than as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no other Person has contested any right, title or interest of the Borrower or any of its Subsidiaries in, or relating to, any Intellectual Property owned by the Borrower or any Subsidiary. As of the date hereof and the Closing Date, (x) there are no pending (or, to the knowledge of the Borrower, threatened in writing) Proceedings affecting the Borrower or any of its Subsidiaries with respect to its Intellectual Property, (y) there is no judgment or order regarding any such claim described in subsection (x) that has been rendered by any competent Governmental Authority with respect to any of the Borrower’s or its Subsidiaries’ Intellectual Property, and (z) there is no settlement agreement or similar agreement that has been entered into by the Borrower or any of its Subsidiaries with respect to any such infringement of any Intellectual Property owned by any other Person or that would limit or cancel the validity of the Borrower’s or any of its Subsidiaries’ rights in any Intellectual Property owned by the Borrower or a Subsidiary, in each case of (x)-(z) other than as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
5.06    No Actions or Proceedings.
(a)    Litigation. Except as set forth on Schedule 5.06, there are no legal or governmental proceedings or regulatory investigations pending or, to the knowledge of the Borrower or the Guarantors, threatened (a) to which the Borrower or any of its subsidiaries is a party or to which any property of the Borrower or any of its subsidiaries is subject or (b) that purports to affect or pertain to the Loan Documents, the Transactions or any other transactions contemplated hereby or thereby, that, in each case, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or directing that the Transactions or any other transactions provided for herein or therein not be consummated as herein or therein provided.
(b)    Environmental Matters. Except where any failures to comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each of the Borrower and its Subsidiaries (a) is and for the past three (3) years have been in compliance with all applicable Environmental Laws, including obtaining and maintaining all Authorizations and permits required by any applicable Environmental Law, (b) is not party to, and no Real Estate currently (or to the knowledge of the Borrower, previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any contractual obligation or any pending or, to the knowledge of the Borrower, threatened, Proceeding, audit, Lien, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) has not caused or suffered to occur a release of hazardous materials at, to or from any Real Estate, (d) does not currently (and, to the knowledge of the Borrower, did not at any time previously) own, lease, sublease, operate or otherwise occupy no Real Estate that is contaminated by any Hazardous Materials and (e) is not, and has not been, engaged in, and has not permitted any current or former tenant to engage in, operations in violation of any Environmental Law and knows of no facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or other Environmental Laws.
(c)    Labor Matters. (a) There is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of the Borrower or any Subsidiary of the Borrower, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of the Borrower or any Subsidiary of the Borrower, and (c) to the knowledge of the Borrower, no such representative has sought certification or recognition with respect to any employee of the Borrower or any Subsidiary of the Borrower. There are no strikes, picketing, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of the Borrower, threatened) against or involving the Borrower or any Subsidiary of the Borrower, and the Borrower is not aware of any existing, threatened or imminent labor disturbance by, or dispute with, the employees of any of its or its Subsidiaries’ principal suppliers, manufacturers or contractors, in each case, that would reasonably be expected to have a Material Adverse Effect.
5.07    Compliance with Laws. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Borrower and each of the Guarantors is in compliance with all Applicable Laws and Authorizations.
5.08    Taxes. All U.S. federal, state and local income and franchise and other Tax returns required to be filed by the Borrower and each Guarantor have been timely filed (taking into account applicable extensions) with the appropriate Governmental Authorities, except to the extent that failure to file such Tax returns would not result in a Material Adverse Effect, and all Taxes, whether or not reflected therein, have been timely paid (taking into account applicable extensions), except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the Borrower or the Guarantor (as applicable) in accordance with GAAP or to the extent that failure to file such Tax returns or pay such Taxes would not result in a Material Adverse Effect.
5.09    Full Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Loan Parties to the Agent or any Lender (other than information of a general economic or industry-specific nature) in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains, as of the date such report, statement, or certificate was so furnished, and, taken as a whole, any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time so furnished (it being understood by the Agent and the Lenders that such projected financial information is not to be viewed as facts, and that no assurances can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material).
5.10    Investment Company Act and Margin Stock Regulation.
(a)    Investment Company Act. None of the Borrower, any Person controlling the Borrower or any Subsidiary of the Borrower is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act, or otherwise registered or required to be registered under, or subject to restrictions imposed by the Investment Company Act.
(b)    Margin Stock. None of the Loan Parties nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, Regulation U or Regulation X.

5.11    [Reserved].
5.12    Equity Holders, Subsidiaries and Other Investments.
(a)    As of the Closing Date, set forth on Schedule 5.12(a) is a complete and correct list of all direct and indirect Subsidiaries of the Borrower, together with the jurisdiction of organization of each such Subsidiary and the percentage ownership by the Borrower of each such Subsidiary.
(b)    (a) Each of the Subsidiaries of the Borrower is set forth in Schedule 5.12(b) (with such Schedule 5.12(b) also identifying each of the Excluded Subsidiaries), (b) the Stock of the Borrower and each of its Subsidiaries is duly authorized, validly issued, fully paid and non-assessable (to the extent applicable thereto), and (c) none of the Stock of the Borrower or any of its Subsidiaries constitutes Margin Stock. All outstanding Stock of each Subsidiary of the Borrower is owned beneficially and of record by the Borrower or a Subsidiary of the Borrower, free and clear of all Liens other than (i) the Liens securing the Obligations and (ii) other Permitted Liens. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no pre-emptive rights, rights to purchase, options, warrants or other similar rights, or other understandings to which the Borrower or any of its Subsidiaries is a party with respect to (including any restriction on) the issuance, voting, disposition or pledge of any Stock of any such Person.
5.13    Perfection of Security Interest. Upon the entry by the Bankruptcy Court of the DIP Order, and in accordance therewith, the security interests and liens granted pursuant to the DIP Order shall automatically, and without further action, constitute a perfected security interest in (to the extent intended to be created thereby and required to be perfected under the Loan Documents) all right, title and interest of each applicable Debtor in its Collateral described therein.
5.14    Material Agreements. Except as otherwise disclosed in Schedule 5.14, the SEC Documents include true and correct disclosure, in all material respects, of all contracts, agreements, leases instruments and commitments to which the Borrower and each of its Subsidiaries are a party or by which they are bound, that involve any of the following (collectively, the “Material Agreements”): (a) the termination or breach of which would reasonably be expected to have a Material Adverse Effect; (b) the transfer or license of any Material IP to or from the Borrower or any of its Subsidiaries (other than normal non-exclusive and use customer licenses entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course and licenses to the Borrower or any of its Subsidiaries for off-the-shelf software that is available on standard terms); or (c) the material restriction of or otherwise materially and adversely affecting the Borrower’s or any of its Subsidiaries’ right to develop, manufacture, assemble, distribute, market, sell or otherwise exploit its products or services (whether by territorial restriction or otherwise) or that prohibit the Borrower or any of its Subsidiaries from freely engaging in its business in any material respect. Neither the Borrower nor any of its Subsidiaries is in breach or default under any Material Agreement in a material respect, and, to the knowledge of the Borrower, no other party to a Material Agreement is in default or breach thereunder.
5.15    Insurance. The Borrower and its Subsidiaries have insurance coverage from insurers of recognized financial responsibility against such losses and risks and in such amounts as are, in the Borrower’s reasonable judgment, prudent and customary in the businesses in which they are engaged; and neither the Borrower nor any of its Subsidiaries has (i) received any notice from any insurer or agent of such insurer that material capital improvements or other expenditures are required or necessary to be made in order to continue such insurance, (ii) been refused any insurance coverage sought or applied for or (iii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.
5.16    Real Property. The Borrower and its Subsidiaries have good and marketable title in fee simple (in the case of real property) to, or have valid and marketable rights to lease or otherwise use, all items of real and personal property and assets that are material to the respective businesses of the Borrower and its Subsidiaries, in each case free and clear of all Liens, except with respect to Permitted Liens. Any buildings held under lease by the Borrower and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Borrower and its Subsidiaries.
5.17    Pension Matters. As of the Closing Date, Schedule 5.17 sets forth a complete and correct list of, and that separately identifies, (i) all Title IV Plans, and (ii) all Multiemployer Plans. Except for those that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Benefit Plan and Foreign Pension Plan is in compliance with all applicable provisions of ERISA, the Code or other applicable Law and (y) there are no existing or pending or, to the knowledge of any Loan Party, threatened Claims (other than routine claims for benefits in the normal course of business), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which a Loan Party or any Subsidiary thereof incurs or otherwise has or could reasonably be expected to have an obligation or any liability or Claim. Each Loan Party and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least sixty percent (60%), and none of the Loan Parties, nor any of their Subsidiaries nor any of their ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below sixty percent (60%) as of the most recent valuation date. Except as would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, no ERISA Event or Foreign Benefit Event has occurred or is reasonably expected to occur in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.
5.18    Priority of Obligations. No monetary Obligation arising hereunder or under any Loan Document, or arising in connection herewith or therewith, is contractually subordinated to any other Indebtedness, except as may from time to time be agreed or consented to in writing by the Agent (acting at the Direction of the Required Lenders) or any Lender.
5.19    Health Care Matters; Regulatory Studies.
(a)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries is in violation of any applicable health care laws.
(b)    Neither the Borrower nor any of its Subsidiaries, nor to Borrower’s knowledge, any manager, director, officer, employee or independent contractor thereof in their capacity as such or otherwise relating to the Borrower or any of its Subsidiaries: (i) is a party to a corporate integrity agreement, deferred prosecution agreement or other compliance agreement with the Office of Inspector General or other Governmental Authority; (ii) is excluded, debarred, terminated or suspended from participation in any government program; (iii) is or has been convicted of any criminal offenses relating to the delivery of an item or service under any Government Program or other payor, fraud, theft, embezzlement, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service; and no such agreement or action is pending or threatened; or (iv) is a defendant in any unsealed qui tam, False Claims Act or similar action.
(c)    The analytical and clinical validation studies conducted by or on behalf of or sponsored by the Borrower or its Subsidiaries, or in which the Borrower or its Subsidiaries have participated, that are described in the SEC Documents or the results of which are referred to in the SEC Documents, as applicable, and are intended to be submitted to Regulatory Authorities (as defined below) as a basis for product approval or clearance, were and, if still pending, are being conducted by the Borrower or, to the knowledge of the Borrower on behalf of the Borrower, in all material respects in accordance with the applicable trial protocols and all applicable statutes, rules and regulations of the Regulatory Authorities, including, without limitation, applicable parts of 21 C.F.R. Parts 50, 54, 56, 58, and 312. The descriptions in the SEC Documents of the results of such analytical and clinical validation studies are accurate and complete in all material respects and fairly present the data derived from such studies. The Borrower has no knowledge of any other clinical or analytical validation studies the results of which reasonably call into question the results described or referred to in the SEC Documents. The Borrower and its subsidiaries have operated and are currently in compliance with all applicable statutes, rules and regulations of the Regulatory Authorities, except as would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its subsidiaries has received any written notices, correspondence or other written communication from the Regulatory Authorities or any other governmental agency requiring or threatening the premature termination or suspension of any clinical or analytical validation studies that are described in the SEC Documents or the results of which are referred to in the SEC Documents, and, to the Borrower’s knowledge, there are no reasonable grounds for the same.
(d)    Each Loan Party and each of its Subsidiaries holds either directly or through licensees and agents, all material Governmental Approvals, necessary or required for such Loan Party and each of its Subsidiaries to conduct their respective operations and businesses, in the manner currently conducted and as anticipated to be conducted in the ordinary course of business and consistent with past practice. All such Governmental Approvals are valid, enforceable, in good standing, and in full force and effect with the applicable Regulatory Authority in all material respects. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect all required notices, registrations, listing, supplemental applications or notifications, reports (including field alerts or other reports of adverse experiences) and other required filings have been timely filed with the appropriate Regulatory Authority, and all such filings are complete and correct and are in compliance in all material respects with all applicable Laws.
5.20    No Unlawful Payments. Neither the Borrower nor any of its Subsidiaries nor any director, officer or employee of the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any agent or controlled affiliate of the Borrower or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii)

violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Borrower and its Subsidiaries have instituted, maintained and enforced, and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.
5.21    Sanctions. Neither the Borrower nor any of its Subsidiaries, directors, officers or employees, nor, to the knowledge of the Borrower, any agent, or controlled affiliate of the Borrower or any of its Subsidiaries is currently subject to any Sanctions, nor is the Borrower or any of its Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions, including, without limitation, a Sanctioned Country. For the past five years, the Borrower and its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country. No Loan, nor the proceeds from any Loan, has been or will be used, directly or knowingly after due care and inquiry indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any manner that will result in any violation by any party to this Agreement (including the Agent, the Lenders and their Affiliates) of Sanctions. The Loan Parties have implemented and maintain in effect policies and procedures designed to ensure compliance by such Loan Parties, its Subsidiaries and their respective directors, officers, employees and agents with Sanctions.
The representations in this Section 5.21 are given by any Loan Party only to the extent that it does not result in a violation of or conflict with Section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) (in connection with section 4 para 1 no 3 and section 19 para 3 no. 1(a) of the Foreign Trade Act (Außenwirtschaftsgesetz) ) or similar applicable anti-boycott legislation in other jurisdictions or the Council Regulation (EC) No 2271/96 of 22 November 1996 as last amended by Council Regulation (EC) No 1100/2018 of 6 June 2018.
5.22    Anti-Corruption. None of the Loan Parties nor any of their Subsidiaries, nor, to the knowledge of the Loan Parties, any of their respective directors, officers or employees nor, to the knowledge of the Loan Parties, any agents or other Persons acting on behalf each case, in their capacity as such), directly or indirectly, (i) is in violation of any Anti-Corruption Law, or (ii) has made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment. None of the Loan Parties is aware of any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment or violation of any Anti-Corruption Law by any Loan Party, or by any Person on a Loan Party’s behalf. The Loan Parties have implemented and maintain in effect policies and procedures designed to ensure compliance by such Loan Parties, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws.
5.23    Compliance with Anti-Money Laundering Laws. The operations of the Borrower and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Borrower or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.
5.24    Cybersecurity; Data Protection. The Borrower and its Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform as required in connection with, the operation of the business of the Company and its Subsidiaries as currently conducted, free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”) maintained or processed by or on their behalf in connection with their businesses, and there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries are presently in compliance with all applicable data protection laws or statutes, including the European Union General Data Protection Regulation, the California Consumer Privacy Act and any other applicable U.S. state and federal or international laws and regulations regulating Personal Data, and with all applicable judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, and internal policies and contractual obligations of the Company and its subsidiaries, relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification, except where such failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
ARTICLE 6
AFFIRMATIVE COVENANTS
The Loan Parties jointly and severally covenant and agree, for the benefit of the Agent and the Lenders, that until all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in cash:
6.01    Financial Statements and Other Information. The Borrower shall furnish to the Agent for distribution to the Lenders:
(a)    if and only if financial statements for the applicable fiscal quarter are filed on “EDGAR,” within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year (which date shall be automatically extended for a period not to exceed ten (10) Business Days, if and to the extent of any initial extension granted by SEC for 10-Q reporting for such period), (i) an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and (ii) the related unaudited consolidated statements of operations and stockholders’ equity of the Borrower and its Subsidiaries for such quarter and unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the portion of the fiscal year through the end of such fiscal quarter, in each case, prepared in accordance with GAAP consistently applied (subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes), all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with (iii) a certificate of a Responsible Officer of the Borrower stating that such financial statements (x) fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower as of, and for, the period ended on such date and (y) have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of footnotes (it being understood and agreed that such certifications may be set forth in the relevant Compliance Certificate);
(b)    if and only if financial statements for the applicable fiscal year are filed on “EDGAR,” within one hundred twenty (120) days after the end of each fiscal year, (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year (which date shall be automatically extended for a period not to exceed ten (10) Business Days, if and to the extent of any initial extension granted by the SEC for 10-Q reporting for such period), and (ii) the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and, other than the statement of stockholders’ equity, setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of any “Big Four” accounting firm or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Agent (at the Direction of the Required Lenders), which report and opinion shall be prepared in accordance with generally accepted auditing standards, and in the case of such consolidated financial statements, certified by a Financial Officer of the Borrower;
(c)    as soon as available but in any event within thirty (30) days after the end of each month of the Borrower (or, with respect to the first month ending after the Closing Date, forty-five (45) days after the end of such month), (x) a consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such month and the related (i) consolidated statements of income or operations for such month and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such month and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries;
(d)    together with the financial statements required pursuant to clauses (a), (b) and (c) of Section 6.01, a Compliance Certificate delivered by a Financial Officer of the Borrower as of the end of the applicable accounting period, substantially in the form of Exhibit E;
(e)    together with the delivery of each Compliance Certificate pursuant to Section 6.01(d):
(i) in the case of annual Compliance Certificates only, a report setting forth the legal name and the jurisdiction of formation of each Loan Party, the location of the chief executive office of each Loan Party, the organizational identification number, if any, of each Loan Party that is a registered organization, and the Federal Taxpayer Identification Number, if any, of each Loan Party on Schedule 5.11 or confirming that there has been no change in such information since the Closing Date or the date of the last such report;
(ii) a description of each event, condition or circumstance during the last fiscal quarter or fiscal year covered by such Compliance Certificate requiring a mandatory prepayment under

Section 2.09(b) (to the extent notice of such event has not been previously furnished to the Agent);
(iii) notice of (x) any new Material Agreement by the Borrower or any of its Subsidiaries (and a copy thereof, subject to any applicable confidentiality thereunder), (y) the termination of any Material Agreement other than in accordance with its terms, including as a result of a breach or default or (z) the non-renewal of any Material Agreement, in each case, occurring during the fiscal quarter covered by such Compliance Certificate;
(iv) notice of any material change in accounting policies or financial reporting practices by the Loan Parties occurring during the period covered by such Compliance Certificate; provided that disclosure in the notes to the accompanying financial statements, if any, shall be deemed to satisfy the requirements of this clause (iv);
(v) any licensing agreement or similar arrangement entered into by the Borrower or any of its Subsidiaries during the period covered by such Compliance Certificate as a result of any infringement or alleged infringement of any Intellectual Property of another Person whereby such Intellectual Property, when licensed to the Borrower, constitutes Material IP; and
(vi) the occurrence during the period covered by such Compliance Certificate of any material product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, undertaken or issued by a Loan Party, any Subsidiary thereof or their respective suppliers whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product, or any basis for undertaking or issuing any such action or item;
(f)    promptly following delivery of the Compliance Certificate pursuant to Section 6.01(d) in respect of the financial statements required pursuant to Section 6.01(b), each Loan Party shall deliver to Agent an updated Schedule 5.05(c) in respect of any U.S. registered, issued or applied for Material IP acquired or created by the Borrower or any of its Subsidiaries during the period covered by such Compliance Certificate and correcting any outdated, inaccurate, incomplete or misleading information in such Schedule that the Loan Parties become aware of during such period, and promptly following request by the Agent (at the Direction of the Required Lenders) such Loan Party shall execute and deliver to Agent a supplemental Short-Form IP Security Agreement in respect of any such new and/or corrected Intellectual Property (other than Excluded Assets) that is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office and shall file such supplemental Short-Form IP Security Agreement with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable;
(g)    promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower or any of its Subsidiaries, copies of each material notice or other material correspondence received from any securities regulator or exchange to the authority of which the Borrower may become subject from time to time concerning any investigation or other written inquiry by such agency regarding financial or other operational results of the Borrower or any such Subsidiary;
(h)    promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to all the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with any securities regulator or exchange to the authority of which the Borrower may become subject from time to time;

(i)    to the Lenders, prior to delivering to the Committee appointed in a Chapter 11 Case, if any, or to the U.S. Trustee, as the case may be, and at least two (2) calendar days (or such shorter review period as is necessary in the event of exigent circumstances as determined by the Borrower in its reasonable discretion) prior to the filing with the Bankruptcy Court (i) drafts of the Interim Order, Final Order, and all other proposed orders and pleadings implementing and achieving any Asset Purchase Agreement (or any other purchase agreement in connection with any Sale Transaction) and (ii) any other material pleading or filing (but excluding retention applications, fee applications and other declaration in support thereof or related thereto);
(j)    to the Lenders, copies of all (i) formal process or offering or marketing materials provided generally to participants in the Sale Process (which shall not be required to include individual Q&A responses to diligence requests, unless requested by the Specified Lender Advisors), (ii) written proposals, term sheets, commitment letters, and any other similar materials received in connection with the Sale Process, as applicable, and (iii) all bidding materials on a redacted basis, including, but not limited to, marketing materials; provided, that in the case of (ii) and (iii) above, such materials shall only be provided upon the earlier of (w) 24 hours after the Bid Deadline (as defined in the Bidding Procedures Order) in the event that the Lenders have not submitted a bid (including any credit bid), or (x) such earlier date on which the Lenders inform the Borrower in writing that they will not submit a bid (including any credit bid); provided further that the Debtors shall promptly communicate any material developments with respect to the Sale Process to the Specified Lender Advisors, in good faith provided further that, to the extent one or more potential bidders requires financing, the Borrower will facilitate discussions among the Lenders and such potential bidder(s) regarding the potential provision of financing; and
(k)    such other information respecting the operations, properties, business or financial condition of the Borrower and each of its Subsidiaries (including with respect to the Collateral and the Chapter 11 Cases) as the Agent or any Lender may from time to time reasonably request in writing.
Documents required to be delivered pursuant to this Section 6.01 (to the extent any such documents are included in materials otherwise filed with the Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at any website address of the Borrower, or (ii) on which such documents are posted on the Borrower’s behalf on “EDGAR” or any other Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent). The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Notwithstanding anything to the contrary in this Agreement (including this Section 6.01) or in any other Loan Document, any written reporting, notice, document or other information provided by or on behalf of the Loan Parties to or for the benefit of any Braidwell Lender shall be provided through its Specified Lender Advisors.
6.02    Notices of Material Events. The Borrower shall furnish to the Agent written notice of each of the following within the time period specified below (or, if no such time period is specified, on or within (i) with respect to clauses (a) and (g) below, five (5) days, and (ii) with respect to each other clause below, ten (10) days, in each case, after any Responsible Officer of the Borrower first learns of or acquires knowledge with respect to any of the below events or circumstances):

(a)    the occurrence of any Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;
(b)    the occurrence of any event with respect to any property or assets of the Borrower or any of its Subsidiaries resulting in a Loss, which notice shall include whether such Loss is covered by insurance or if the insurance carrier has disclaimed coverage of such Loss, in an aggregate amount of $500,000 or more;
(c)    any Claim or other Proceeding pending, or to the Borrower’s knowledge, threatened (in writing) against or affecting the Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, whether made by a Governmental Authority or other Person that, if adversely determined could reasonably be expected to result in a Material Adverse Effect;
(d)    (i) on or prior to the date of any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly upon becoming aware that any of the following has occurred, the Borrower will provide written notice to the Trustee specifying the nature of such event, what action the Loan Party or any ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, if applicable, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto: (a) any ERISA Event that would reasonably be expected to have a Material Adverse Effect, or (b) with respect to any Employee Benefit Plan, a “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code that is not exempt under ERISA Section 408 or Section 4975 of the Code, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, and that would reasonably be expected to have a Material Adverse Effect;
(e)    notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving the Borrower or any of its Subsidiaries, which could reasonably be expected to result in a Material Adverse Effect;
(f)    the occurrence of existence of any other matter or development that has had or would reasonably be expected to result in a liability exceeding $500,000 (excluding any liabilities contemplated by the Approved Budget); and
(g)    the occurrence or existence of any event, circumstance, act or omission that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 6.02 shall be accompanied by summary details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Nothing in this Section 6.02 is intended to waive, consent to or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Loan Document.
Documents required to be delivered pursuant to this Section 6.02 (to the extent any such documents are included in materials otherwise filed with the Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at any website address of the Borrower, or (ii) on which such documents are posted on the Borrower’s behalf on “EDGAR” or any other Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent). The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Notwithstanding anything to the contrary in this Agreement (including this Section 6.02) or in any other Loan Document, any written reporting, notice, document or other information provided by or on behalf of the Loan Parties to or for the benefit of any Braidwell shall be provided through its Specified Lender Advisors.
6.03    Preservation of Existence, Etc. Each Loan Party shall preserve and maintain in full force and effect (a) its organizational existence and good standing (to the extent such concept is applicable) under the Applicable Laws of its jurisdiction of incorporation, organization or formation, as applicable, and (b) all qualifications to do business in each other jurisdiction not covered by clause (a) above in which the failure to be so qualified would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction not otherwise prohibited under the other sections of this Article 6.
6.04    Payment of Obligations. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge its obligations, including (i) all material Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien (other than a Permitted Lien) upon any properties or assets of such Loan Party or any of its Subsidiaries, except to the extent such Taxes, fees, assessments or governmental charges or levies, or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP, and (ii) all other lawful claims which, if unpaid, would by Law become a Lien upon any properties or assets of such Loan Party or any of its Subsidiaries, other than any Permitted Lien.

6.05    [Reserved].
6.06    Insurance. Except when the failure to do so has not resulted in, and is not reasonably expected, individually or in the aggregate, to result in, a Material Adverse Effect, the Loan Parties shall, and shall cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to their assets, properties and businesses, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated (in the good faith judgment of the management of the Borrower). Each such policy of insurance shall, within ten (10) Business Days of the Closing Date (or such later date as may be agreed to by the Agent (acting at the Direction of the Required Lenders) (a) in the case of each liability policy, name the Agent (on behalf, and for the benefit, of, the Secured Parties) as an additional insured thereunder as its interests may appear and (b) in the case of each casualty insurance policy contain a lender’s loss payable clause or endorsement that names the Agent (on behalf, and for the benefit, of the Secured Parties), as the lender’s loss payee thereunder and, to the extent available, provide that the insurer will give at least thirty (30) days’ prior written notice to the Agent of any modification or cancellation of such policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder).
6.07    Books and Records; Inspection Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which entries that are full, true and correct in all material respects are made of all material financial transactions and matters in relation to its business and activities. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any representatives designated by the Agent (at the Direction of the Required Lenders) or any Lender, upon reasonable prior written notice, to, during normal business hours, visit and reasonably inspect its properties, to reasonably examine and make extracts from its books and records (excluding trade secrets, records subject to attorney-client privilege, subject to confidentiality agreements with third parties that preclude disclosure to any Secured Party (acting in such capacity) or subject to confidentiality restrictions pursuant to Law), and to discuss its affairs, finances and condition (financial or otherwise) with its officers, all at such reasonable times (but not more often than once per year unless an Event of Default has occurred and is continuing) as the Agent or the Lenders may reasonably request. Each Loan Party shall pay all reasonable and documented costs and expenses of all such inspections.
6.08    Compliance with Laws. Except in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Loan Parties shall, and shall cause their Subsidiaries to comply with all Applicable Laws.
6.09    Maintenance of Properties, Etc. In each case except as otherwise permitted by this Agreement, each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its assets and property that are material to its businesses in good working order and condition, ordinary wear and tear and casualty and condemnation excepted and shall make all necessary repairs thereto and renewals and replacements thereof in the ordinary course of business and consistent with past practice, except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
6.10    Authorizations. The Loan Parties shall, and shall cause their Subsidiaries to, obtain, make and keep in full force and effect all Authorizations required to conduct their businesses, except where the failure to make and keep Authorizations in full force and effect would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
6.11    Action under Environmental Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws or as is required by orders and directives of any Governmental Authority, in each case except where the failure to comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
6.12    Use of Proceeds. The proceeds of the Loans shall be used only as provided in Section 2.04. Without limiting the foregoing, no part of the proceeds of the Loans shall be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U and Regulation X.
6.13    Further Assurances.
(a)    Promptly upon the reasonable request of the Agent or the Required Lenders, the Loan Parties shall (and, subject to the limitations set forth herein and in the other Loan Documents, shall cause each of their Subsidiaries (other than Excluded Subsidiaries) to) take such additional actions and execute such instruments, documents, certificates and financing and continuation statements as the Required Lenders may reasonably require from time to time in order to effectuate the purposes and objectives of this Agreement and the applicable Security Documents, in each case subject to the limitations set forth herein and in the other Loan Documents.
(b)    Without limiting the generality of the foregoing, the Loan Parties shall cause each of their Subsidiaries (other than Excluded Subsidiaries) as of the date hereof, or within thirty (30) days (or such later date as agreed by the Required Lenders in their reasonable discretion) after the date of the formation (including pursuant to a Division/Series Transaction), acquisition thereof or becoming a Subsidiary that is not an Excluded Subsidiary, to guaranty the Notes and to cause each such Subsidiary to grant to the Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Loan Documents, all of such Subsidiary’s assets and property to secure such guaranty and to take such other actions reasonably requested by the Required Lenders or Agent with respect to making any such Subsidiary a Loan Party under the Loan Documents, and, with respect to any Subsidiary (other than an Excluded Subsidiary) formed, acquired or no longer being an Excluded Subsidiary after the Closing Date, within thirty (30) days (or such later date as agreed the Required Lenders in their reasonable discretion) after the date of the formation (including pursuant to a Division/Series Transaction), acquisition thereof or no longer being an Excluded Subsidiary, cause such Subsidiary to enter into a supplemental indenture in the form of Exhibit B and otherwise in accordance with Article 10. Furthermore, the Borrower shall notify Agent in writing (i) within thirty (30) days (or such later date as agreed by the Required Lenders in their sole discretion) after the date of the formation (including pursuant to a Division/Series Transaction) or acquisition of any Subsidiary or becoming a Subsidiary that is not an Excluded Subsidiary or (ii) when required under the Security Agreement, of the issuance by or to any Loan Party (other than by the Borrower) of any Stock. Each Loan Party shall pledge, and shall cause each of its Subsidiaries (other than any Excluded Subsidiary) to pledge, in each instance, to the Agent, for the benefit of the Secured Parties, to secure the Obligations, any Stock (other than Excluded Assets) acquired by such Loan Party promptly after (and in any event within thirty (30) days (or such later date as may be agreed to by the Required Lenders in their sole discretion) after) of the date of formation or acquisition or becoming a Subsidiary that is no longer an Excluded Subsidiary with respect to such newly formed or acquired Subsidiary or a Subsidiary that is not an Excluded Subsidiary of (A) formation (including pursuant to a Division/Series Transaction), acquisition of such Subsidiary or becoming a Subsidiary that is not an Excluded Subsidiary or (B) the issuance of such Stock. The Loan Parties shall deliver, or cause to be delivered, promptly after (and in any event within thirty (30) days (or such later date as may be agreed to by the Required Lenders in their sole discretion) after) such date, with respect to such newly formed or acquired Subsidiary (that is not an Excluded Subsidiary), to the Agent (i) appropriate resolutions, secretary certificates, certified Organizational Documents, (ii) [reserved], (iii) joinder agreements with respect to the Security Agreement and, as reasonably requested by Agent or the Required Lenders, all other Collateral Documents and other documents reasonably requested to establish the Lien of the Agent in all Collateral of such Subsidiary, and (iv) Uniform Commercial Code financing statements, documents and original collateral (including pledged Stock, other securities and instruments) and such other documents and agreements as may be reasonably required by the Agent or any Lender, all as necessary or desirable to establish and maintain a valid, perfected Lien in all Collateral in which such Subsidiary has an interest consistent with the terms of the Loan Documents, in each instance with respect to (1) each Loan Party or Subsidiary formed (including pursuant to a Division/Series Transaction) or acquired or becoming a Subsidiary that is not an Excluded Subsidiary and (2) each Loan Party or Person (other than a Loan Party) whose Stock (other than Excluded Assets) is being pledged, in each case of clauses (1) and (2), after the Closing Date. In connection with each pledge of Stock, on or prior to the date of any such pledge of Stock, the Loan Parties shall deliver, or cause to be delivered, to the Agent, irrevocable proxies and Stock powers and/or assignments, as applicable, duly executed in blank, in each case, in form and substance reasonably satisfactory to the Required Lenders

(c)    Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the Borrower may request in writing to the Agent that the Required Lenders waive the requirements of this Section 6.13 to provide a Lien, security interest or guaranty, as the case may be, due to the cost or burden thereof to the Borrower and its Subsidiaries (when taken as a whole) being unreasonably excessive relative to the benefit that would inure to the Secured Parties, and describing such cost or burden in reasonable detail.
6.14    Environmental Matters. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws or as is required by orders and directives of any Governmental Authority, in each case except where the failure to comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
6.15    Mortgages. Each Loan Party shall, in respect of any fee owned real property in the United States of any Loan Party having a Fair Market Value in excess of $2,500,000 that is not located in a special flood hazard area (any such real property, “Mortgaged Property”), deliver or cause to be delivered to the Agent a Mortgage reasonably acceptable to the Required Lenders with respect thereto and, if requested by the Required Lenders, an ALTA lender’s title insurance policy insuring Agent’s Lien in an amount equal to the estimated Fair Market Value of the Mortgaged Property covered thereby (each, a “Mortgage Policy”) and a current ALTA survey, certified to Agent by a licensed surveyor, and a certificate from a national certification agency indicating whether such real property is located in a special flood hazard area, which such certificate Agent shall obtain (at the expense of the Borrower), and an environmental audit (to the extent reasonably requested by the Required Lenders); provided that new or updated surveys will not be required if an existing survey, ExpressMap or other similar documentation is available and survey coverage is available for the respective Mortgage Policy without the need for such new or updated surveys provided, however, that, the Loan Parties shall have until the date that is 90 days following the Closing Date to comply with the provisions of this Section 6.15 with regard to Mortgaged Property of the Loan Parties existing as of the Closing Date.
6.16    Management Retention/Incentive Plan. The Borrower and its Subsidiaries shall not make any management retention, bonus, incentive or similar payments other than pursuant to an Approved Retention/Incentive Plan or payments of commission or similar incentives in the ordinary course of business and consistent with past practice.
6.17    Intellectual Property. In the event that a Loan Party or any of its Subsidiaries creates, develops or acquires rights to additional Intellectual Property during the term of this Agreement, then the applicable provisions of this Agreement shall automatically apply thereto and any such Intellectual Property shall automatically constitute part of the Collateral under the Security Documents (other than to the extent such Intellectual Property constitutes an Excluded Asset), without further action by any party, in each case from and after the date of such creation, development, or acquisition (except that any applicable representations or warranties of any Loan Party shall apply to any such Intellectual Property only from and after the date, if any, subsequent to such acquisition that such representations and warranties are brought down or made anew as provided herein).
6.18    Maintenance of Intellectual Property, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries (to the extent applicable) to, use commercially reasonable efforts to (i) prepare, execute, deliver and file any and all agreements, documents or instruments, and to pay any costs and expenses, that are necessary to secure all Material IP, and all rights, interests or assets therein (whether tangible or intangible) reasonably necessary for the operations of such Person’s business in all material respects, including any material Product Commercialization and Development Activities, (ii) maintain in full force and effect, and pay all costs and expenses relating to, all such Material IP, (iii) promptly after obtaining knowledge thereof, notify the Agent and Lenders of any infringement, misappropriation or violation by any Person of any Material IP and, if deemed advisable in the Borrower’s reasonable business judgment, take commercially reasonable efforts to pursue any such infringement, misappropriation or other violation, (iv) promptly after obtaining knowledge thereof, notify the Agent and Lenders of any written Claim by any Person that the conduct of the business of Loan Party or its Subsidiaries has infringed, misappropriated or violated any Intellectual Property of such Person if, in the Borrower’s reasonable business judgment, such Claim may result in a Material Adverse Effect, (v) promptly after obtaining knowledge thereof, notify the Agent and Lenders of any institution of any proceeding at the U.S. Patent and Trademark Office, or equivalent foreign Governmental Authority with respect to any Material IP if, in the Borrower’s reasonable business judgment, such Claim may result in a Material Adverse Effect, and (vi) as determined in the Borrower’s reasonable business judgment, pursue and maintain in full force and effect legal protection for all new Material IP created, developed or acquired by such Loan Party as is customarily maintained by companies engaged in the same or similar business as such Loan Party or its Subsidiaries.
6.19    ERISA and Foreign Pension Plan Compliance. Except as could not reasonably be expected to result in a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with the provisions of ERISA or applicable Law with respect to any Plans to which the Borrower or any such Loan Party is a party as an employer.
6.20    Control Agreements. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain at all times all Deposit Accounts, Securities Accounts, Commodity Accounts, lockboxes and similar accounts (other than Excluded Assets) with a bank or financial institution that has executed and delivered to and in favor of the Agent a customary “springing” account control agreement, in form and substance reasonably acceptable to the Agent and the Required Lenders (each such Deposit Account, Securities Account, Commodity Account, lockbox or similar account, a “Controlled Account”); provided, however, that, the Loan Parties shall have until the date that is ten (10) Business Days following the Closing Date to comply with the provisions of this Section 6.20 with regard to such accounts (other than Excluded Assets) of the Loan Parties existing as of the Closing Date.
6.21    Conference Calls. Subject in all respects to Section 11.17:
(a)    after delivery of the financial statements pursuant to Sections 6.01(b) or (c), at the request of the Agent (at the Direction of the Required Lenders), the Borrower shall cause a Financial Officer to participate in conference calls with the Agent and the Lenders to discuss, among other things, the financial condition of each Loan Party and any financial or earnings reports; provided that such conference calls shall be held at reasonable times during normal business hours and, so long as no Event of Default has occurred and is continuing, not more frequently than once after delivery of each such financial statement; and
(b)    on a weekly basis (or more frequently as reasonably requested by the Lenders) the Borrower shall cause its applicable outside advisors and one or more members of management with appropriate seniority and expertise (in each case as determined by the Borrower in its reasonable discretion) to participate in a conference call with the Agent and the Lenders to discuss the status of the Sale Process.

6.22    Post-Closing Covenants. The Borrower shall complete or shall cause to be completed each of the items set forth on Schedule 6.22 in the timeframes set forth therein (or, in each case, such longer timeframe as the Required Lenders may agree in their reasonable discretion).
6.23    Approved Budget.
(a)    The use of Loans by the Loan Parties under this Agreement and the other Loan Documents shall be limited in accordance with the Approved Budget (subject to variances permitted hereunder and other than any professional and advisory (including legal) fees of the Agent and the Lenders, which shall be payable pursuant to and in accordance with the DIP Order and other applicable orders of the Bankruptcy Court). The Approved Budget shall set forth, on a weekly basis, among other things, Budgeted Cash Receipts and Budgeted Disbursement Amounts for the 13-week period commencing with the week that includes the Closing Date and shall be approved by, and be in form and substance satisfactory to, the Required Lenders in their sole discretion (it being acknowledged and agreed that the Approved Budget attached hereto as Schedule 6.23 is approved by and reasonably satisfactory to the Debtors and the Required Lenders and is and shall be the Approved Budget unless and until replaced in accordance with terms of this Section).
(b)    The Approved Budget shall be updated, modified, replaced or supplemented by the Borrower on the final business day of each four-consecutive-week period, commencing with the final business day of the fourth full week after the Closing Date (or more frequently if determined by the Borrower), and each such updated, modified or supplemented budget shall be in form and substance reasonably satisfactory to the Debtors and the Required Lenders in their sole discretion (which satisfaction may be communicated via an email from any of the Specified Lender Advisors), and no such updated, modified, replaced or supplemented budget shall be effective if Required Lenders object in writing within three (3) Business Days of receipt and if no written objection is received by 5:00 p.m. three (3) Business Days after receipt, the updated, modified, replaced or supplemented budget shall be deemed an Approved Budget; provided, however, that in the event the Required Lenders, on the one hand, and the Borrower, on the other hand, cannot agree as to an updated, modified, replaced or supplemented budget, the then-current Approved Budget shall remain in effect unless and until a new Approved Budget is not objected to the Required Lenders. Each Approved Budget delivered to the Lenders shall be accompanied by such supporting documentation as reasonably requested by the Lenders. Each Approved Budget shall be prepared in good faith based upon assumptions believed by the Borrower to be reasonable.
(c)    For each Variance Testing Period shall not permit (x) the Actual Cash Receipts to be less than 80% of the Budgeted Cash Receipts (each calculated on a cumulative basis as opposed to on a line by line basis) for such Variance Testing Period and (y) Actual Disbursement Amounts to exceed 120% of the Budgeted Disbursement Amounts (each calculated on a cumulative basis as opposed to on a line by line basis) for such Variance Testing Period.
(d)    Deliver to the Agent and the Lenders on or before 5:00 p.m. New York City time on Thursday of each week following the expiration of each Variance Testing Period (commencing on February 22, 2024) a certificate which shall include such detail as is reasonably satisfactory to the Required Lenders, signed by a Responsible Officer of the Borrower certifying that attached thereto is an Approved Budget Variance Report, which shall be prepared by the Borrower as of the last day of the Variance Testing Period then most recently ended, and shall be in a form and substance satisfactory to the Required Lenders in their sole discretion. In addition, on March 7, 2024, the Borrower shall deliver to the Agent and the Lenders a report containing Actual Cash Receipts and Actual Disbursement Amounts for the four-week period ending March 1, 2024 for informational purposes only.

(e)    The Lenders (i) may assume that the Loan Parties will comply with the Approved Budget (subject to permitted variances), (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget. The line items in the Approved Budget for payment of interest, expenses and other amounts to the Agent and the Lenders are estimates only, and the Loan Parties remain obligated to pay any and all Obligations in accordance with the terms of the Loan Documents regardless of whether such amounts exceed such estimates. Nothing in any Approved Budget shall constitute an amendment or other modification of any Loan Document or other lending limits set forth therein.
6.24    Required Milestones. By the times and dates set forth below (as any such time and date may be extended with the consent of the Agent (at the Direction of the Required Lenders) cause the following to occur (each, a “Milestone”):
(a)Interim Order. by the date that is no later than three (3) days after the Petition Date, the Bankruptcy Court shall have entered the Interim Order;
(b)Entry of Final Order. by the date that is no later than thirty (30) days after the Petition Date, the Bankruptcy Court shall have entered the Final Order;
(c)Bidding Procedures Motion. by the date that is no later than thirty-five (35) days after the Petition Date, the Borrower shall have filed a motion, in form and substance reasonably satisfactory to the Required Lenders, requesting entry of the Bidding Procedures Order;
(d)Bidding Procedures Order. by the date that is no later than sixty (60) days after the Petition Date, the Bankruptcy Court shall have entered the Bidding Procedures Order;
(e)Auction. by the date that is ninety (90) days after the Petition Date, the Borrower shall have conducted an auction for the sale of substantially all of its assets (if necessary) and shall have selected one or more successful bidder(s);
(f)Sale Order. by the date that is no later than one hundred (100) days after the Petition Date, the Bankruptcy Court shall have entered a Sale Order either (i) with respect to all of the equity interests in the Borrower, (ii) with respect to substantially all of the Borrower’s assets, or (iii) with respect to the sale or the nCounter business, in each case, that is in form and substance satisfactory to the Required Lenders;
(g)Consummation of Sale. by the date that is no later than one-hundred thirty (130) days after the Petition Date, the Borrower shall have consummated the transaction approved by the Sale Order;
(h)Disclosure Statement Order. by the date that is no later than one hundred (125) days after the Petition Date, the Bankruptcy Court shall have entered a Disclosure Statement Order;
(i)Acceptable Plan. by the date that is no later than one hundred and sixty (160) days after the Petition Date, the Borrower shall have obtained an entry of an order confirming an Acceptable Plan; and
(j)Acceptable Plan Effective Date. by the date that is no later than one hundred and seventy (170) days after the Petition Date, the effective date of the Acceptable Plan shall have occurred.

Notwithstanding anything to the contrary herein, the Bankruptcy Court may set dates with respect to the foregoing sale milestones beyond the outer dates specified above to accommodate its own schedule and to the extent the Bankruptcy Court makes such an extension, the sale milestones hereunder shall be automatically extended by the same period as the Bankruptcy Court’s extension.
ARTICLE 7
NEGATIVE COVENANTS
The Loan Parties jointly and severally covenant and agree, for the benefit of the Agent and the Lenders, that until all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full:
7.01    Merger, Consolidation, Etc. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, (a) consummate a Division/Series Transaction or (b) merge with, consolidate with or into, dissolve or liquidate into or sell, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (i) a Subsidiary that is not a Loan Party may merge into any Loan Party or any Subsidiary of a Loan Party, (ii) a Subsidiary that is a Loan Party that is not the Borrower may merge into any other Loan Party, (iii) any Subsidiary of the Borrower may liquidate, wind up or dissolve; provided, that, to the extent such Subsidiary is a Guarantor, substantially all assets or business held by such subject Subsidiary shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation, winding up or dissolution, (iv) any Excluded Subsidiary of the Borrower may liquidate, wind up or dissolve; provided, that substantially all assets or business held by such subject Subsidiary shall be transferred to, or otherwise owned or conducted by, another Excluded Subsidiary or a Loan Party after giving effect to such liquidation, winding up or dissolution, (v) any Loan Party (other than the Borrower) may sell convey, transfer, lease or otherwise dispose of substantially all of its property (upon voluntary liquidation or otherwise) to any other Loan Party, (vi) any Excluded Subsidiary may sell convey, transfer, lease or otherwise dispose of substantially all of its property (upon voluntary liquidation or otherwise) to any Loan Party, (vii) any Guarantor may sell, convey, transfer, lease or dispose of Stock to any other Loan Party, (viii) any Excluded Subsidiary (to the extent such Stock is owned by an Excluded Subsidiary) may sell, convey, transfer, lease or dispose of Stock to any other Excluded Subsidiary or to any Loan Party to the extent permitted under Section 7.04 (other than clause (c) thereof), (ix) any Excluded Subsidiary (to the extent such Stock is owned by a Loan Party) may sell, convey, transfer, lease or dispose of Stock to any Loan Party, (x) [reserved], (xi) in connection with any transaction expressly permitted pursuant to Section 7.04(e), 7.04(l), 7.04(p), 7.06(b), 7.06(n) or 7.06(u) (provided that, to the extent any such transaction involves (X) a Loan Party other than the Borrower, the Loan Party is either (A) the surviving Person or (B) the Parent Entity of the surviving Person and the Loan Party complies with the provisions of the succeeding sentence with respect to such surviving Person, or (Y) the Borrower, the Borrower is the surviving Person). No Loan Party shall, nor shall permit any of its Subsidiaries to, establish or form any Subsidiary without the consent of the Required Lenders.
7.02    Restricted Payments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payments; provided that the following Restricted Payments shall be permitted so long as no Default or Event of Default has occurred and is continuing or would occur or result from such Restricted Payments:

(a)    (i) Restricted Payments payable solely in shares of Borrower’s Qualified Stock or (ii) any equity or equity-based award, warrant or other right to acquire any such Qualified Stock (and any Restricted Payments pursuant to such awards, warrants, or other rights);
(b)     each Subsidiary may make Restricted Payments to the Borrower or another Loan Party;
(c)    repurchases, retentions or other acquisitions of Qualified Stock that occur or are deemed to occur in connection with the vesting, exercise or settlement of equity or equity-based awards or warrants or other securities convertible into or exchangeable for Qualified Stock if such repurchase, retention or other acquisition of Qualified Stock represents payment of any portion of the exercise price of such awards, warrants or securities pursuant to a “cashless exercise” or similar feature or any portion of the amount necessary to satisfy tax withholding obligations; and
(d)    the Borrower may make Restricted Payments in connection with the retention of Stock constituting Qualified Stock in payment of withholding taxes in connection with equity-based compensation plans.
7.03    Liens. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any of its assets or property, except:
(a)    Liens existing on the Closing Date and set forth on Schedule 7.03(a);
(b)    Liens pursuant to any Loan Documents securing the Obligations;
(c)    Liens imposed by any Applicable Law arising in the ordinary course of business, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) that are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;
(d)    Liens for Taxes not yet due or that are being contested in good faith and by appropriate Proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(e)    (i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default and (ii) pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect to such judgments and Proceedings described in the foregoing clause (i);
(f)    Liens in favor of financial institutions arising in connection with the Borrower’s or its Subsidiaries’ deposit accounts maintained in the ordinary course held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions;
(g)    Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases (other than

Capital Leases), governmental contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other funded Indebtedness) or to secure liability to insurance carriers;
(h)    servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Applicable Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value or marketability of the property subject thereto or interfere with the ordinary conduct of the business of any of the Borrower or any of its Subsidiaries and, in each case, which do not secure Indebtedness for borrowed money;
(i)    (A) any interest or title of a lessor or sublessor under any lease entered into in the ordinary course of business and consistent with past practice and not otherwise prohibited by this Agreement or (B) non-exclusive licenses and non-exclusive sublicenses (other than with respect to Intellectual Property, which is addressed in clause (s) below) granted by the Borrower or any Subsidiary of the Borrower and leases and subleases (by the Borrower or any Subsidiary of the Borrower as lessor or sublessor) to third parties in the ordinary course of business and consistent with past practice or (C) without duplication to the foregoing, interests of lessors and sublessors under operating leases, interests of licensors or sublicensors under license agreements (other than with respect to Intellectual Property, which is addressed in clause (s) below), and with respect to any real property occupied by the Borrower or any of its Subsidiaries, all easements, rights of way, reservations, licenses, encroachments, variations and similar restrictions, charges and encumbrances on title that, in any such case or event, are not material and do not materially impair the use of such property for its intended purposes;
(j)    Liens pursuant to any Prepetition Notes Documents securing the Prepetition Obligations;
(k)    Liens securing Capital Lease Obligations, equipment financing and purchase money financing permitted under Section 7.05(d), to the extent such Lien attaches solely to the property financed in such transaction, replacements thereof and improvements, attachments, additions and accessions to such property, and the proceeds thereof;
(l)    Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(m)    Liens on unearned insurance premiums securing the financing thereof to the extent permitted under Section 7.05(l); provided that such Lien shall be solely limited to the applicable policies, supporting documentation relating thereto and the Borrower’s or its applicable Subsidiary’s right to receive proceeds under the insurance policy with respect to which such Indebtedness has been incurred;
(n)    [reserved];
(o)    with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to Applicable Law; and (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in any Applicable Law, which, in the aggregate for clauses (i), (ii) and (iii) above, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(p)    Liens on cash (and the deposit account holding such cash) to secure letters of credit permitted under Section 7.05(c) in an aggregate amount that does not exceed the face amount of such letters of credit so long as such cash is held in segregated accounts maintained with the issuers of such letters of credit;
(q)    Liens securing Indebtedness incurred in connection with Hedging Agreements permitted by Section 7.06(k);
(r)    bankers’ liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business and contractual rights of set-off relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft of similar obligations incurred in the ordinary course of business;
(s)    Permitted Licenses, Permitted In-Licensing Agreements and Permitted Out-Licensing Agreements;
(t)    Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by the terms of this Agreement;
(u)    Liens incurred in the ordinary course of business to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations); and
(v)    other Liens securing obligations in the aggregate amount not to exceed $500,000 (or the Equivalent Amount in other currencies) in the aggregate.
7.04    Dispositions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, (whether in one or a series of transactions) sell, lease, license, transfer, convey or otherwise dispose of (including abandonment) assets or property (including the Stock of any Subsidiary of the Borrower, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse or pursuant to any sale and leaseback transaction), or, directly or indirectly, issue, sell or otherwise transfer or provide a controlling, management or other interest in, any Stock of any Subsidiary of the Borrower (any such transaction, a “Disposition”), except for:
(a)    Dispositions of (i) inventory, goods or services or (ii) worn out, obsolete, damaged or surplus equipment, in each case of clause (i) and (ii), in the ordinary course of business and consistent with past practice;
(b)    (i) Dispositions of cash and Cash Equivalents in the ordinary course of business and consistent with past practice and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;
(c)    transactions expressly permitted under Sections 7.01, 7.02 or 7.03, in each case other than with reference to this Section 7.04);
(d)    Investments permitted by Section 7.06 (other than clause (r)) to the extent any such Investment constitutes a Disposition;
(e)    Dispositions (x) of assets or property (including the Stock of any Subsidiary of the Borrower) to the Borrower or any other Loan Party, (y) of assets or property (but not any Stock of any Loan Party) to a Subsidiary that is not a Loan Party; provided, that, in the case of this clause (y), such Disposition shall constitute an Investment into an Excluded Subsidiary and shall be permitted only to the extent the Fair Market Value of such assets or property subject to such Disposition does not exceed the amount then remaining available for Investments pursuant to Section 7.06(b)(ii), or (z) by a Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party;
(f)    Approved Sales;
(g)    [reserved];
(h)    Dispositions of past due accounts receivable in the ordinary course of business and consistent with past practice (including any discount and/or forgiveness thereof) or, in the case of accounts receivable in default, in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice;
(i)    (i) the abandonment or other disposition of a lease or sublease of real property that is, in the commercially reasonable judgment of the Borrower or applicable Subsidiary, not used or useful in the conduct of the business of the Borrower and its Subsidiaries, (ii) any expiration of any option agreement in respect of real or personal property, (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) and (iv) any lease or sublease of real property not useful in the conduct of the business of the Borrower or its Subsidiaries, in the case of each of the foregoing clauses (i) through (iv), in the ordinary course of business;
(j)    Dispositions by way of any involuntary loss, damage or destruction of property or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property or transfers of property to insurance companies in exchange for casualty insurance proceeds in the ordinary course of business;
(k)    Permitted Licenses, Permitted In-Licensing Agreements and Permitted Out-Licensing Agreements;
(l)    the issuance by any of the Borrower’s Subsidiaries of Qualified Stock to the Borrower or any other Loan Party;
(m)    Dispositions as a result of any involuntary loss, damage or destruction of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property or as a result of a Casualty Event or transfers of property to insurance companies in exchange for casualty insurance proceeds;
(n)    Dispositions or the lapse, abandonment, cancellation, non-renewal or discontinuance of use or maintenance of any Intellectual Property owned or controlled by the Borrower or any of its Subsidiaries that does not constitute Material IP and that the Borrower determines on a commercially reasonable basis is no longer economically viable;
(o)    [reserved];
(p)    Dispositions not otherwise permitted hereunder that are made for Fair Market Value (other than Material Assets, including Material IP); provided that (i) at the time of any such Disposition, no Default or Event of Default shall exist or shall result from such Disposition, (ii) not less than 90% of the aggregate sales price from such disposition shall be paid in cash or Cash Equivalents, and (iii) the aggregate Fair Market Value of all assets so sold by the Loan Parties and their Subsidiaries, together, shall not exceed $2,000,000;

(q)    [reserved]; and
(r)    Dispositions described on Schedule 7.04.
Notwithstanding anything to the contrary contained herein, in no event shall any Loan Party make any Disposition of or make any Investment transferring ownership of, or exclusive rights in, any Material Assets, including Material IP, in or to any Person other than (i) to a Loan Party or (ii) pursuant to a Permitted Out-Licensing Agreement.
7.05    Limitations on Indebtedness. The Borrower shall not, and shall not permit any of its Subsidiaries to directly or indirectly, create, incur, assume, guarantee, permit to exist or be liable with respect to any Indebtedness, other than:
(a)    (i) the 2025 Notes in an aggregate principal amount not to exceed the outstanding principal amount thereof on the Petition Date, (ii) Indebtedness under the Prepetition Notes and the Prepetition Notes Documents and (iii) Indebtedness (other than the 2025 Notes) existing as of the Closing Date and set forth on Schedule 7.05(a) attached hereto;
(b)    Indebtedness under this Agreement and the other Loan Documents;
(c)    Indebtedness in respect of letters of credit with a face amount not to exceed $1,000,000 in the aggregate (including, for the avoidance of doubt, letters of credit outstanding on the Closing Date) outstanding at any time;
(d)    Indebtedness not to exceed $500,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations, equipment financing, purchase money financing or Indebtedness secured by Liens permitted by Sections 7.03(j) and (k);
(e)    Indebtedness in respect of netting services, overdraft protections, clearinghouse arrangements, and other similar and customary services in connection with deposit accounts incurred in the ordinary course of business;
(f)    Indebtedness to employees in respect of benefit plans and employment and severance arrangements;
(g)    Indebtedness with respect to performance bonds, surety, bid, statutory and appeal bonds and similar instruments;
(h)    Indebtedness arising under guaranties made in the ordinary course of business and consistent with past practice of obligations of any Loan Party that are otherwise expressly permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the Obligations to the same extent;
(i)    Indebtedness owed by (w) any Loan Party to another Loan Party, (x) any Loan Party to any Excluded Subsidiary, (y) any Excluded Subsidiary of the Borrower to any other Excluded Subsidiary or any Loan Party and (z) any Excluded Subsidiary to any Loan Party so long as such Indebtedness is permitted by Section 7.06(b); provided that all such Indebtedness of any Loan Party owed to any Subsidiary that is not a Loan Party shall be subject to the Intercompany Subordination Agreement;
(j)    [reserved];
(k)    endorsements for collection or deposit in the ordinary course of business and consistent with past practice;

(l)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business and consistent with past practice;
(m)    credit card Indebtedness in an outstanding principal amount not to exceed $500,000 in the aggregate at any time outstanding;
(n)    Indebtedness under Hedging Agreements permitted by Section 7.06(k);
(o)    accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of the Borrower’s or such Subsidiary’s business in accordance with customary terms and paid within one hundred twenty (120) days of becoming due, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;
(p)    Guarantees by any Subsidiary of any outstanding Indebtedness permitted by this Section 7.05 of any Loan Party; provided that any subrogation claims of any such guarantying Subsidiary shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement;
(q)    Indebtedness incurred in connection with the endorsement of negotiable instruments for collection, cash management services, including treasury, depository, overdraft, electronic funds transfer, automatic clearing house arrangements, cash pooling arrangements, netting services, merchant services, credit card processing services, debit cards, stored value cards, purchase cards and other similar arrangements of the Borrower or any of its Subsidiaries, in each case incurred in the ordinary course of business;
(r)    Indebtedness in respect of worker’s compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations and reclamation and statutory obligations, in each case incurred in the ordinary course of business;
(s)    Indebtedness consisting of Investments permitted pursuant to Section 7.06;
(t)    Indebtedness constituting deposits or prepayments received from its customers in the ordinary course of business;
(u)    [reserved];
(v)    other unsecured Indebtedness in the aggregate at any time outstanding not to exceed $500,000; and
(w)    Indebtedness of any Loan Party to any of the Borrower’s Subsidiaries arising in connection with cost plus and transfer pricing arrangements entered into in the ordinary course of business and consistent with past practice to the extent subject to the Intercompany Subordination Agreement.
Notwithstanding anything to the contrary, (i) all Indebtedness of any Loan Party owed to any Subsidiary that is not a Loan Party shall be subject to the Intercompany Subordination Agreement and (ii) no Indebtedness permitted under Section 7.05 shall be used to acquire a Foreign Subsidiary.
7.06    Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, to make any Investment except for:

(a)    Investments in cash and Cash Equivalents;
(b)    (x) Investments (i) by any Loan Party to or in any other Loan Party, (ii) by any Loan Party to or in any Excluded Subsidiary, whether as a capital contribution or intercompany Indebtedness in an aggregate amount not to exceed $2,500,000 in respect of all such capital contributions and intercompany Indebtedness, (iii) by any Excluded Subsidiary to or in any other Excluded Subsidiary; provided that, if the Investments described in foregoing clauses (i) and (ii) are evidenced by promissory notes, such promissory notes shall be pledged to the Agent, for the benefit of the Secured Parties, and (y) without duplication of clause (x) above and subject to the limitations of clause (ii) above, if applicable, Investments constituting the establishment or creation of Subsidiaries of the Borrower so long as the Loan Parties comply, and cause such Subsidiaries to comply, with the applicable provisions of Section 6.13;
(c)    loans and advances to employees of the Loan Parties and their Subsidiaries (i) to finance travel and relocation expenses and other ordinary business purposes in the ordinary course of business and consistent with past practice not to exceed in the aggregate $1,250,000 (or the Equivalent Amount in other currencies) in the aggregate at any time outstanding; (ii) in connection with any such employee’s, officer’s or director’s purchase of Stock of the Borrower (or any Parent Entity of the Borrower); and (iii) relating to indemnification of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity, and any reimbursement of any such officer, director or employee of expenses relating to the claims giving rise to such indemnification; provided, that, in each case, such loans and advances do not violate material Applicable Laws;
(d)    Investments acquired in connection with the settlement of delinquent accounts receivable in the ordinary course of business and consistent with past practice or in connection with the bankruptcy or reorganization of suppliers or customers;
(e)    Investments existing on the Closing Date and set forth on Schedule 7.06(e), and any modification, replacement, renewal or extension thereof to the extent not increasing the aggregate amount of such Investments and not adverse to the interests of the Lenders;
(f)    Investments comprising guarantees of Indebtedness expressly permitted by Section 7.05;
(g)    [reserved];
(h)    operating Deposit Accounts, Securities Accounts and Commodities Accounts with banks or financial institutions that are Controlled Accounts or Excluded Assets;
(i)    extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business and consistent with past practice and any prepaid royalties in the ordinary course of business and consistent with past practice;
(j)    Investments permitted under Section 7.06 and Section 7.05;
(k)    Hedging Agreements entered into in the Borrower’s or any of its Subsidiaries’ ordinary course of business and consistent with past practice for the purpose of hedging currency risks or interest rate risks (but not for speculative purposes);
(l)    Investments consisting of prepaid expenses, negotiable instruments held for collection or deposit, security deposits with utilities, landlords and other like Persons and deposits in connection with workers’ compensation and similar deposits, in each case, made in the ordinary course of business and consistent with past practice;
(m)    non-cash Investments in joint ventures or strategic alliances in the ordinary course of the Borrower’s or its applicable Subsidiary’s business consisting solely of the non-exclusive licensing of technology, the development of technology or the providing of technical support;
(n)    [reserved];
(o)    Permitted Licenses, Permitted In-Licensing Agreements and Permitted Out-Licensing Agreements;
(p)    Investments constituting Indebtedness or intercompany liabilities of the Borrower’s Subsidiaries owed by any Loan Party arising in connection with cost plus and transfer pricing arrangements entered into in the ordinary course of business and consistent with past practice, in each case, to the extent subject to the Intercompany Subordination Agreement;
(q)    to the extent constituting an Investment, asset purchases (including purchases of inventory, Intellectual Property, equipment, supplies and materials), in each case in the ordinary course of business and consistent with past practice;
(r)    Investments resulting from non-cash consideration received in connection with any Disposition as permitted under Section 7.04(p), provided such non-cash consideration does not impose any additional obligations upon any of the Loan Parties or their Subsidiaries;
(s)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers, and suppliers who are not Affiliates, in the ordinary course of business and consistent with past practice;
(t)    Investments held by a Subsidiary acquired after the Closing Date or of a Person merged into the Borrower or merged, amalgamated or consolidated with a Subsidiary in accordance with Section 7.01 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and
(u)    other Investments not to exceed $500,000 in the aggregate at any time outstanding; provided that, before and immediately after giving effect to such Investment, no Default or Event of Default has occurred and is continuing or would result therefrom.
7.07    Affiliate Transactions. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, (a) enter into any transaction with any of its Affiliates (other than, in each case, transactions between or among Loan Parties) or any officer, employee, partner, manager or director (or similar official or governing person) of any of the foregoing, (b) pay any management, consulting or similar fees to any of the foregoing, (c) pay or reimburse any of the foregoing for any costs, expenses and similar items, (d) make any indemnification payments to any such Person, or (e) enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination, or engage in any transaction with any holder of Stock of any Loan Party, any Affiliate of any Loan Party or any equity holder of such Affiliate, whereby its income or profits are, or might be, shared with another Person other than a Subsidiary, except the foregoing clauses (a) through (e) shall not prohibit (i) any transaction permitted under Section 7.01, Section 7.02, Section 7.04(e), (l) or (p) or Section 7.06(b), (c) or (f), or any transaction set forth on Schedule 7.07; (ii) in the ordinary course of business and consistent with past practice and pursuant to the reasonable requirements of the business of such Loan Party or such Subsidiary upon fair and reasonable terms no less favorable to such Loan Party than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or such Subsidiary and; provided, further, that in no event shall a Loan Party or any Subsidiary of a Loan Party perform or provide any management, consulting, administrative or similar services to or for any Person other than another Loan Party, a Subsidiary of a Loan Party or a customer that is not an Affiliate of a Loan Party in the ordinary course of business and consistent with past practice, (iii) compensation provided in the ordinary course of business, benefits and indemnification arrangements and travel and other expense reimbursement for officers, other employees and directors of the Borrower and its Subsidiaries entered into in the ordinary course of business, (iv) issuances of Qualified Stock (or the equivalent thereof) to Affiliates or any officer, employee, partner, manager or director (or similar official or governing person) in exchange for cash, provided that (A) no Default shall have occurred and be continuing (or would reasonably be expected to occur as a result of such issuance), (B) it is on fair and reasonable terms that are no less favorable (including the amount of cash received by the Borrower) to the Borrower than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower, and (C) it is of the kind which would be entered into by a prudent Person in the position of the Borrower with another Person that is not an Affiliate of the Borrower, (v) [reserved], (vi) cost plus and transfer pricing arrangements entered into in the ordinary course of business and consistent with past practice and (vii) customary Tax sharing agreements among and limited to the Borrower and its Subsidiaries.
7.08    Conduct of Business. The Borrower shall not, and shall not permit any Subsidiaries to, directly or indirectly, engage in any line of business materially different from those lines of business carried on by it on the Closing Date and any business reasonably related, incidental, complementary or ancillary thereto or reasonable extensions thereof.
7.09    Accounting and Fiscal Year. The Borrower shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by or permitted by GAAP.
7.10    Payments of Certain Indebtedness. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make directly or indirectly, any payment, prepayment, repayment or other distribution (whether in cash, securities or other property), of or in respect of principal of, premium, if any, interest on, fees on or redemption, exchange, purchase, retirement, defeasance or similar payment in respect of any Indebtedness (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Indebtedness, except payments, prepayments, repayments or other distributions set forth in the Approved Budget and permitted by the order of a Bankruptcy Court.
7.11    Burdensome Agreements and Negative Pledges. No Loan Party shall, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on (a) the ability of any Loan Party to create, incur, permit or suffer to exist any Lien upon any of its assets, whether now owned or hereafter acquired, in favor of the Agent or any other Secured Party, (b) the ability of any Loan Party to Dispose of any assets of any Loan Party or any of its Subsidiaries or (c) the ability of any Loan Party to pay dividends or make any other distribution on any of such Loan Party’s Stock or to or make other payments and distributions to any Loan Party (any such agreement, a “Restrictive Agreement”), except for (i) restrictions imposed by

Applicable Laws and those in the Loan Documents, (ii) any Organizational Documents of an Loan Party as in effect as of the date hereof as set forth on Schedule 4.36, (iii) customary restrictions and conditions contained in agreements relating to transactions permitted under Sections 7.01 and 7.04, (iv) restrictions and conditions (x) imposed by any agreement relating to Indebtedness permitted by Section 7.05, (y) Investments permitted by Section 7.06, or (z) that is related to Liens on property or assets permitted pursuant to Section 7.03 so long as such restrictions or conditions apply only to the property or assets subject to such Lien permitted by Section 7.03); (v) [reserved], (vi) any Restrictive Agreements set forth on Schedule 4.36, (vii) customary provisions in leases, licenses and other contracts restricting the assignment thereof, (viii) any restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business, and (ix) in the case of subclauses (a) and (b) above, restrictions contained in the documents governing any Permitted Licenses, Permitted In-Licensing Agreements and Permitted Out-Licensing Agreement, in each case to the extent such restrictions are not prohibited by the definitions of such terms and are not otherwise prohibited under this Agreement.
7.12    OFAC; Patriot Act; Anti-Corruption Laws. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, fail to comply with applicable Sanctions, laws relating to “know your customer” or Anti-Money Laundering Laws, Anti-Corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010.
The covenants in this Section 7.12 are complied with by any Loan Party only to the extent that it does not result in a violation of or conflict with Section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) (in connection with section 4 para 1 no 3 and section 19 para 3 no. 1(a) of the Foreign Trade Act (Außenwirtschaftsgesetz) ) or similar applicable anti-boycott legislation in other jurisdictions or the Council Regulation (EC) No 2271/96 of 22 November 1996 as last amended by Council Regulation (EC) No 1100/2018 of 6 June 2018.
7.13    Hazardous Material. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate or form the basis of Liability under any Environmental Law, other than such violations or Liabilities that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
7.14    Investment Borrower Act. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, be an “investment company” as such term is defined in the Investment Borrower Act, or subject to regulation under, the Investment Borrower Act of 1940, as amended.
7.15    Loans to Rank Senior. The Notes and all other obligations of the Borrower and the Guarantors under this Agreement are and at all times shall remain first-priority (subject to Liens permitted by Section 7.03 that are expressly permitted to be senior in priority) secured obligations of the Borrower and each Guarantor and shall rank senior in right of payment to all present and future subordinated Indebtedness (actual or contingent) and pari passu with to all other present and future senior Indebtedness (actual or contingent) of the Borrower and each Guarantor (except as otherwise required by Applicable Law and except as otherwise permitted under this Agreement).
7.16    Modifications of Material Documents. The Borrower shall not, and shall not permit any of its Subsidiaries to:

(a)    amend, restate, supplement, change, replace or otherwise modify (or waive or consent to any diversions from, or actions or inactions affecting) any of its Organizational Documents, in each case, in a manner which would reasonably be expected to be materially adverse to the rights, remedies, interests or privileges of any of the Secured Parties or their ability to enforce the same; provided that the foregoing shall not prohibit any transaction permitted pursuant to this Article 7;
(b)    waive, amend, modify, supplement, terminate or replace any of the 2025 Loan Documents if the effect of such waiver, amendment, modification, supplement, termination or replacement would be materially adverse to the Agent or any other Secured Party (it being understood and agreed that any change to shorten the maturity of, increase the principal amount of, increase any interest rate applicable to, alter any redemption, payment, repayment or prepayment obligation or put provisions of, or reduce any conversion price applicable to the 2025 Loan Documents would be materially adverse to the Agent and the other Secured Parties); and
(c)    amend, restate, supplement, change, extend, refinance, replace or otherwise modify, waive or consent to any diversions from, or actions or inactions affecting, any Material Agreement, in each case, in a manner that would reasonably be expected to have a Material Adverse Effect.
7.17    Sales and Leasebacks. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, become liable, directly or indirectly, whether an operating lease or a Capital Lease Obligation, of any asset or property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person and (ii) which such Person intends to use for substantially the same purposes as property which has been or is to be sold or transferred.
7.18    Regulatory Studies. The analytical and clinical validation studies conducted by or on behalf of or sponsored by the Borrower or its Subsidiaries, or in which the Borrower or its Subsidiaries have participated, that are described in the SEC Documents or the results of which are referred to in the SEC Documents, as applicable, and are intended to be submitted to Regulatory Authorities as a basis for product approval or clearance, shall be conducted by the Borrower or, to the knowledge of the Borrower on behalf of the Borrower, in all material respects in accordance with the applicable trial protocols and all applicable statutes, rules and regulations of the Regulatory Authorities, including, without limitation, applicable parts of 21 C.F.R. Parts 50, 54, 56, 58, and 312. The descriptions in the SEC Documents of the results of such analytical and clinical validation studies shall be accurate and complete in all material respects and fairly present the data derived from such studies. The Borrower and its subsidiaries shall operate and remain in compliance with all applicable statutes, rules and regulations of the Regulatory Authorities, except as would not reasonably be expected to have a Material Adverse Effect.
7.19    Sanctions; Anti-Corruption Use of Proceeds. The Borrower shall not, directly or knowingly indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Law, or (ii) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, would result in a violation by any party to this Agreement (including the Agent and the Lenders) of Sanctions.
7.20    Inbound and Outbound Licenses.

(a)    Inbound Licenses. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, enter into or become bound by any license agreement granting a license (or equivalent right) to third party Intellectual Property requiring any Loan Party as the case may be, during any twelve (12) month period during the term of such license agreement, to make aggregate payments in excess of $5,000,000 in respect of such inbound license; provided that Permitted Licenses, Permitted In-Licensing Agreements and non-exclusive license agreements in the nature of over the counter or “shrink wrap” software that is commercially available to the public or software licensed under open source licenses, in each case, shall not be prohibited by this Section 7.20(a).
(b)    Outbound Licenses. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, enter into or become or remain bound by any outbound license, including any collaboration or development agreement, of Intellectual Property of any Loan Party or any of its Subsidiaries other than Permitted Out-Licensing Agreements and Permitted Licenses.
7.21    Liquidity. On the Friday of each calendar week, commencing with the first Friday occurring on or after the Final Order Date, Liquidity shall not be less than (i) prior to May 3, 2024, $20,000,000, and (ii) thereafter, $10,000,000.
7.22    Reserved.
7.23    Orders. Notwithstanding anything to the contrary herein, no Loan Party nor any Subsidiary shall use any portion or proceeds of the Loans or the Collateral, or disbursements set forth in the Approved Budget, for payments or for purposes that would violate the terms of the DIP Order.
7.24    Bankruptcy Actions. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, seek, consent to, or permit to exist, without the prior written consent of the Agent (at the Direction of the Required Lenders) (which consent shall constitute authorization under this Agreement), any order granting authority to take any action that is prohibited by the terms of this Agreement, the DIP Order or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of the DIP Order or any of the other Loan Documents. It is understood and agreed that the filing of a chapter 11 plan of liquidation or the pursuit of confirmation of a chapter 11 plan of liquidation, confirmation of which plan shall take place solely following the Bankruptcy Court’s entry of the Sale Order, with the occurrence of any “effective date” or similar concept under such plan subject to the occurrence of the Closing Date, if applicable, provided that such chapter 11 plan is not inconsistent with the Sale Process or Sale Transaction, shall not constitute or be deemed to be a breach or default of this Section 7.24 or of any other term or provision of this Agreement or of any other Loan Document, and shall not constitute or be deemed to be a Default or an Event of Default for any purpose under the Loan Documents, including, without limitation, for purposes of Section 8.01(f).
7.25    Insolvency Proceeding Claims. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, incur, create, assume, suffer to exist or permit any other super priority administrative claim which is pari passu with or senior to the claim of any Agent or the Lenders against the Debtors, except as set forth in the DIP Order.
7.26    Transfers of Material Assets or Material IP. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, transfer any Material Assets or Material IP to any Foreign Subsidiary.

ARTICLE 8
EVENTS OF DEFAULT
8.01    Events of Default. Each of the following events shall constitute an “Event of Default”:
(a)    The Borrower shall fail to pay any principal of the Loans, when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof or otherwise.
(b)    Any Loan Party shall fail to pay any Obligation (other than an amount referred to in Section 8.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.
(c)    Any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.
(d)    Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.01, 6.02, 6.03, 6.12, 6.13, 6.15, 6.16, 6.17, 6.20, 6.23, 6.24 or Article 7 and, if such failure results from any determination by the Agent or any Lender that all or any part of any certificate or other document delivered to the Agent or any Lender is not satisfactory or acceptable to the Agent or any Lender, such default is not remedied by the Loan Parties or waived by the Agent (at the Direction of the Required Lenders) within two (2) Business Days after the earlier of (i) receipt by Borrower of notice from the Agent or Required Lenders of such failure or (ii) knowledge of any Responsible Officer of any Loan Party of such default.
(e)    Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (d) above), and, such default is not remedied by the Loan Parties or waived by the Agent (at the Direction of the Required Lenders) within thirty (30) days after the earlier of (i) receipt by Borrower of notice from the Agent or Required Lenders of such failure or (ii) knowledge of any Responsible Officer of any Loan Party of such default.
(f)    Except with respect to the Pending Litigation (i) one or more judgments shall be entered or rendered by a court of competent jurisdiction against any Loan Party or any Subsidiary of a Loan Party for the payment of money in an aggregate amount exceeding $500,000 (or the Equivalent Amount in other currencies) and excluding any amounts covered by insurance payable by an independent third-party, non-affiliated insurance company that has been notified of such judgment and has not denied coverage therefor, and either, (A) enforcement proceedings shall have been commenced by any creditor upon any such judgment or (B) such judgment shall not have been satisfied, vacated or discharged within thirty (30) days after the entry or providing thereof or there shall not be in effect (by reason of a pending appeal) any stay of enforcement thereof within thirty (30) days after the entry or providing thereof, or (ii) one or more non-monetary judgments, orders, decrees, arbitration awards or settlements shall be entered or rendered against any Loan Party or any Subsidiary of a Loan Party that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and, with respect to this clause (ii), there shall be any period of ten (10) days during which such a stay of enforcement of such judgment, order, decree, arbitration award or settlement, by pending appeal or otherwise, shall not be in effect.
(g)    [Reserved.]
(h)    Any Loan Party or any Subsidiary of any Loan Party (i) shall fail to make any payment in respect of any Indebtedness (other than the Obligations) having an aggregate outstanding principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000 (“Material Indebtedness”) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the documents relating thereto on the date of such failure; (ii) shall fail to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased) prior to its stated maturity (without regard to any subordination terms with respect thereto) or cash collateral in respect thereof to be demanded, or (iii) any event of default or similar term having the same meaning and effect (as such terms are defined in any definitive documentation related thereto) under any Permitted 2025 Notes Refinancing Debt shall have occurred, provided, however, that if, prior to any acceleration of the Notes, any such default is cured or waived or any such acceleration rescinded, within a period of ten (10) Business Days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; provided that this Section 8.01(h) shall not apply to any Permitted Indebtedness outstanding on the Petition Date unless such Permitted Indebtedness has been accelerated and the enforcement of remedies with respect to such Permitted Indebtedness shall not have been stayed by the commencement of the Chapter 11 Cases.
(i)    (A) The material provisions of the Loan Document, taken as a whole, shall for any reason cease to be valid and binding on or enforceable against any Loan Party, including as a result of a court of competent jurisdiction declaring such Loan Document to be null and void; (B) any Loan Party shall contest the validity of, or announce or state in writing that it will not honor, or shall bring an action to limit, invalidate or declare unenforceable, any Loan Document or any of such Loan Party’s obligations or liabilities under any Loan Document (exclusive of good faith questions of interpretation of any provision thereof); or (C) any Loan Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in a material portion of the Collateral (to the extent that such perfection or priority is required hereby or by the applicable Loan Document) purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest, in each case of subclauses (A), (B) or (C), other than as expressly permitted hereunder.
(j)    (i) The occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) the imposition of a Lien on any asset of a Loan Party or a Subsidiary of a Loan Party with respect to any Title IV Plan or Multiemployer Plan that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(k)    The Borrower and its Subsidiaries spend more than $10,000,000 (or such greater amount that is consented to in writing by the Required Lenders) on expenses (including legal expenses) related to any IP and Non-Bankruptcy Litigation.
(l)    The occurrence of a Change of Control.
(m)    Reserved.
(n)    Chapter 11. The occurrence of any of the following in any of the Chapter 11 Cases:
(i)    other than a motion in support of the DIP Order, the bringing of a motion or taking of any action in the Chapter 11 Cases: (A) to obtain additional financing under Section 364(c) or Section 364(d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (B) to grant any Lien other than Permitted Liens upon or affecting any Collateral; (C) except as provided in the DIP Order, to use cash collateral of the Agent and the other Secured Parties or Prepetition Creditors or Prepetition Trustee under Section 363(c) of the Bankruptcy Code without the prior written consent of the Agent (at the Direction of the Required Lenders); or (D) any other action or actions materially adverse to (x) the Agent and Lenders or the Prepetition Trustee and Prepetition Creditors or their rights and remedies hereunder, under any other Loan Documents, or their interest in the Collateral or (y) the Prepetition Trustee, the Prepetition Creditors or their rights under the Prepetition Indenture or the other Prepetition Loan Documents or their interest in the Prepetition Collateral;
(ii)    (A) the filing of any plan of reorganization or plan of liquidation (subject to the last sentence of Section 7.24) that is not reasonably acceptable to the Debtors and the Required Lenders, or any disclosure statement attendant thereto, or any amendment to any such plan or disclosure statement, by a Loan Party that does not propose to indefeasibly repay in full in cash the Obligations under this Agreement and the Prepetition Obligations, or by any other Person to which the Agent (at the Direction of the Required Lenders) does not consent, or any of the Loan Parties or their Subsidiaries shall seek, support or fail to contest in good faith the filing or confirmation of any such plan or entry of any such order, (B) the entry of any order terminating any Loan Party’s exclusive right to file a plan of reorganization or plan of liquidation, or (C) the expiration of any Loan Party’s exclusive right to file a plan of reorganization or plan of liquidation;
(iii)    the entry of an order in any of the Chapter 11 Cases confirming a plan of reorganization or plan of liquidation (subject to the last sentence of Section 7.24) that (A) is not reasonably acceptable to the Debtors and the Required Lenders or (B) does not contain a provision for termination of the Commitments and indefeasible repayment in full in cash of all of the Obligations under this Agreement and the Prepetition Obligations on or before the effective date of such plan or plans;
(iv)    (x) the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents, the Interim Order, the Final Order, the Cash Management Order or any other order with respect to any of the Chapter 11 Cases affecting in any material respect this Agreement and/or the other Loan Documents (including any order in respect of the Milestones specified herein and/or in the DIP Order) without the written consent of the Agent (at the Direction of the Required Lenders) or the filing by a Loan Party of a motion to alter, amend, vacate, supplement, modify, or reconsider, in any respect, the Interim Order or the Final Order, the Cash Management Order or any other order with respect to any of the Chapter 11 Cases affecting in any material respect this Agreement and/or the other Loan Documents, or the failure of any of the Interim Order, the Final Order or the Cash Management Order to be in full force and effect or (y) any Loan Party or any Subsidiary shall fail to comply in any material respect with the DIP Order, the Cash Management Order or any other order with respect to any of the Chapter 11 Cases (to the extent affecting in any material respect this Agreement and/or the other Loan Documents);
(v)    the Bankruptcy Court’s (A) entry of an order granting relief from the Automatic Stay to permit foreclosure of security interests in assets of the Loan Parties; (B) entry of an order based on a motion filed or request by a creditor granting relief from the Automatic Stay to permit any IP and Non-Bankruptcy Litigation to proceed during the Chapter 11 Cases; (C) solely with respect to the GeoMx Litigation, any Loan Party consents or supports (whether by stipulation or otherwise) the granting of relief from the Automatic Stay; or (D) entry of an order terminating exclusivity (or such an order is sought by any party and not actively contested by the Loan Parties);
(vi)    the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against the Agent, any Lender or any of the Collateral or against the Prepetition Trustee, any Prepetition Creditor or any Prepetition Collateral;
(vii)    the appointment of a trustee or an examiner with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Loan Parties (without consent of the Agent (at the Direction of the Required Lenders));
(viii)    (A) the dismissal of any Chapter 11 Case or (B) any Loan Party shall file a motion or other pleading seeking the dismissal of the Chapter 11 Cases under Section 1112 of the Bankruptcy Code or otherwise;
(ix)    any Loan Party shall file a motion (without consent of the Agent (at the Direction of the Required Lenders)) seeking, or the Bankruptcy Court shall enter an order granting, relief from or modifying the Automatic Stay (A) to allow any creditor (other than the Agent) to execute upon or enforce a Lien on any Collateral or (B) approving any settlement or other stipulation not approved by the Required Lenders with any creditor of any Loan Party providing for payments as adequate protection or otherwise to such secured creditor;
(x)    the entry of an order in the Chapter 11 Cases avoiding or permitting recovery of any portion of the payments made on account of the Obligations owing under this Agreement or the other Loan Documents;
(xi)    the failure of any Loan Party to perform in any material respect any of its obligations under the Interim Order, the Final Order, the Bidding Procedures Order or any order of the Bankruptcy Court approving any Transaction or to perform in any material respect its obligations (if any) under any order of the Bankruptcy Court approving bidding procedures;
(xii)    the existence of any claims or charges, or the entry of any order of the Bankruptcy Court authorizing any claims or charges, other than in respect of this Agreement and the other Loan Documents, or as otherwise permitted under the applicable Loan Documents or permitted under the DIP Order, entitled to superpriority administrative expense claim status in any Chapter 11 Case pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Agent and the Secured Parties under this Agreement and the other Loan Documents, or there shall arise or be granted by the Bankruptcy Court (i) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of

Section 507 of the Bankruptcy Code or (ii) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except, in each case, as expressly provided in the Loan Documents or in the DIP Order then in effect (but only in the event specifically consented to by the Agent (at the Direction of the Required Lenders)), whichever is in effect;
(xiii)    the DIP Order shall cease to create a valid and perfected Lien (which creation and perfection shall not require any further action other than the entry of the DIP Order) on the Collateral or to be in full force and effect, shall have been reversed, modified, amended, stayed, vacated, or subject to stay pending appeal, in the case of modification or amendment, without prior written consent of the Agent (at the Direction of the Required Lenders);
(xiv)    an order in the Chapter 11 Cases shall be entered (i) charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Agent and the Secured Parties, or (ii) limiting the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Prepetition Trustee on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Loan Party after the Petition Date, or the commencement of other actions that is materially adverse to the Agent, the Secured Parties or their respective rights and remedies under the Loan Documents in any of the Chapter 11 Cases or inconsistent with any of the Loan Documents;
(xv)    any order having been entered or granted (or requested, unless actively opposed by the Loan Parties) by either the Bankruptcy Court or any other court of competent jurisdiction materially adversely impacting the rights and interests of the Agent and the Lenders, as determined by the Required Lenders, acting reasonably, without the prior written consent of the Agent (at the Direction of the Required Lenders);
(xvi)    an order of the Bankruptcy Court shall be entered denying or terminating use of cash collateral by the Loan Parties authorized by the DIP Order;
(xvii)    any Loan Party shall challenge, support or encourage a challenge of any payments made to the Agent or any Lender with respect to the Obligations or to the Prepetition Trustee or the Prepetition Creditors with respect to the Prepetition Obligations, or without the consent of the Agent (at the Direction of the Required Lenders), the filing of any motion by the Loan Parties seeking approval of (or the entry of an order by the Bankruptcy Court approving) adequate protection to any Prepetition agent or lender that is inconsistent with the DIP Order;
(xviii)    without the Agent’s and the Required Lenders’ consent, the entry of any order by the Bankruptcy Court granting, or the filing by any Loan Party or any of its Subsidiaries of any motion or other request with the Bankruptcy Court (in each case, other than the DIP Order and motions seeking entry thereof or permitted amendments or modifications thereto) seeking authority to use any cash proceeds of any of the Collateral without the consent of the Agent and the Required Lenders or to obtain any financing under Section 364 of the Bankruptcy Code other than the Loan Documents;
(xix)    if, unless otherwise approved by the Agent and the Required Lenders, an order of the Bankruptcy Court shall be entered providing for a change in venue with respect to the Chapter 11 Cases and such order shall not be reversed or vacated within ten (10) days (or such later date as the Agent (acting at the Direction of the Required Lenders in their sole discretion) may agree in writing);

(xx)    without the Agent’s (at the Direction of the Required Lenders) and the Required Lenders’ consent, any Loan Party or any Subsidiary thereof shall file any motion or other request with the Bankruptcy Court seeking (a) to grant or impose, under Section 364 of the Bankruptcy Code or otherwise, liens or security interests in any DIP Collateral, whether senior or equal to the Agent’s liens and security interests; or (b) to modify or affect any of the rights of the Agent or the Lenders under the DIP Order, the Loan Documents, and related documents by any plan of reorganization confirmed in the Chapter 11 Cases or subsequent order entered in the Chapter 11 Cases;
(xxi)    any Loan Party or any Subsidiary thereof or any Debtor shall take any action in support of any matter set forth in this Section 8.01(n) or any other Person shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal;
(xxii)    any Debtor shall be enjoined from conducting any material portion of its business, any disruption of the material business operations of the Debtors shall occur, or any material damage to or loss of material assets of any Debtor shall occur and, in each case and, in each case, such event or circumstance would reasonably be expected to have a Material Adverse Effect;
(xxiii)    any Debtor shall deny in writing that such Debtor has liability or obligation under this Agreement for the Obligations or seeks to recover any monetary damages from the Agent, any Lender, any of the Prepetition Creditors;
(xxiv)    the Bankruptcy Court shall grant relief under any motion or other pleading filed by any Debtor that results in the occurrence of an Event of Default; provided that the Loan Parties hereby agree that the Agent shall be entitled to request an expedited hearing on any such motion and hereby consent to such expedited hearing (and the Agent is authorized to represent to the Bankruptcy Court that the Loan Parties have consented to such expedited hearing on the motion);
(xxv); the Bankruptcy Court not approving the roll-up of the Prepetition Obligations as contemplated in this Agreement or any amendment, waiver, or modification of such roll-up;
(xxvi)     if the Final Order does not include a waiver, in form and substance satisfactory to the Agent and the Lenders (which satisfaction may be communicated via an email from either of the Specified Lender Advisors), of (i) the right to surcharge the Collateral under Section 506(c) of the Bankruptcy Code and (ii) any ability to limit the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Prepetition Trustee on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Loan Party after the Petition Date;
(xxvii)    any Debtor shall deny in writing such Debtor’s liability or obligations under this Agreement or seeks to recover any monetary damage from the Agent, any Lender or any of the Prepetition Secured Parties;
(xxviii)     failure of the Borrower or any other Loan Party to use the proceeds of the Loans as set forth in and in compliance with the Approved Budget (subject to variances permitted hereunder) and this Agreement; or
(xxix) failure of the Borrower to pay the fees of the professional advisors and counsel of the Agent, Prepetition Trustee and the Lenders pursuant to this Agreement and the DIP Order.

8.02    Remedies.
(a)    Subject to the terms of the DIP Order and the Remedies Notice Period, if any Event of Default occurs and is continuing, notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from the Bankruptcy Court, then, the Agent, upon the Direction of the Required Lenders shall declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement immediately become due and payable, but without affecting the Agent’s Liens or the Obligations, and the Agent (at the Direction of the Required Lenders) shall: (i) terminate, reduce or restrict the right or ability of the Loan Parties to use any cash collateral; (ii) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) subject to the Remedies Notice Period, (A) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law or (B) take any and all actions described in the DIP Order.
(b)    At any hearing during the Remedies Notice Period to contest the enforcement of remedies, the only issue that may be raised by any party in opposition thereto shall be whether, in fact, an Event of Default has occurred, and the Loan Parties hereby waive their right to and shall not be entitled to seek relief, including, without limitation, under Section 105 of the Bankruptcy Code, to the extent that such relief would in way impair or restrict the rights and remedies of the Agent or the Secured Parties, as set forth in this Agreement, the applicable DIP Order, Canadian DIP Recognition Order or other Loan Documents. Except as expressly provided above in this Section 8.02(b), to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE 9
THE AGENT
9.01    Appointment and Duties. Subject in all cases to clause (c) below:
(a)    Appointment of the Agent. Each of the Lenders hereby irrevocably appoints Wilmington Trust, National Association (together with any successor Agent pursuant to Section 9.08) as the administrative agent hereunder and authorizes the Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from the Borrower ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.
(b)    Duties as Agent. Without limiting the generality of Section 9.01(a), the Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any bankruptcy, insolvency or similar proceeding); provided that (i) the Agent shall only be required to act in such agency capacity if it has notified the Borrower and the Lenders in writing that it has elected to do so, and (ii) so long as the Agent has not delivered  any such election notice it shall not be deemed to be acting as a disbursing and collecting agent for any other Lender or Secured Party and no Person (including any Withholding Agent) shall be authorized to make any payment to the Agent for such purpose, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in bankruptcy, insolvency or similar proceeding, and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Laws or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver.
(c)    Limited Duties. The parties hereto acknowledge and agree that under the Loan Documents, the Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 9.11), with duties that are entirely administrative in nature and do not (and are not intended to) create any fiduciary obligations, notwithstanding the use of the defined term “the Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document (fiduciary or otherwise), and each Lender hereby waives and agrees not to assert any claim against the Agent based on the roles, duties and legal relationships expressly disclaimed in this clause (c). The permissive right of the Agent to do things enumerated in this Agreement shall not be construed as a duty. Nothing in this Agreement shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers herein unless it has received reasonable assurances that it will be reimbursed or indemnified in accordance with the terms hereof. The Agent (in its capacity as such) shall not be responsible or liable to the extent of any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.
9.02    Binding Effect. Each Lender agrees that (i) any action taken by the Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.
9.03    Use of Discretion.
(a)    No Action without Instructions. The Agent shall not be required to exercise any discretion, provide any consent or approval, make any determination, or take, or omit to take, any action, including with respect to enforcement or collection, except (subject to clause (b) below) any action it is required to take or omit to take (i) under any Loan Document or (ii) at the

Direction of the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).
(b)    Right Not to Follow Certain Instructions. Notwithstanding Section 9.03(a) or any other term or provision of this Article 9, the Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Agent or any Related Parties thereof or (ii) that is, in the opinion of the Agent, in its sole and absolute discretion, contrary to any Loan Document, applicable Law or the best interests of the Agent or any of its Affiliates or Related Parties.
9.04    Delegation of Rights and Duties. The Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). The Agent shall not be responsible for the acts or omissions of any such trustee, co-agent, employee, attorney-in-fact or any other Person, in each case, to the extent appointed with due care.
9.05    Reliance and Liability.
(a)    The Agent may, without incurring any liability hereunder, (i) consult with any of its Related Parties and, whether or not selected by it, any other advisors, counsel, accountants and other experts (including advisors and counsel to, and accountants and experts engaged by, any Loan Party or any Lender) and (ii) rely and act upon any advice, resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, note, other evidence of indebtedness, or other paper or document and information and any telephone message or conversation, in each case reasonably believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
(b)    Neither the Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Agent:
(i)    shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the written instructions of the Required Lenders or for the actions or omissions of any of their Related Parties selected with reasonable care (other than employees, officers and directors of the Agent, when acting on behalf of the Agent);
(ii)    shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document, including for executing, delivering, filing, recording, authorizing or obtaining any financing statements, notices, instruments, documents, agreements, consents or other papers with or in any recording office;
(iii)    makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Party, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by the Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Agent in connection with the Loan Documents; and
(iv)    shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Agent shall promptly give notice of such receipt to all Lenders);
and, for each of the items set forth in clauses (i) through (iv) above, each Lender hereby waives and agrees not to assert any right, claim or cause of action it might have against the Agent based thereon.
(c)    Neither the Agent nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Loan Parties, or any of their directors, members, officers, agents, affiliates or employees, nor shall it have any liability in connection with the malfeasance or nonfeasance by such parties. The Agent may assume performance by all such Persons of their respective obligations.
(d)    If at any time the Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), the Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if the Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.
9.06    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any Lender or any of their Related Parties or upon any document solely or in part because such document was transmitted by the Agent or any of its Related Parties, conducted its own independent investigation of the financial condition and affairs of each Loan Party and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.
9.07    Expenses; Indemnities.
(a)    Each Lender agrees to reimburse the Agent and each of its Related Parties (to the extent not reimbursed by any Loan Party) promptly upon demand for such Lender’s Proportionate Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by the Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)    Each Lender further agrees to indemnify the Agent and each of its Related Parties (to the extent not reimbursed by any Loan Party), from and against such Lender’s aggregate Proportionate Share of the liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Agent or any of its Related Parties in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such Loan Document, or, in each case, any action taken or omitted to be taken by the Agent or any of its Related Parties; provided that no Lender shall be liable to the Agent or any of its Related Parties to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Agent or Related Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
9.08    Resignation and Succession of the Agent.
(a)    At any time upon not less than thirty (30) Business Days prior written notice, the Agent may resign as the “the Agent” hereunder, in whole or in part (in the sole and absolute discretion of the Agent), effective on the date set forth in such notice, which effective date shall not be less than thirty (30) (or more than sixty (60)) days following delivery of such notice. If the Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor to the Agent; provided that if a successor to the Agent has not been appointed on or before the effectiveness of the resignation of the resigning Agent, then the resigning Agent may, on behalf of the Lenders, appoint any Person reasonably chosen by it as the successor to the Agent.
(b)    Effective immediately upon its resignation, (i) the resigning Agent shall be discharged from its duties and obligations under the Loan Documents to the extent set forth in the applicable resignation notice, (ii) the Lenders shall assume and perform all of the duties of the Agent until a successor the Agent shall have accepted a valid appointment hereunder, (iii) the resigning Agent and its Related Parties shall no longer have the benefit of any provision of any Loan Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Agent was, or because the Agent had been, validly acting as the Agent under the Loan Documents or (y) any continuing duties such resigning Agent continues to perform, and (iv) subject to its rights under Section 9.04, the resigning Agent shall take such action as may be reasonably necessary to assign to the successor the Agent its rights as the Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Agent, a successor the Agent shall succeed to, and become vested with, all the rights (other than any rights to reimbursement for any costs, expenses, indemnities or other amounts due and owing to the Agent prior to the resignation thereof), powers, privileges and duties of the resigning Agent under the Loan Documents.
(c)    Any entity into which any Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its loan agency business and assets as a whole or substantially as a whole, or any entity resulting from any such conversion, sale, merger, consolidation or transfer to which such Agent is a party, will be and become the successor Agent under this Agreement and any other Loan Document and will have and succeed to the rights, powers, duties, benefits, indemnities, immunities, protections and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.
9.09    Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs the Agent to release the following:
(a)    [reserved]; and

(b)    any Lien held by the Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by a Loan Party in a Disposition permitted by and in accordance with the terms of the Loan Documents (including pursuant to a valid waiver or consent), and (ii) all of the Collateral and all Loan Parties, upon (w) termination of the Commitments, (x) payment and satisfaction in full of all Loans and all other Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) that the Agent has been notified in writing are then due and payable, (y) deposit of cash collateral with respect to all contingent Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made), in amounts and on terms and conditions and with parties satisfactory to the Agent and each Indemnified Party that is owed such Obligations, and (z) to the extent requested by the Agent, receipt by the Secured Parties of liability releases from the Loan Parties, each in form and substance acceptable to the Agent.
The Agent shall not be required to execute any document necessary to evidence such release authorized under this Section 9.09 unless a Responsible Officer of the Borrower shall certify in writing to the Agent that the transaction requiring such release is permitted under the Loan Documents (it being acknowledged that the Agent may rely on any such certificate without further inquiry). Each Lender hereby directs the Agent, and the Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the Guaranties and Liens when and as directed in this Section 9.09.
9.10    Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender so long as, by accepting such benefits, such Secured Party agrees, as among the Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Agent, shall confirm such agreement in a writing in form and substance acceptable to the Agent) this Article 9 and the decisions and actions of the Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 9.07 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (ii) each of the Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
9.11    Erroneous Payments.
(a)    If the Agent notifies a Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party in connection with the Loan Documents (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates, in each case, in connection with the Loan Documents were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, in each case, in connection with the Loan Documents, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof)) (provided that, without limiting any other rights or remedies (whether at law or in equity), the Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within sixty (60) days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days following written demand, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). A written notice of the Agent to any Payment Recipient setting forth the date and amount of such Erroneous Payment under this clause (a) shall be conclusive, absent manifest error; and
(b)    Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)    an error may have been made (in the case of immediately preceding clauses (x) or (y)) or an error has been made (in the case of immediately preceding clause (z)) with respect to such payment, prepayment or repayment; and
(ii)    such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof and that it is so notifying the Agent pursuant to this Section 9.11(b).
(c)    Each Lender and Secured Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Agent to such Lender or Secured Party from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement; provided that, the Agent shall endeavor to give prompt notice to each Lender and Secured Party of any such setoff; provided further that, failure by Agent to provide any such notice shall not affect the validity of such setoff or result in any liability therefor.
(d)    In the event an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with the immediately preceding clause (a), from any Lender or Secured Party that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”) irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all of the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”). Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or any Erroneous Payment Subrogation Rights or other rights of the Agent in respect of an Erroneous Payment) result in the Agent becoming, or being deemed to be, a Lender hereunder or the holder of any Loans hereunder.
(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment solely comprised of funds received by the Agent or its Affiliates from or on behalf of the Borrower or any other Loan Party or from the proceeds of Collateral.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 9.11 shall survive the resignation or replacement of the Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Notwithstanding anything to the contrary herein or in any other Loan Document, no Loan Party nor any of their respective Affiliates shall have any additional obligations or liabilities directly or indirectly arising out of this Section 9.11 in respect of any Erroneous Payment (including the repayment or recovery of any amounts) and, for the avoidance of doubt, it is understood and agreed that if a Loan Party has paid principal, interest, fees or any other amounts owed pursuant to a Loan Document, nothing in this Section 9.11 shall require any such Loan Party to pay additional amounts that are duplicative of such previously paid amounts.
9.12    Defaulted Lenders. The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but none of the Lenders or Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder or under any other Loan Document) for any voting or consent rights under or with respect to any Loan Document.
ARTICLE 10
GUARANTEE
10.01    The Guarantee. Each of the Guarantors hereby jointly and severally guarantees to the Agent and the Lenders, and their successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, all fees and other amounts and Obligations from time to time owing to the Agent and the Lenders by the Borrower and each other Loan Party under this Agreement or under any other Loan Document, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Each of the Guarantors hereby further jointly and severally agrees that if the Borrower or any other Loan Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors shall promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same shall be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
10.02    Obligations Unconditional. The obligations of the Guarantors under Section 10.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower or any other Guarantor under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by all applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full), it being the intent of this Section 10.02 that the obligations of the Borrower and the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:
(a)    at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;
(c)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or
(d)    any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.
The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower or any other Guarantor under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.
10.03    Reinstatement. The obligations of the Guarantors under this Article 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
10.04    Subrogation. Each of the Guarantors hereby jointly and severally agrees that, until the payment and satisfaction in full of all Guaranteed Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made), but subject to the reinstatement provisions set forth in Section 10.03, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 10.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

10.05    Remedies. The Guarantors jointly and severally agree that, as between the Guarantors, on one hand, and the Agent and the Lenders, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Article 8 (and shall be deemed to have become automatically due and payable in the circumstances provided in Article 8) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 10.01.
10.06    Instrument for the Payment of Money. Each Guarantor and the Borrower hereby acknowledges that the guarantee in this Article 10 constitutes an instrument for the payment of money, and consents and agrees that the Agent and the Lenders, at their sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.
10.07    Continuing Guarantee. The guarantee in this Article 10 is a continuing guarantee, and shall apply to all Guaranteed Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) whenever arising.
10.08    General Limitation on Guarantee Obligations. In any Claim or Proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 10.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, the Agent, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. The guarantee in this Article 10 shall not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 678 or Section 679 of the Companies Act 2006 of the United Kingdom.
10.09 German Guarantee Limitations.
(a)    In this Section 10.09:
“German Guarantor” means any Guarantor incorporated in Germany in the form of a limited liability company (GmbH).
“HGB” means the German Commercial Code (Handelsgesetzbuch).
“Net Assets” means, in relation to any German Guarantor:
(i)    the aggregate of all asset items (Aktivposten) pursuant to section 266 para. 2 (A) to (E) HGB; less
(ii)    the aggregate of all liabilities (Passivposten) pursuant to section 266 para. 3 (B) to (E) HGB,

in each case calculated in accordance with HGB (taking into account applicable case law on the calculation of net assets pursuant to section 30 GmbHG) and accounting practices consistent with those applied in the preparation of the latest annual unconsolidated financial statements for that German Guarantor (except to the extent otherwise required by a change in law relating to the accounting principles or accounting practices), provided that:
(A)    the amount of any liabilities of that German Guarantor to any of its direct or indirect shareholders in respect of Indebtedness shall not be taken into account as liabilities to the extent such liabilities are subordinated pursuant to section 39 para. 1 no. 5 or para. 2 InsO ;
(B)    the amount of any financial liabilities incurred by that German Guarantor in wilful or negligent breach of any provision of the Loan Documents shall not be taken into account as liabilities;
(C)    the amount of any claims against a shareholder for payment of unpaid share capital (whether or not a demand for payment has been made) shall not be taken into account as an asset; and
(D)    the amount of any asset items (Aktivposten) pursuant to sections 266 para. 2 (D) and (E) HGB shall not be taken into account as asset items (Aktivposten) to the extent profits may not be distributed pursuant to section 268 para. 8 sentence 2 or 3 HGB.
“Registered Share Capital” means, in relation to a German Guarantor, its registered share capital (Stammkapital) less:
(i)    the amount of any increase of the registered share capital (Stammkapital) of that German Guarantor made after the date of this Agreement or, as the case may be, the date on which it becomes a subsequent Guarantor, that has been effected without the prior written consent of the Agent (at the Direction of the Required Lenders); and
(ii)    the amount of the registered share capital (Stammkapital) of that German Guarantor which is not paid-up (eingezahlt).
“Up-stream and/or Cross-stream Guarantee” means, in relation to any German Guarantor, any guarantee and/or indemnity under Section 10.01 or any other guarantee, indemnity or similar assurance against loss contained in any Loan Document (for the purposes of this Section 10.09, each a “Guarantee”) in each case granted by a German Guarantor if and to the extent that such guarantee is for or in respect of the obligations or liabilities of:
(A)    the Borrower or any Subsidiary that is not a direct or indirect Subsidiary of that German Guarantor; or
(B)    a direct or indirect Subsidiary of that German Guarantor if and to the extent such obligations or liabilities (including guarantees) secure obligations or liabilities of the Borrower or any Subsidiary (other than that German Guarantor) that is not a direct or indirect Subsidiary of that German Guarantor.

(b)    For the avoidance of doubt, this Section 10.09 does not apply to any guarantee which is not an Up-stream and/or Cross-stream Guarantee.
(c)    Subject to paragraph (d) or (g) of this Section 10.09, the Lenders or the Agent on behalf of the Lenders may not enforce any Up-stream and/or Cross-stream Guarantee given by any German Guarantor if and to the extent that the enforcement of that Up-stream and/or Cross-stream Guarantee would otherwise result in the Net Assets of that German Guarantor:
(i)    being lower than its Registered Share Capital; or
(ii)    (where its Net Assets are already lower than its registered share capital) being further reduced, and for this purpose the Net Assets of that German Guarantor shall be (or be deemed to be) reduced at the time of enforcement of that Up-stream and/or Cross-stream Guarantee by the amount so enforced and shall not be reduced at the time of granting of that Up-stream and/or Cross-stream Guarantee.
(d)    The restrictions in paragraph (c) of this Section 10.09 shall not apply to any Up-stream or Cross-stream Guarantee given by a German Guarantor:
(i)    to the extent the proceeds of any Loan has been on-lent (directly or indirectly) by the Borrower to that German Guarantor or any of its Subsidiaries and the amount so on-lent has not been repaid;
(ii)    for or in respect of liabilities or obligations of the Borrower or another Guarantor under or in connection with any Loan Document if:
(A)    that German Guarantor is the dominated entity under a domination agreement or the subsidiary under a profit and loss transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) but only if:
(1)    the German Guarantor will have a fully recoverable loss compensation claim (Verlustausgleichsanspruch) against the dominating or parent entity; or
(2)    the existence of that domination and/or profit and loss transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) otherwise results in section 30 para. 1 sentence 1 GmbHG not being applicable; or
(B)    that Up-stream or Cross-stream Guarantee is covered (gedeckt) by a full-value (vollwertigen) indemnity or recourse claim (within the meaning of section 30 para. 1 sentence 2 second alternative GmbHG) of that German Guarantor against its shareholder; or
(iii)    to the extent neither the granting of, nor payment under, nor failure to obtain release of, that Up-stream or Cross-stream Guarantee by that German Guarantor would cause a violation of section 30 GmbHG or result in personal liability of the managing directors of that German Guarantor, pursuant to section 43 para. 2 GmbHG.

(e)    If enforcement of any Up-stream and/or Cross-stream Guarantee against a German Guarantor is or would be limited or excluded pursuant to paragraph (c) of this Section 10.09, that German Guarantor shall use best efforts to promptly (and in any event within three months of such request) realize, to the extent permitted by law and commercially reasonable, each asset capitalized on its balance sheet with a book value that is significantly lower than its market value and which is not required for its business (betriebsnotwendig).
(f)    The restrictions in paragraph (c) of this Section 10.09 shall only apply if the relevant German Guarantor delivers to the Agent, within 15 Business Days of its receipt of a demand for payment of any Upstream or Cross-stream Guarantee under Section 10.01:
(i)    a description to what extent the guarantee granted under Section 10.01 in respect of which the demand has been made constitutes an Up-stream and/or Cross-stream Guarantee;
(ii)    its balance sheet or interim balance sheet (together with the adjustments contemplated by the definition of “Net Assets” or “Registered Share Capital”) as at the most recent calendar month end; and
(iii)    calculations as to the amount of the Up-stream and/or Cross-stream Guarantee which may be enforced pursuant to paragraph (c) of this Section 10.09 (the “Preliminary Enforceable Amount”),
(together, the “Management Determination”). The relevant German Guarantor shall, within three (3) Business Days of delivery of the Management Determination, pay to the Lenders or the Agent on behalf of the Lenders an amount which in aggregate is equal to the Preliminary Enforceable Amount.
(g)    If the Lenders or the Agent (at the Direction of the Required Lenders) on behalf of the Lenders disputes the accuracy of the Management Determination, the restrictions in paragraph (c) of this Section 10.09 shall only apply if the relevant German Guarantor obtains and delivers to the Agent, within 30 Business Days of its receipt of notice of such dispute, a report by auditors of international standing and repute appointed by it:
(i)    certifying the accuracy of that German Guarantor's balance sheet or interim balance sheet as at the most recent calendar month end; and
(ii)    including calculations as to the amount of the Up-stream and/or Cross-stream Guarantee which may be enforced pursuant to paragraph (c) of this Section 10.09 (the “Enforceable Amount”),
(together, the “Auditors' Determination”). The costs related to the Auditor's Determination shall be borne by the Borrower and the Auditor's Determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Indenture as to the matters to which it relates. The relevant German Guarantor shall, within three Business Days of delivery of the Auditor's Determination, pay the Lenders or the Agent on behalf of the Lenders an amount which in aggregate is equal to the amount by which the Enforceable Amount exceeds the Preliminary Enforceable Amount. If the Enforceable Amount is less than the Preliminary Enforceable Amount, the Lenders or the Agent on behalf of the Lenders shall, within three Business Days of demand made by the relevant German Guarantor upon or after delivery of the Auditor's Determination, repay to the relevant German Guarantor the amount of such balance if such demand is made within three months of delivery of the Auditors' Determination (Auschlussfrist).
(h)    Notwithstanding delivery of a Management Determination or Auditors' Determination, the Lenders or the Agent on behalf of the Lenders shall be entitled to enforce any Up-stream and/or Cross-stream Guarantee from time to time in accordance with, and subject to the restrictions in, the preceding paragraphs, provided that, unless otherwise agreed by that German Guarantor, no more than two Auditors' Determinations may be requested in relation to any German Guarantor in any financial year of that German Guarantor.
10.10    General Guaranty Limitations. The Guaranty does not apply to any liability to the extent that it would result in the Guaranty constituting unlawful financial assistance under any relevant laws.
ARTICLE 11
MISCELLANEOUS
11.01    No Waiver. No failure on the part of the Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
11.02    Notices.
(a)     All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) or in the other Loan Documents shall be given or made in writing (including by telecopy or email) delivered, if to the Borrower, another Loan Party, the Agent or any Lender, to its address specified on the signature pages hereto or its Guaranty Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement or therein, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication). Notwithstanding anything to the contrary in this Agreement or any other Loan Document, notices, documents, certificates and other deliverables to the Lenders by any Loan Party may be made solely to the Agent and the Agent shall promptly deliver such notices, documents, certificates and other deliverables to the Lenders.
(b)    Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by the Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication. The Agent or Borrower may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

(c)    Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website (including the Platform) shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.
11.03    Costs and Expenses. The Borrower shall pay, promptly following written demand and in accordance with the DIP Order, all reasonable and documented out-of-pocket costs and expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees and expenses of (a) Sullivan & Cromwell LLP, as legal counsel to the Deerfield Lenders (not to exceed $500,000 in the case of any such fees and expenses incurred prior to the commencement of the Chapter 11 Cases), (b) Gibson, Dunn & Crutcher LLP, as legal counsel to the Braidwell Lenders (not to exceed $500,000 in the case of any such fees and expenses incurred prior to the commencement of the Chapter 11 Cases), (c) Richards, Layton & Finger (or any single replacement counsel thereto), as Delaware legal counsel to the Lenders, (d) and any conflicts counsel or other legal counsels necessary to represent the interests of the Lenders in connection with the Chapter 11 Cases, (e) Alston & Bird, as legal counsel to the Agent, (f) Potter Anderson, as Delaware legal counsel to the Agent, (g) Shipman & Goodwin LLP, counsel for the Prepetition Trustee and (h) to the extent necessary to exercise its rights and fulfill its obligations under the Loan Documents, one legal counsel to the Agent in any applicable local jurisdiction) incurred by the Agent, the Lenders and their respective Affiliates in connection with (in each case whether incurred before or after the Closing Date):
(i)    the negotiation, preparation and administration of the Loan Documents, the Interim Order, the Final Order and the Sale Transaction;
(ii)    any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents;
(iii)    any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Agent, any Lender, the Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents, the Prepetition Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case or proceeding commenced by or against the Borrower or any other Person that may be obligated to the Agent or the Lenders by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that no Person shall be entitled to reimbursement under this clause (ii) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction);
(iv)    any attempt to enforce or prosecute any rights or remedies of the Agent or any Lender under the Loan Documents in accordance with the terms thereof, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans prior to or during the pendency of one or more Events of Default;
(v)    any work-out or restructuring of the Obligations prior to or during the pendency of one or more Events of Default;
(vi)    the obtaining of approval of the Loan Documents by the Bankruptcy Court or any other court;
(vii)    the preparation and review of pleadings, documents and reports related to the Chapter 11 Cases and any Successor Cases, attendance at meetings, court hearings or conferences related to the Chapter 11 Cases and any Successor Cases, and general monitoring of the Chapter 11 Cases and any Successor Cases and any action, arbitration or other proceeding (whether instituted by or against the Agent, any Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Agent’s Liens with respect to any Collateral), the Loan Documents, the Prepetition Loan Documents or the Obligations, including any lender liability or other claims;
(viii)    efforts to (1) monitor the Loans or any of the other Obligations, (2) evaluate, observe or assess any of the Loan Parties or their respective affairs, (3) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral or (4) settle or otherwise satisfy any taxes, charges or Liens with respect to any Collateral;
(ix)    any lien searches or request for information listing financing statements or liens filed or searches conducted to confirm receipt and due filing of financing statements and security interests in all or a portion of the Collateral; and
(x)    including, as to each of clauses (i) through (ix) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.03, all of which shall be payable by Borrower to the Agent or the Lenders, as applicable.
All amounts reimbursable by the Borrower under Section 11.03 shall constitute Obligations secured by the Collateral. The agreements in Section 11.03 shall survive the termination of the Commitments and repayment of all other Obligations. All amounts due under Section 11.03 shall be paid within five (5) Business Days of receipt by the Borrower of a reasonably detailed written invoice relating thereto. If the Borrower fails to pay when due any amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of the Borrower by the Agent in its discretion by charging any loan account(s) of the Borrower, without notice to or consent from the Borrower, and any amounts so paid shall constitute Obligations hereunder. For the avoidance of doubt, Section 11.03 shall not apply to Taxes, except any Taxes that represent fees, costs and expenses arising from any non-Tax claim.
11.04    Exculpation, Indemnification, Etc..
(a)    In no event shall any party hereto, any successor, transferee or assignee of any party hereto, or any of their respective Affiliates, directors, officers, employees, attorneys,

agents, advisors or controlling parties (each, an “Exculpated Party”) have any obligation or responsibility for (and the Loan Parties jointly and severally waive any claims they may have in respect of) any Loss, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans; provided that, nothing in this clause (a) shall relieve any Loan Party of any obligation such Loan Party may have to indemnify an Indemnified Party, as provided in clause (b) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party. Each party hereto agrees, to the fullest extent permitted by applicable Law, that it will not assert, directly or indirectly, any claim against any Exculpated Party with respect to any of the foregoing.
(b)    Each Loan Party, jointly and severally, hereby indemnifies the Agent, each Lender, each of their respective successors and permitted transferees and assigns and each of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all claims and Losses of any kind (limited to, in the case of legal counsel, the reasonable and documented (in reasonable detail) charges and disbursements of one lead counsel for the Agent, one lead counsel for all other Indemnified Parties (taken as a whole), one additional local outside counsel in each material jurisdiction or discipline in each case for the Indemnified Parties (taken as a whole) and, in the case of actual or perceived conflict of interest, one additional such set of applicable counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any Proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents (including the enforcement hereof or thereof, which shall also include the enforcement of this Section 11.04) or the Transactions or any use made or proposed to be made with the proceeds of the Loans, whether or not such Proceeding is brought by any Loan Party, any of its Subsidiaries, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article 4 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such claim or Loss is found in a final, non appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent Losses arising from any non-Tax claim.
(c)    No Loan Party shall be liable for any settlement of any Proceeding if the amount of such settlement was effected without such Loan Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with such Loan Party’s written consent or if there is a final judgment for the plaintiff in any such Proceeding, each Loan Party agrees to, jointly and severally, indemnify and hold harmless each Indemnified Person from and against any and all Loss and related expenses by reason of such settlement or judgment in accordance with the terms of clause (b) above. No Loan Party shall, without the prior written consent of the Agent (at the Direction of the Required Lenders) (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending Proceedings in respect of which indemnity could have been sought hereunder by any Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to the Agent (at the Direction of the Required Lenders) from all liability on claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person or any injunctive relief or other non-monetary remedy. Each Loan Party acknowledges that any failure to comply with the obligations under the preceding sentence may cause irreparable harm to the Agent and the other Indemnified Persons.

11.05    Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement and any other Loan Document may be modified or supplemented only by an instrument in writing signed by the Borrower, the Agent (at the Direction of the Required Lenders) and the Required Lenders; provided that:
(a)    the consent of all of the Lenders directly and adversely affected thereby shall be required to:
(i)    amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Loan Document if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans or any Commitment of any Lender, reduce the fees payable to any Lender hereunder, reduce interest rates or other amounts payable with respect to the Loans held by any Lender, extend any date fixed for payment of principal, interest or other amounts payable relating to the Loans held by any Lender or extend the repayment dates of the Loans held by any Lender;
(ii)    amend, modify, discharge, terminate or waive any Security Document if the effect is to release a material part of the Collateral subject thereto, other than pursuant to the express terms hereof or thereof;
(iii)    amend this Section 11.05 or the definition of “Required Lenders”;
(iv)    amend, restate, amend and restate, waive or otherwise modify this Agreement or any other Loan Document that provides for subordination of the Obligations or of the Liens granted under any Loan Document to any other Indebtedness or Lien, as the case may be; or
(v)    amend the definition of “Proportionate Share,” Section 2.09(c), Section 2.12(c) or any definition or other provision related to pro rata sharing of payments with respect to the application of payments or prepayments in a manner that would alter the pro rata sharing of payments required thereby or the priority of application required thereby;
(b)    if the Required Lenders and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Required Lenders and the Borrower shall be permitted to amend such provision; and
(c)    no amendment, modification, or waiver shall affect the rights, duties, benefits, privileges, protections, indemnities or immunities of, or any fees or other amounts payable to, the Agent, unless consented to and signed by the Agent.
11.06    Reserved.
11.07    Successors and Assigns.
(a)    General. The provisions of this Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns permitted hereby or thereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent (at the Direction of the Required Lenders). Any Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (i) to an assignee in accordance with the provisions of Section 11.07(b), (ii) by way of participation in accordance with the provisions of Section 11.07(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.07(h). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.07(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lender. Any Lender may at any time assign to one or more Eligible Transferees all or a portion of its rights and obligations under this Agreement (including Loans at the time owing to it) and the other Loan Documents; provided that (i) no such assignment shall be made to any Loan Party, any Affiliate of any Loan Party, any employees or directors of any Loan Party or to any natural Person at any time and (ii) no such assignment shall be made without the prior written consent of the Agent and, unless an Event of Default has occurred and is continuing or such assignment is made to a Lender, an Affiliate of a Lender or an Approved Fund, the Borrower (such consent not to be unreasonably withheld, conditioned or delayed). The assigning Lender and the assignee thereof shall execute and deliver to the Agent an Assignment and Assumption together with an administrative questionnaire with respect to the assignee Lender and such forms or certificates with respect to tax withholding matters as the assignee under such Assignment and Assumption may be required to deliver to Agent pursuant to Section 3.03. Subject to the payment by the assigning Lender of a processing and recordation fee of $3,500 (which may be waived by the Agent in its sole and absolute discretion), the receipt by the Agent of an executed Assignment and Assumption and the recording thereof by the Agent pursuant to Section 11.07(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Article 3 and Section 11.08. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 11.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.07(e).)
(c)    Reserved.
(d)    Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest or demonstrable error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(e)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Eligible Transferee (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection therewith. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender shall not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 11.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 3 (subject to the requirements and limitations therein including the requirements under Section 3.03(f) (it being understood that the documentation required under Section 3.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(b); provided that such Participant agrees to be subject to the provisions of Section 3.04 as if it were an assignee under Section 11.07(b) above. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 2.14(a) as though it were a Lender.
(f)    Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.03 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation.
(g)    Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other Obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest or demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(h)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
11.08    Survival. The obligations of the Loan Parties under Sections 5.01, 5.02(c), 5.03, Article 9, and Section 11.03, 11.04, 11.06, 11.09, 11.10, 11.11, 11.12, 11.13, 11.15 and the obligations of the Guarantors under Article 10 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the resignation or replacement of the Agent, the repayment of the Obligations and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice, herein or pursuant hereto shall survive the making of such representation and warranty.
11.09    Captions. accruing after the filing of any petition the commencement of any insolvency, reorganization or whether or not a claim for post-filing or post-petition interest is allowed in when and as the same shall become due that, in the opinion of the. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
11.10    Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile or .pdf signature) hereto or the other Loan Documents or to any other certificate, agreement or document related to any Loan Document or the Transactions, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.
11.11    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1501 and 5-1502 of the New York General Obligations Law shall apply.
11.12    Jurisdiction, Service of Process and Venue.
(a)    Submission to Jurisdiction. Each Loan Party agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 11.12(a) is for the benefit of the Agent and the Lenders only and, as a result, no Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by any applicable Law, the Lenders may take concurrent proceedings in any number of jurisdictions.
(b)    Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Agent and the Lenders to serve any process or summons in any manner permitted by any applicable Law.
(c)    Waiver of Venue, Etc. Each Loan Party irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Loan Party is or may be subject, by suit upon judgment.
11.13    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
11.14    Waiver of Immunity. To the extent that any Loan Party may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Loan Party hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.
11.15    Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements. EACH LOAN PARTY ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND SHALL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH THE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
11.16    Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.
11.17    Confidentiality. The Agent and each Lender agree to keep confidential all information provided to them by or on behalf of any Loan Party or Subsidiary pursuant to this Agreement relating to any Loan Party or Subsidiary that has not been made publicly available on “EDGAR” or is not otherwise available to the Agent or any Lender on a nonconfidential basis prior disclosure; provided that nothing herein shall prevent the Agent or any Lender from disclosing any such information (i) to the Agent, any other Lender or, subject to an agreement to comply with the provisions of this Section 11.17, any Affiliate of a Lender or any Eligible Transferee or other assignee permitted under Section 11.07(b) in connection with an actual or bona fide prospective assignment permitted under Section 11.07, (ii) subject to an agreement to comply with the provisions of this Section and the request of the Borrower, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates (collectively, its “Related Parties”) subject to an agreement to comply with the provisions of this Section 11.17 or other customary professional confidentiality obligations, (iv) upon the request or demand of any Governmental Authority or any Regulatory Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any applicable Law; provided, however, that to the extent legally permissible, such party shall give the Borrower prompt written notice of such requirement and shall reasonably cooperate (at Borrower’s sole cost) with Borrower’s attempts to limit any such disclosure, (vi) if required to do so in connection with any litigation or similar proceeding; provided, however, that to the extent legally permissible, such party shall give the Borrower prompt written notice of such requirement and shall reasonably cooperate (at Borrower’s sole cost) with Borrower’s attempts to limit any such disclosure, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 11.17), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy permitted hereunder or under any other Loan Document, (x) to the Bankruptcy Court in connection with the approval of the Transactions hereby or in connection with the Chapter 11 Cases, (xi) with the consent of the Borrower or (xii) to any other party hereto; provided, further that, unless specifically prohibited by applicable law or court order, each Lender shall, to the extent reasonably practicably, notify the Borrower of any request or demand by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information and shall reasonably cooperate (at the Borrower’s sole cost) with the Borrower’s efforts to limit any such disclosure.
11.18    No Fiduciary Relationship. The Borrower acknowledges that the Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.
11.19    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Agent and the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.
11.20    No Additional Perfection Steps Required. Upon entry of the Interim Order and pursuant to its terms, all Liens granted by Loan Parties in favor of the Agent, for the benefit of the Secured Parties, shall be valid, binding, enforceable and perfected first priority Liens in the Collateral, senior in priority to all other Liens (subject to the terms of the DIP Order), and the Agent shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office, enter into any control agreements, or to take any other action in order to validate or perfect the Liens granted by Loan Parties to the Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents or the DIP Order.
11.21    Orders Control. In the event of any inconsistency between the provisions of the DIP Order and this Agreement, the provisions of the DIP Order shall govern.
11.22    Parties including the Trustees; Bankruptcy Court Proceedings. This Agreement, the other Loan Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Loan Party, the bankruptcy estate of each Loan Party, and any trustee, other bankruptcy estate representative or any successor-in-interest of any Loan Party in the Chapter 11 Cases or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code. The Liens created by the DIP Order, this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of the Chapter 11 Cases or any other bankruptcy case of any Loan Party to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of the Chapter 11 Cases or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Agent file financing statements or otherwise perfect its Liens under applicable law.
11.23    USA PATRIOT Act. The Agent and the Lenders hereby notify the Borrower and its Subsidiaries that pursuant to the requirements of the USA Patriot Act and the Beneficial Ownership Regulation, they are required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of the Borrower and its Subsidiaries and other information that will allow such Person to identify the Borrower or such Subsidiary in accordance with the USA Patriot Act and the Beneficial Ownership Regulation.
11.24    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.
BORROWER:
NANOSTRING TECHNOLOGIES, INC.
By /s/ R. Bradley Gray
Name: R. Bradley Gray
Title: President and Chief Executive Officer
Address for Notices:
530 Fairview Avenue North
Seattle, Washington, 98109
Attention: Chief Financial Officer

With a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Rachel Strickland; Debra McElligott Sinclair; Daniel Durschlag
Email: rstrickland@willkie.com; dsinclair@willkie.com; ddurschlag@willkie.com

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GUARANTORS:
NANOSTRING TECHNOLOGIES INTERNATIONAL, INC.
By /s/ R. Bradley Gray
Name: R. Bradley Gray
Title: President

NANOSTRING TECHNOLOGIES GERMANY GMBH
By /s/ Mark Daniel
Name: Mark Daniel
Title: Joint Managing Director

NANOSTRING TECHNOLOGIES NETHERLANDS B.V.
By /s/ Mark Daniel
Name: Mark Daniel
Title: Managing Director
Address for Notices:
530 Fairview Avenue North
Seattle, Washington, 98109
Attention: Chief Financial Officer

With a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Rachel Strickland; Debra McElligott Sinclair; Daniel Durschlag
Email: rstrickland@willkie.com; dsinclair@willkie.com; ddurschlag@willkie.com
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AGENT:
WILMINGTON TRUST, NATIONAL
ASSOCIATION
By /s/ Megan Funk
Name: Megan Funk
Title: Assistant Vice President
Address for Notices:
Wilmington Trust, N.A
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Email: MFunk@WilmingtonTrust.com
With a copy to (which shall not constitute notice):
Alston & Bird LLP
    1120 South Tryon Street, Suite 300
    Charlotte, NC 28203
    Email: Antone.Little@alston.com

[SIGNATURE PAGE TO CREDIT AGREEMENT AND GUARANTY]

LENDERS:
NANOD SPECIAL SITUATIONS LLC
By: Its Investment Manager, Braidwell LP
By /s/ Manish K. Mital
Name: Manish K. Mital
Title: Chief Operating Officer & General Counsel
By /s/ Colin Bettison
Name: Colin Bettison
Title: Head of Finance & Operations

Address for Notices:
Braidwell LP
One Harbor Point, 2200 Atlantic Street, 4th Floor
Stamford, Connecticut 06902
Attn:    Manish K. Mital
Tel.:    203-694-3275
Email:    MMital@braidwell.com
With a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
One Embarcadero Center
San Francisco, CA 94111

Attn: Ryan Murr; Jin Hee Kim
Email: RMurr@gibsondunn.com;
JhKim@gibsondunn.com
[SIGNATURE PAGE TO CREDIT AGREEMENT AND GUARANTY]

BRAIDWELL PARTNERS MASTER FUND LP
By: Its Investment Manager, Braidwell LP
By /s/ Manish K. Mital
Name: Manish K. Mital
Title: Chief Operating Officer & General Counsel
By /s/ Colin Bettison
Name: Colin Bettison
Title: Head of Finance & Operations
Address for Notices:
Braidwell LP
One Harbor Point, 2200 Atlantic Street, 4th Floor
Stamford, Connecticut 06902
Attn:    Manish K. Mital
Tel.:    203-694-3275
Email:    MMital@braidwell.com
With a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
One Embarcadero Center
San Francisco, CA 94111

Attn: Ryan Murr; Jin Hee Kim
Email: RMurr@gibsondunn.com;
JhKim@gibsondunn.com

[SIGNATURE PAGE TO CREDIT AGREEMENT AND GUARANTY]

DEERFIELD PARTNERS, L.P.
By: Deerfield Mgmt, L.P., Its General Partner
By: J.E. Flynn Capital, LLC, Its General Partner
By /s/ David Clark
Name: David Clark
Title: Authorized Signatory
Address for Notices:
Deerfield Partners, L.P.
345 Park Avenue South, 11th Floor
New York, New York 10010
Email: LegalNotice@deerfield.com
With a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad St.
New York, NY 10004
Attn: Ari B. Blaut and Benjamin S. Beller
Email: blauta@sullcrom.com; bellerb@sullcrom.com

[SIGNATURE PAGE TO CREDIT AGREEMENT AND GUARANTY]